As filed with the Securities and Exchange Commission on May 7, 2025.

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Volato Group, Inc.

(Exact name of registrant as specified in its charter.)

Delaware	4522	86-2707040
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1954 Airport Road

Suite 124

Chamblee, Georgia 30341

844-399-8998

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Liotta

Chief Executive Officer

1954 Airport Road

Suite 124

Chamblee, Georgia 30341

844-399-8998

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Kate L. Bechen

Hallie D. Heath

Dykema Gossett PLLC

111 E. Kilbourn Ave., Suite 1050

Milwaukee, WI 53202

(414) 488-7300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and the selling stockholder named in this preliminary prospectus is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 7, 2025

Volato Group, Inc.

4,067,553 Shares of Common Stock

This prospectus relates to the resale from time to time of up to 4,067,553 shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of Volato Group, Inc. (“we”, “us”, “our” or the “Company”) by the selling stockholder identified herein (collectively, with any of such selling stockholder’s transferees, pledgees, assignees, distributees, donees or successors-in-interest, the “Selling Stockholder”) consisting of 4,067,553 shares of Common Stock (the “Conversion Shares”) issuable upon the conversion of (i) a 10% original issue discount senior unsecured convertible promissory note issued to the Selling Stockholder on December 4, 2024 in an aggregate original principal amount of $4,500,000 (the “First Tranche Note”) and (ii) a 10% original issue discount senior unsecured convertible promissory note to be issued to the Selling Stockholder in an aggregate original principal amount of $1,500,000, subject to the satisfaction or waiver of certain conditions, including the Company having an effective registration statement for the resale of the shares of Common Stock issuable pursuant to the Notes (as defined below) and the Company having satisfied its obligations under the previously disclosed Settlement Agreement and Stipulation entered into with Sunpeak Holdings Corporation (“Sunpeak”) that became effective on November 6, 2024 and that relates to the settlement of outstanding claims owed to Sunpeak (the “Second Tranche Note” and together with the First Tranche Note, the “Notes”), in each case, issued or issuable pursuant to the terms of that certain Securities Purchase Agreement, dated as of December 4, 2024, that we entered into with the Selling Stockholder (the “SPA”), plus all accumulated interest until its respective maturity date and redemption premium on the Notes, using the initial note conversion floor price of $1.83, assuming that each Note remains outstanding until its respective maturity date and that the redemption premium and interest on the Notes are paid in shares of Common Stock. The SPA also provides for the issuance of additional 10% original issue discount senior unsecured convertible promissory notes in an aggregate original principal amount of $30,000,000 (together with the Notes, the “SPA Notes”), which shares of Common Stock issuable upon the conversion thereof are not being included in this prospectus. All securities acquired by the Selling Stockholder pursuant to the terms of the SPA will be, and the First Tranche Note was, acquired in private transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). For additional information regarding the SPA, the SPA Notes and the Conversion Shares, see “Prospectus Summary – The Selling Stockholder Transactions”.

Our registration of the Common Stock covered by this prospectus does not mean that the Selling Stockholder will offer or sell any of the Conversion Shares. We will not receive any proceeds from the resale of the Conversion Shares by the Selling Stockholder in this offering. However, we received $4,050,000 in aggregate gross proceeds in connection with the issuance and sale of the First Tranche Note and we will receive an additional $1,350,000 in aggregate gross proceeds in connection with the issuance and sale of the Second Tranche Note (in each case, after giving effect to the 10% original issue discount for such Notes). We used the net proceeds from the sale of the First Tranche Note and intend to use the net proceeds from the sale of the Second Tranche Note for general corporate and working capital purposes. Our management will have broad discretion in the application of such proceeds. All selling and other expenses incurred by the Selling Stockholder will be paid by the Selling Stockholder, except for certain legal fees and expenses, which will be paid by us. The Selling Stockholder may sell, transfer or otherwise dispose of any or all of the Conversion Shares offered by this prospectus from time to time on the NYSE American LLC (“NYSE American”) or any other stock exchange, market, or trading facility on which the shares of Common Stock are traded, or in private transactions. The Conversion Shares may be offered and sold or otherwise disposed of by the Selling Stockholder at fixed prices, market prices prevailing at the time of sale, prices related to prevailing market prices, or privately negotiated prices. Refer to the section entitled “Plan of Distribution” for more information regarding how the Selling Stockholder may offer, sell, or dispose of its Conversion Shares. We will bear all fees and expenses incident to our obligation to register the Conversion Shares.

Our Common Stock is traded on the NYSE American under the symbol “SOAR”. On May 6, 2025, the last reported sale price of our Common Stock on the NYSE American was $2.41 per share. On February 24, 2025, we effected a 1-for-25 reverse stock split of our Common Stock. Unless otherwise indicated, all share and per-share amounts in this prospectus have been adjusted to give effect to the 1-for-25 reverse stock split.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our Common Stock involves risks. Before buying any shares of Common Stock, you should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus and in the documents incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the year ending December 31, 2024.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2025

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Stockholder may, from time to time, offer and sell or otherwise dispose of the shares of our Common Stock covered by this prospectus. We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part. The prospectus supplement or post-effective amendment may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. The registration statement we filed with the SEC, of which this prospectus forms a part, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, any post-effective amendment, and any applicable prospectus supplement and the related exhibits filed with the SEC before making your investment decision. The registration statement and the exhibits can be obtained from the SEC, as indicated under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus. Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholder take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither we nor the Selling Stockholder are making an offer to sell our Common Stock in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information appearing in this prospectus any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read the entirety of this prospectus before making an investment decision.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus forms a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information you should consider before investing in our shares of Common Stock. Before deciding to invest in our shares of Common Stock, you should read this entire prospectus carefully, including the section of this prospectus entitled “Risk Factors” beginning on page 9 and under similar headings in the other documents that are incorporated by reference into this prospectus. As used in this prospectus, unless the context requires otherwise, the terms “Company,” “Volato,” “we,” “our” and “us” refer to Volato Group, Inc. and its consolidated subsidiaries.

Company Overview

The Company initially operated under the name Aerago, Inc., which was formed on January 7, 2021, in the State of Georgia. On August 31, 2021, Aerago, Inc. filed an amendment to its Articles of Incorporation to change its name to Volato, Inc. On December 1, 2023, the Company consummated a business combination transaction (the “Business Combination”) pursuant to a business combination agreement (the “Business Combination Agreement”), dated August 1, 2023 between the Company, PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of the Company (“Merger Sub”), and Volato, Inc. Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Volato, Inc., with Volato, Inc. surviving the merger as a wholly-owned subsidiary of the Company. In connection with the consummation of the Business Combination, the Company changed its name from “PROOF Acquisition Corp I” to “Volato Group, Inc.”

Volato is an aviation company advancing the industry with innovative solutions in aviation software and on-demand flight access. Historically, we generated revenue through our aircraft ownership program. This program was a focused commercial strategy including deposit products, charter flights, and aircraft management services. Our aviation experience led to the development of our proprietary software. Mission Control drives efficiency across operations and supports operators in managing fractional ownership, charter, and other services. We also have a new patent-pending technology that advances how aircraft generate revenue by repurposing underutilized aircraft resources for cryptocurrency mining. With a commitment to advanced technology and customer-focused solutions, we are building scalable tools to elevate service quality and operational effectiveness in private aviation.

In September 2024, we announced an agreement with flyExclusive, Inc. (“flyExclusive”) to transition the management of our aircraft ownership program fleet operations to flyExclusive. Our management expects that this arrangement will provide substantial cost savings to the Company and allow us to focus on high-growth areas, such as aircraft sales and proprietary software. We will continue to take delivery of new aircraft, including three Gulfstream G280s in 2025. This arrangement is intended to allow the Company to benefit from the margins on aircraft sales without the burden of operational costs, while also generating revenue from our proprietary software.

The Selling Stockholder Transactions

On December 4, 2024, we entered into the SPA and certain related transaction documents described below with the Selling Stockholder. In accordance with the SPA, the Company agreed to issue the SPA Notes in an aggregate original principal amount of up to $36,000,000, which SPA Notes will be convertible into shares of Common Stock. On the same day, we issued the First Tranche Note to the Selling Stockholder in an aggregate principal amount of $4,500,000 at the initial closing (the “Initial Closing”) for a purchase price of $4,050,000, representing an original issue discount of ten percent (10%), and which matures on December 4, 2025. Following the Initial Closing, an aggregate principal amount of $31,500,000 of Notes is available to be issued under the SPA. Pursuant to the SPA, the Company has agreed to issue the Second Tranche Note following the satisfaction or waiver of certain conditions, including the registration statement of which this prospectus forms a part being declared effective and the Company having satisfied its obligations under the previously disclosed Settlement Agreement and Stipulation entered into with Sunpeak. The Company intends to satisfy such condition prior to the issuance of the Second Tranche Note. Under the Settlement Agreement and Stipulation, Sunpeak agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling approximately $4.7 million (the “Claims”), and to thereafter exchange such Claims for a settlement amount payable in shares of Common Stock. Instead of certain of the Claims being resolved under the Settlement Agreement and Stipulation, the Company satisfied a $1.2 million portion of the Claims directly with the applicable vendor through cash payments made in the first quarter of 2025, in lieu of being satisfied under the terms of the Settlement Agreement and Stipulation. The Company expects that its remaining obligations under the Settlement Agreement and Stipulation will be satisfied in full no later than December 31, 2025.

1

Any additional SPA Notes will be in aggregate principal amounts agreed to by the Company and the Selling Stockholder; provided, however, that no additional SPA Note will be in an amount in excess of $4,000,000, unless otherwise mutually agreed to by the Company and Selling Stockholder. Further, no additional SPA Notes will be issued at any time when the aggregate principal balance outstanding on all previously issued SPA Notes is greater than $2,000,000. It is also a condition to closing on any additional SPA Notes that during the twenty (20) trading days immediately preceding the most recent additional closing, a minimum of $500,000 in shares of Common Stock has been traded and the daily “VWAP” of the Common Stock is greater than the “Conversion Price” described below. “VWAP” is defined as the daily volume weighted average price of the Common Stock for a trading day on NYSE American (or such other market on which the Company’s Common Stock is listed) during regular trading hours as reported by Bloomberg L.P. Each additional SPA Note will mature twelve (12) months after the issuance date of such additional SPA Note.

The number of shares of Common Stock issuable upon conversion of any SPA Note will be determined by dividing (x) the portion of the principal, interest, or other amounts outstanding under such SPA Note to be converted by (y) the Conversion Price. The Conversion Price of the First Tranche Note was initially $0.3660 per share, which was adjusted to $9.15 pursuant to the 1-for -25 reverse stock split effected by the Company on February 24, 2025 (the “Fixed Price”). Beginning on the three (3) month anniversary of the issuance date of each SPA Note, and on the same day of each third month thereafter (each, a “Fixed Price Reset Date”), the Conversion Price will be reduced to the lower of (i) the then-effective Conversion Price or (ii) 90% of the lowest daily VWAP during the ten (10) consecutive trading days immediately prior to such Fixed Price Reset Date (the “Variable Price”), provided that the Conversion Price cannot be lower than the Floor Price (as defined in the SPA Notes) then in effect. Accordingly, the Conversion Price of the First Tranche Note was reset to $1.91 as of March 4, 2025. Further, subject to the rules of the NYSE American LLC, or any successor thereto, the Company may at any time any Notes remain outstanding, reduce the then current Conversion Price of any such Notes to any amount and for any period of time deemed appropriate by the Board.

Additionally, on any trading day on which the aggregate trading value of the Common Stock (as reported on Bloomberg) is equal to or greater than $250,000 between 4:30 a.m. and 11:00 a.m. eastern time, the Conversion Price on such trading day (and only for such trading day) will be reduced to the lowest of (i) the Variable Price, (ii) the lowest price traded on such trading day until 11:00 a.m. eastern time, subject to the Floor Price then in effect or (iii) the then-effective Conversion Price. Upon the occurrence of an Event of Default (as defined in the SPA Notes), with respect to any Event of Default, the Event of Default Conversion Price (as defined in the SPA Notes) will be the lower of (i) the then effective Conversion Price or (ii) 85% of the lowest daily VWAP during the ten (10) consecutive trading days immediately prior to the date that the Selling Stockholder delivers a conversion notice any time after the occurrence of an Event of Default or an Event of Default Redemption Notice (as defined in the SPA Notes), as applicable, subject to the Floor Price.

The initial Floor Price for the First Tranche Note was $0.073 per share, which was adjusted to $1.83 pursuant to the 1-for-25 reverse stock split effected by the Company on February 24, 2025. However, beginning on the six (6) month anniversary of a SPA Note’s issuance, and on the same day of every six (6) months thereafter (each, a “Floor Price Reset Date”), the Floor Price will be reduced to 20% of the average VWAP during the five (5) trading days immediately prior to such Floor Price Reset Date. Additionally, the Company may reduce the Floor Price to any amount set forth in a written notice to the SPA Note holder, provided that any such reduction will be irrevocable and will not be subject to increase thereafter.

Interest on the outstanding principal balance of each SPA Note will accrue at an annual rate equal to 4.0% (the “Interest Rate”) and interest may be paid in cash or shares of Common Stock. Each SPA Note will contain customary events of default and the Interest Rate will increase to an annual rate of 18.0% upon the occurrence of an Event of Default.

Aggregate sales pursuant to the SPA would result in significant dilution to existing stockholders, reducing their collective ownership percentage from 100% to approximately 7% of the outstanding shares of Common Stock assuming no other changes in the capital structure. As of April 29, 2025, the maximum number of shares of Common Stock issuable upon conversion of all the SPA Notes issued or issuable pursuant to the SPA is 24,405,324 shares, assuming that all the SPA Notes remain outstanding until their respective maturity date and that the Payment Premium (as defined in the SPA Notes) and interest on the SPA Notes are paid in shares of Common Stock, using the Floor Price, subject to adjustments. However, a SPA Note holder will not have the right to convert any portion of a SPA Note (including the First Tranche Note and Second Tranche Note), to the extent that, after giving effect to such conversion, the holder (together with certain of its affiliates and other related parties) would beneficially own in excess of 4.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion (the “Beneficial Ownership Limitation”) and such maximum number of shares may increase or decrease due to, including but not limited to, (i) changes in the amount of principal, interest, or other amounts outstanding under the SPA Notes; (ii) a reduction of the Conversion Price on a Fixed Price Reset Date; (iii) a reduction of the Conversion Price on a trading day on which the aggregate trading value of the shares of Common Stock (as reported by Bloomberg) is equal to or greater than $250,000; (iv) a reduction of the Conversion Price as a result of an Event of Default; (v) a reduction of the Conversion Price as a result of a Dilutive Issuance (as defined below); or (vi) a reduction of the Floor Price on a Floor Price Reset Date. Furthermore, in no case will the Company issue shares of Common Stock in excess of the then-authorized number of shares of Common Stock that the Company is authorized to issue pursuant to its Certificate of Incorporation. In this regard, the SPA only requires that the Company have authorized and reserved a sufficient number of shares of Common Stock that would be issuable upon the conversion of any SPA Notes then outstanding. If necessary, the Company will seek separate stockholder approval of an additional increase to the number of authorized shares of Common Stock that the Company may issue prior to closing on additional SPA Notes that would be convertible into a number of shares of Common Stock in excess of the amount of shares that the Company is then authorized to issue.

A SPA Note holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the shares of Common Stock outstanding immediately after giving effect to such conversion. Any increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. A SPA Note holder may waive any beneficial ownership limitation, only as to itself, upon at least sixty-one (61) days prior notice.

If, any time after the issuance date of a SPA Note, and from time to time thereafter, an “Amortization Event” occurs, then the Company will be required to make monthly payments beginning on the seventh (7th) trading day after the Amortization Event Date (as defined in the Notes) and continuing on the same day of each successive calendar month until the entire outstanding principal amount of any outstanding SPA Notes is repaid. Each such monthly payment will be in an amount equal to the sum of (i) one sixth of the aggregate principal amount outstanding for all SPA Notes (the “Amortization Principal Amount”), plus (ii) 20% of such Amortization Principal Amount, and (iii) accrued and unpaid interest as of each payment date. An “Amortization Event” is defined in the SPA Notes as (i) the daily VWAP being less than the Floor Price then in effect for three (3) trading days during a period of five (5) consecutive trading days, (ii) the Company’s failure to obtain stockholder approval within seventy-five (75) days after the date of the First Tranche Note, or (iii) the Company being in material breach of the Registration Rights Agreement (described below), and such breach remains uncured for a period of twenty (20) trading days, or the occurrence of certain events set forth in the Registration Rights Agreement. The obligation of the Company to make monthly payments related to an Amortization Event will cease upon cure of the Amortization Event, pursuant to the terms of the SPA Notes.

2

At any time any SPA Notes remain outstanding, the Company is prohibited from effecting, entering into an agreement to effect, or announcing, any issuance, offer, sale, grant of any option or right to purchase, or other disposal of any equity security or any equity-linked or related security, any stock or securities directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock (“Convertible Securities”), preferred stock or repurchase rights involving a “Variable Rate Transaction” without the written consent of the Selling Stockholder in its sole discretion. “Variable Rate Transaction” means a transaction in which the Company or any subsidiary of the Company (i) issues or sells any Convertible Securities either (A) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of Common Stock at any time after the initial issuance of such Convertible Securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such Convertible Securities or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock, other than pursuant to a customary “weighted average” anti-dilution provision or (ii) enters into any agreement (including, without limitation, an equity line of credit or an “at-the-market” offering) whereby the Company or any subsidiary of the Company may sell securities at a future determined price (other than standard and customary “preemptive” or “participation” rights). The Selling Stockholder is entitled to obtain injunctive relief against the Company and its Subsidiaries to preclude any such issuances, which remedy shall be in addition to any right to collect damages. The restrictions contemplated in this paragraph shall not apply to any issuance of securities pursuant to any equity lines of credit or similar arrangement or transactions between the Company and the Selling Stockholder.

Further, at any time any SPA Notes remain outstanding, the Company is prohibited from effecting or entering into an agreement to effect an issuance or sale of shares of Common Stock (other than in connection with the SPA or a standby equity purchase agreement that may be entered into by and between the Company and the Selling Stockholder), or Convertible Securities, for a consideration per share less than a price equal to the Fixed Price in effect immediately prior to such issue or sale (a “Dilutive Issuance”), if the effect of such Dilutive Issuance is to cause the Company to be required to issue, upon conversion of any SPA Notes, any shares of Common Stock in excess of the number of shares of Common Stock which the Company may issue upon conversion of the SPA Notes without breaching the Company’s obligations under the rules or regulations of the NYSE American.

3

Pursuant to the terms of the SPA, the Company is required to hold a meeting of stockholders of the Company (the “Stockholder Meeting”) seeking approval of the issuance of all of the shares of Common Stock that may be issuable pursuant to the SPA Notes in compliance with the rules and regulations of the NYSE American (the “Stockholder Approval”). The Company has provided each stockholder entitled to vote at a meeting of stockholders of the Company a proxy statement, in each case, in a form reasonably acceptable to the Selling Stockholder and its counsel, at the expense of the Company, with the Company obligated to reimburse the expenses of Selling Stockholder’s counsel incurred in connection therewith. On April 15, 2025, the Company convened its Stockholder Meeting. A total of 502,595 shares of Common Stock, representing approximately 26.44% of the shares outstanding and entitled to vote, were represented in person or by valid proxies at the Stockholder Meeting. As a result, the Company did not achieve a quorum and no business was conducted at the Stockholder Meeting. On May 6, 2025, the Company reconvened the Special Meeting and did not achieve a quorum. Since, despite the Company’s reasonable best efforts, Stockholder Approval was not obtained at the reconvened Stockholder Meeting, the Company has further adjourned and will reconvene the Stockholder Meeting. The Company must adjourn and reconvene the Stockholder Meeting at least as often as every thirty (30) calendar days until the Stockholder Approval is obtained.

The SPA also limits the total cumulative number of shares of Common Stock that may be issued to the Selling Stockholder under the SPA Notes (inclusive of the First Tranche Note and Second Tranche Note), the SPA, and any other transaction documents to 19.99% of the number of shares of Company Common Stock issued and outstanding (the “Exchange Cap”) pursuant to the requirements of Section 713 of the NYSE American Company Guide or other applicable rules of the principal market on which the Company’s securities are listed, except that such limitation will not apply following the Company’s receipt of Stockholder Approval. The Exchange Cap is calculated based on the number of shares of Company Common Stock issued and outstanding as of the date of the SPA, which number will be reduced, on a share-for-share basis, by the number of shares of Company Common Stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the SPA under the applicable rules of NYSE American. Prior to the Company’s receipt of Stockholder Approval of the issuance of shares of Common Stock issuable in excess of the Exchange Cap, the Selling Stockholder may not convert any SPA Note into shares of Common Stock to the extent that as a result of such conversion, the number of shares of Common Stock to be issued would exceed 19.99% of the total number of shares of Common Stock outstanding. The Company filed a definitive proxy statement with the SEC to seek the Stockholder Approval at a special meeting of stockholders, which is currently scheduled to be held on April 15, 2025.

In connection with the Initial Closing, the parties entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which the Company agreed to file the registration statement of which this prospectus forms a part within 30 days of such closing. The Company agreed to use its best efforts to have this registration statement declared effective by the SEC as soon as practicable, but in no event later than the 60th calendar day following the date of the Initial Closing (the “Effectiveness Deadline”). However, in the event the Company is notified by SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline will be accelerated to the fifth business day following the date on which the Company is so notified if such date precedes the initial Effectiveness Deadline. In the event the registration statement is subject to a full SEC review, or the Company is required to update the financial statements therein, which causes the registration statement not to be declared effective by the Effectiveness Deadline, the Effectiveness Deadline will automatically be deemed to be extended for so long as necessary, provided that the Company is using its best efforts to promptly respond to and satisfy the requests of the SEC. During any such period, the Company will not be in default of satisfying the Effectiveness Deadline.

4

The SPA, Notes, and Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Among other things, the Selling Stockholder represented to the Company that it is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act). The Company offered and issued the First Tranche Note and offered and will issue any additional SPA Notes, and the shares of Common Stock issuable pursuant to the First Tranche Note and additional SPA Notes, in reliance upon the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

NYSE American Compliance

Our Common Stock is currently listed on the NYSE American under the symbol “SOAR”. On June 18, 2024, the Company received a notice from the NYSE American (the “Deficiency Letter”) advising the Company that it was not in compliance with the NYSE American continued listing standards set forth in (i) Section 1003(a)(i) of the NYSE American Company Guide (the “Company Guide”) requiring a company to have stockholders’ equity of at least $2.0 million if it has reported losses from continuing operations and/or net losses in two of its three most recent fiscal years and (ii) Section 1003(a)(ii) of the Company Guide requiring a company to have stockholders’ equity of at least $4.0 million if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years (collectively, the “Minimum Stockholders’ Equity Requirements”). On July 18, 2024, the Company submitted a plan (the “Compliance Plan”) to the NYSE American outlining certain actions the Company has taken and will take to regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025. These actions include, among others, implementing certain cost savings measures that the Company initiated during the second quarter of 2024 and entering into the SPA.

On September 5, 2024, NYSE American notified the Company that NYSE American accepted the Compliance Plan and granted the Company through December 18, 2025, to regain compliance with the Minimum Stockholders’ Equity Requirements (the “Compliance Period”). During the Compliance Period, the Company is subject to quarterly review by NYSE American to determine if the Company is making progress consistent with the Compliance Plan. If the Company does not regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025, or if the Company does not make sufficient progress consistent with its Compliance Plan, then the NYSE American may initiate delisting proceedings to delist the Company’s Common Stock from the NYSE American.

The Company is committed to regaining compliance with the Minimum Stockholders’ Equity Requirements. Although the Company believes it will be able to achieve compliance with the Minimum Stockholders’ Equity Requirements, there can be no assurance that the Company will be able to regain compliance with such requirements or maintain compliance with any other listing requirements within the time frame required by NYSE American or at all. If NYSE American determines that the Company fails to meet the continued listing standards of NYSE American, the Company’s Common Stock may be delisted from NYSE American.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those described in the section entitled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, financial condition, and results of operations. Such risks include, but are not limited to, the following:

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Risks Related to Our Business and Industry

●	We have a limited operating history and history of net losses and may continue to experience net losses in the future.

●	Significant reliance on HondaJet and Gulfstream aircraft and parts poses risks to our business and prospects.

●	If we are not able to successfully enter into new markets and services and enhance our existing products and services, our business, financial condition, and results of operations could be adversely affected.

●	We are exposed to the risk of a decrease in demand for private aviation services.

●	We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.

●	The supply of pilots to the aviation industry is limited and may negatively affect our operations and financial condition.

●	Some of our business may become dependent on third-party operators to provide flights for our customers. If third-party operators’ flights, which are required to serve a substantial portion of our business, are not available or do not perform adequately, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

●	Our business is affected by factors beyond our control including: air traffic congestion at airports; airport slot restrictions; air traffic control inefficiencies; natural disasters; adverse weather conditions, such as hurricanes or blizzards; increased and changing security measures; changing regulatory and governmental requirements; new or changing travel-related taxes; or the outbreak of disease; any of which could have a material adverse effect on our business, results of operations, and financial condition.

●	Our business is primarily focused on certain targeted geographic markets, making us vulnerable to risks associated with having geographically concentrated operations.

●	The operation of aircraft is subject to various risks, and failure to maintain an acceptable safety record may have an adverse impact on our ability to obtain and retain customers.

●	We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues, and harm to our reputation.

●	We will rely on third parties maintaining open marketplaces to distribute our mobile and web applications and we currently rely on third parties to provide the software we use in certain of our products and services, including the provision of our flight management system. If these third parties interfere with the distribution of our products or services, with our use of the software, or with the interoperability of our platform with the software, our business would be adversely affected.

Risks Related to Legal and Regulatory Matters

●	We are subject to significant governmental regulation.

●	We may become involved in litigation that may materially adversely affect us.

●	The issuance of operating restrictions applicable to one of the fleet types we operate could have a material adverse effect on our business, results of operations, and financial condition.

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Risks Related to Our Contractual Obligations

●	Our obligations in connection with our contractual obligations, including long-term leases and debt financing obligations, could impair our liquidity and thereby harm our business, results of operations, and financial condition.

●	Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.

Risks Related to Ownership of Our Securities and Being a Public Company

●	If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of the Common Stock.

●	Sales of Common Stock, or the perception of such sales, by us pursuant to this prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline.

●	If we are unable to comply with the continued listing requirements of the NYSE American, including satisfying the obligations set forth in the Deficiency Letter with respect to our stockholders’ equity being below the NYSE American’s minimum level, then our common stock will be delisted from the NYSE American.

●	If you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution. You may also experience future dilution as a result of any future equity offerings.

●	We have broad discretion in the use of the net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Risks Related to This Offering

●	Unless we obtain the Stockholder Approval, the Notes cannot be converted into shares of Common Stock in excess of the Exchange Cap.

●	The Selling Stockholder may choose to sell the Conversion Shares at prices below the current market price of our Common Stock.

●	Investors who buy shares at different times may pay different prices.

●	Resales of our shares of Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

●	Stockholders may experience dilution of their ownership interest due to the issuance of additional shares of Common Stock upon the conversion of the Notes, especially since the Notes have fluctuating conversion rates that are set at a discount to market prices of our shares of Common Stock during the period immediately following conversion.

●	We will have broad discretion as to the proceeds that we receive from the sale of the Notes under the SPA, and we may not use the proceeds effectively.

●	Neither we nor the Selling Stockholder have authorized any other party to provide you with information concerning us or this offering.

Corporate Information

Our business mailing address is 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341 and our telephone number is 844-399-8998. We also maintain a website at flyvolato.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You should not rely on any such information in making the decision of whether to purchase our securities.

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THE OFFERING

Terms of the offering	The Selling Stockholder and any of its pledgees, assignees and successors-in-interest will determine when and how it sells the Conversion Shares offered in this prospectus and may, from time to time, sell any or all of its shares covered hereby on the NYSE American or any other stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions. These sales may be at fixed or negotiated prices. See “Plan of Distribution.”

Common Stock offered by Selling Stockholder	Up to 4,067,553 shares of Common Stock.

Common Stock outstanding prior to this offering	1,900,893 shares of Common Stock (as of April 29, 2025).

Common Stock to be outstanding after this offering	5,968,446 shares of Common Stock, assuming the sale of all of the Conversion Shares.

Use of proceeds

The Selling Stockholder will receive all of the proceeds from the sale of the Conversion Shares offered for sale by it under this prospectus. We will not receive any proceeds from the sale of the Conversion Shares offered by the Selling Stockholder.

We received $4,050,000 in aggregate gross proceeds in connection with the issuance and sale of the First Tranche Note and we will receive an additional $1,350,000 in aggregate gross proceeds in connection with the issuance and sale of the Second Tranche Note (in each case, after giving effect to the 10% original issue discount for such Notes). We used the net proceeds from the sale of the First Tranche Note and intend to use the net proceeds from the sale of the Second Tranche Note for general corporate and working capital purposes. Our management will have broad discretion in the application of such proceeds.

For more information, see “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Market for the Common Stock	Our Common Stock is traded on the NYSE American under the symbol “SOAR”.

The number of shares of our Common Stock to be outstanding upon completion of this offering is based on 1,900,893 shares of our Common Stock outstanding as of April 29, 2025 and excludes:

●	20,500 shares of Common Stock issuable upon exercise of options outstanding as of April 29, 2025;

●	235,628 shares of Common Stock available for future issuance under the Company’s 2023 Stock Incentive Plan as of April 29, 2025;

●	552,000 shares of Common Stock issuable upon the exercise of public warrants as of April 29, 2025; and

●	609,040 shares of Common Stock issuable upon the exercise of private placement warrants as of April 29, 2025.

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks described under the heading “Risk Factors” in this prospectus before making an investment decision. Our business, financial condition, or results of operations could be harmed by any of these risks. As a result, you could lose some or all of your investment in our Common Stock. The risks and uncertainties described in this prospectus are not the only ones we face. Additional risks not currently known to us or that we do not presently consider significant may also impair our business operations. Certain statements in this prospectus are forward-looking statements. You should read the explanation of the qualifications and limitations on such forward-looking statements discussed under “Cautionary Note Regarding Forward-Looking Statements” in this prospectus. For additional information, see “Where You Can Find More Information.”

Risks Related to Our Limited Operating History, Business and Industry

We have a limited operating history and history of net losses, and may continue to experience net losses in the future.

You should consider our business and prospects in light of the risks, expenses, and difficulties encountered by companies in their early stage of development. We launched our business through Volato, Inc. on January 7, 2021. Accordingly, we have limited operating history upon which to base an evaluation of our business and prospects. The Company’s current and proposed operations are subject to all business risks associated with newer enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its markets, difficulty in managing its growth and the entry of competitors into the market.

We have experienced significant net losses since our inception and, given our limited operating history, we may experience continuing net losses for the foreseeable future and may never become profitable (as determined by U.S. Generally Accepted Accounting Principles (“GAAP”) or otherwise). We may not accurately anticipate how quickly we might use our funds and whether such funds are sufficient to bring the business to profitability and pay our liabilities. Even if we achieve profitability, we cannot be certain that we will be able to sustain or increase profitability. To achieve and sustain profitability, we must accomplish numerous objectives, including broadening and stabilizing our sources of revenue and increasing the number of customers that utilize our service. Accomplishing these objectives may require significant capital investments. We cannot assure you that we will be able to achieve these objectives.

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The Company may not be able to continue to operate its business if it is not successful in securing additional sources of capital and, as a result, may not be able to continue as a going concern.

The Company is dependent on funds from its operations, proceeds from its financing arrangements and additional fundraising in order to sustain its ongoing operations. The Company has suffered recurring losses from operations and has a significant accumulated deficit. As a result of these recurring losses from operations, negative cash flows from operating activities and the need for additional capital there is substantial doubt of the Company’s ability to continue as a going concern. Therefore, our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern in its report on the Company’s audited financial statements for the year ended December 31, 2024. The financial statements have been prepared in accordance with GAAP, which contemplate that the Company will continue to operate as a going concern. The Company’s financial statements do not contain any adjustments that might result if it is unable to continue as a going concern. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If the Company is unable to obtain sufficient amounts of additional capital, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition and operating results. In such circumstances, the Company may have to significantly reduce its operations or delay, scale back or discontinue the development of one or more of its products, seek alternative financing arrangements, declare bankruptcy or terminate its operations entirely.

Significant reliance on Gulfstream aircraft and parts poses risks to our business and prospects.

As part of our business strategy, we have historically flown HondaJet aircraft, manufactured by Honda Aircraft Company (“Honda”). The purchase agreement between the Company and Honda was terminated on September 10, 2024. We expect to take delivery of and sell Gulfstream aircraft, manufactured by Gulfstream Aerospace, LP (“Gulfstream”). If Gulfstream experiences interruptions or disruptions in production or provision of services due to, for example, bankruptcy, natural disasters, labor strikes, or disruption of their supply chain, we may experience a significant delay in the delivery of or fail to receive previously ordered aircraft and parts, which would adversely affect our revenue and results of operations and could jeopardize our ability to meet the demands of our customers.

If we cannot internally or externally finance our aircraft or generate sufficient funds to make payments to external financing sources, we may not succeed.

As is customary in the aviation industry, we are reliant on external financing for the acquisition of aircraft and we are likely to need additional financing in the future in order to acquire aircraft. If we are unable to generate sufficient revenue or other funding to make payments on these financing arrangements, the lender may default us under the financing arrangement, which would have a material adverse effect on our business and reputation. Furthermore, if we do not have access to external financing for future aircraft, for whatever reason, including reasons relating to our business or prospects or the broader economy, we may not be in a position to grow and/or operate as a going concern.

We may not be able to successfully implement our growth strategies.

Our growth strategies include, among other things, attracting new customers and retaining existing customers, expanding our addressable market by opening up private aviation to customers that have not historically used private aviation services, expanding into new markets and developing adjacent businesses. We face numerous challenges in implementing our growth strategies, including our ability to execute on market, business, product/service and geographic expansions. For example, our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of employees. These difficulties may result in the erosion of our brand image, divert the attention of our management and key employees, and impact our financial and operational results

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Our strategies for growth are dependent on, among other things, our ability to expand existing products and services and launch new products and services. Although we may devote significant financial and other resources to the expansion of our products and service offerings, our efforts may not be commercially successful or achieve the desired results. Our financial results and our ability to maintain or improve our competitive position will depend on our ability to effectively gauge the direction of our key marketplaces and successfully identify, develop, market, and sell new or improved products and services in these changing marketplaces. Our inability to successfully implement our growth strategies could have a material adverse effect on our business, financial condition, and results of operations and any assumptions underlying estimates of expected cost savings or expected revenues may be inaccurate.

Our growth also depends in part on our ability to successfully enter new markets and offer new services and products. Significant changes to our existing geographic coverage or the introduction of new and unproven markets may require us to obtain and maintain applicable permits, authorizations, or other regulatory approvals. Developing and launching new or expanded locations involves significant risks and uncertainties, including risks related to the reception of such locations by existing and potential future customers, increases in operational complexity, unanticipated delays or challenges in implementing such new locations or enhancements, increased strain on our operational and internal resources (including an impairment of our ability to accurately forecast customer demand), and negative publicity in the event such new or enhanced locations are perceived to be unsuccessful. Significant new initiatives may result in operational challenges affecting our business. In addition, developing and launching new or expanded service offerings may involve significant upfront investment, such as additional marketing, and such expenditures may not generate a return on investment. Any of the foregoing risks and challenges could negatively impact our ability to attract and retain customers. If these new or expanded service offerings are unsuccessful or fail to attract a sufficient number of customers to be profitable, our business, financial condition, and results of operations could be adversely affected.

We are exposed to the risk of a decrease in demand for private aviation services.

Our business is concentrated on private aviation services, which are vulnerable to changes in consumer preferences, discretionary spending, and other market changes impacting luxury goods and discretionary purchases. In addition, demand for private aviation services may be significantly and adversely impacted by factors affecting air travel generally, such as adverse weather changes, the occurrence of geopolitical events such as war, such as the current conflicts in Ukraine, terrorism, civil unrest, political instability, market volatility, environmental or climatic factors, natural disaster, pandemic or epidemic outbreak, public health crisis and general economic conditions. The global economy has in the past, and may in the future, experience recessionary periods and periods of economic instability such as the business disruption and related financial impact resulting from the global COVID-19 health crisis. During such periods, our current and future users may choose not to make discretionary purchases or may reduce overall spending on discretionary purchases. These changes could result in reduced consumer demand for air transportation, including our private aviation services, or could shift demand from our private aviation services to other methods of air or ground transportation for which we do not offer a competing service.

Any of these factors that cause the demand for private aviation services to decline may also result in delays that could reduce the attractiveness of private air charter travel versus other means of transportation, particularly for shorter distance travel. Delays could frustrate passengers, affecting our reputation and potentially reducing demand for our services as a result of flight cancellations and increased costs. We may also experience decreased demand, as well as a loss of reputation, in the event of an accident involving one of its aircraft or an aircraft booked through our platform or any actual or alleged misuse of its platform or aircraft by customers in violation of law. Any of the foregoing circumstances or events which reduced the demand for private jet charters could negatively impact the Company’s ability to establish its business and achieve profitability. If we are unable to generate demand or there is a future shift in consumer spending away from private aviation services, our business, financial condition, and results of operations could be adversely affected.

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We may require substantial additional funding to finance our operations, but adequate additional financing may not be available when we need it, on commercially acceptable terms, or at all.

Our operations are capital intensive, and we require sufficient liquidity levels for our operations and strategic growth plans. We have financed our operations and capital expenditures primarily through private financing rounds, credit agreements, convertible debt, and through financing of aircraft pre-delivery payment obligations. In the future, we expect to need to raise additional capital through public or private financing or other arrangements. This financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Numerous factors may affect our ability to obtain financing or access the capital markets in the future on terms attractive to us, including our liquidity, operating cash flows, and the timing of capital requirements, credit status and any credit ratings assigned to us, market conditions in the private aviation industry, U.S. and global economic conditions, and conditions in the capital markets generally, and the availability of our assets as collateral for future financings. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or profitability. If we cannot raise funds on commercially acceptable terms, we may not be able to grow our business or respond to competitive pressures and our business, results of operations, and financial condition could be materially adversely affected.

The loss of key personnel upon whom we depend on to operate our business or the inability to attract additional qualified personnel could adversely affect our business.

We believe that our future success will depend in large part on our ability to retain or attract highly qualified management, and technical and other personnel. We may not be successful in retaining key personnel or in attracting other highly qualified personnel. Any inability to retain or attract significant numbers of qualified management and other personnel would have a material adverse effect on our business, results of operations, and financial condition.

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Federal, state, and local tax rules can adversely impact our results of operations and financial position.

We are subject to federal, state, and local taxes in the United States. Significant judgment is required in sourcing revenue among various jurisdictions, and in determining the provision for income taxes. We believe our income tax estimates are reasonable, but such estimates assume no changes in current tax rates. In addition, if the Internal Revenue Service or other taxing authority disagrees with a tax position we have taken, as to sourcing, tax rates, or otherwise, and upon final adjudication, we are required to change our position, we could incur additional tax liability, including interest and penalties. These costs and expenses could have a material adverse impact on our financial condition, results of operations, and cash flows. Additionally, the taxability of our offerings is subject to various interpretations within the taxing jurisdictions in which we operate. Consequently, in the ordinary course of business, a jurisdiction may contest our reporting positions with respect to the application of our tax code to our offerings. A conflicting position taken by a state or local taxation authority on the taxability of our offerings could result in additional tax liabilities and could negatively impact our competitive position in that jurisdiction. If we fail to comply with applicable tax laws and regulations, we could suffer civil or criminal penalties in addition to the delinquent tax assessment. To the extent our offerings are or may be determined to be taxable in a given jurisdiction, the jurisdiction may still increase the tax rate assessed on such offerings. The property and gross receipts taxation of a mobile asset business such as aviation also varies widely among U.S. jurisdictions. The Company seeks to directly or indirectly pass-through such taxes to our customers. In the event we are not able to pass-through any such taxes, our results of operations, financial condition, and cash flows could be adversely impacted.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such prior proposals have included an increase in the U.S. income tax rate applicable to corporations (such as the Company) from 21% to 28%. Congress may consider, and could include some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect the Company’s business and future profitability.

The Company may seek to expand its business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect the Company’s after-tax profitability and financial results.

In the event that the Company’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under GAAP, changes in deferred tax assets and liabilities, or changes in tax laws. Factors that could materially affect the Company’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of the Company’s business.

Additionally, the Company may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. The Company’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on the Company’s after-tax profitability and financial condition. Additionally, the Internal Revenue Service and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with the Company’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If the Company does not prevail in any such disagreements, the Company’s profitability may be affected.

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The Company’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

The Company’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “IRC”), a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three-year period. If the Company has experienced an ownership change at any time since its incorporation, the Company may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in the Company’s stock ownership, which may be outside of the Company’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit the Company’s use of accumulated state tax attributes. As a result, even if the Company earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to the Company.

Our business is dependent on third-party operators to provide flights for our customers. If third-party operators’ flights, which are required to serve a substantial portion of our business, are not available or do not perform adequately, our costs may increase and our business, financial condition, and results of operations could be adversely affected.

We rely on flyExclusive as a third-party operator to provide flights for our Vaunt product. As such, we are subject to the risk of disruptions to their operations, which has in the past and may in the future result from many of the same risk factors disclosed in this prospectus, such as the impact of adverse economic conditions and the inability of third parties to hire or retain skilled personnel, including pilots and mechanics. We expect that as competition in the private aviation market grows, the use of exclusive contractual arrangements with third-party aircraft operators, sometimes requiring volume guarantees and prepayments or deposits, may increase. This may require us to purchase or lease additional aircraft that may not be available or require us to incur significant capital or operating expenditures.

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If our efforts to continue to build our strong brand identity and achieve high customer satisfaction and loyalty are not successful, we may not be able to attract or retain customers, and our operating results may be adversely affected.

Maintaining a good reputation globally is important to our business. We must continue to build and maintain a strong brand identity for our products and services, which have expanded over time. We believe that a strong brand identity will continue to be important in attracting customers. If our efforts to promote and maintain our brand are not successful, our operating results and our ability to attract customers will be adversely affected. From time to time, our customers may express dissatisfaction with our products and services, in part due to factors that could be outside of our control, such as the timing and availability of aircraft and service interruptions driven by prevailing political, regulatory, or natural conditions. To the extent dissatisfaction with our products and services is widespread or not adequately addressed, our brand may be adversely impacted, and our ability to attract and retain customers may be adversely affected. With respect to our planned expansion into additional markets, we will also need to establish our brand, and to the extent it is not successful, our business in new markets would be adversely impacted.

Through our marketing, advertising, and communications with our customers, we set the tone for the brand as aspirational but also within reach. We strive to create high levels of customer satisfaction through the experience provided by our team and representatives. The ease and reliability of our services, including our ability to provide high-quality customer support, helps us attract and retain customers. Our ability to provide effective and timely support is largely dependent on our ability to attract and retain skilled employees who can support our customers and are sufficiently knowledgeable about our product and services. As we continue to grow our business and improve our platform, we will face challenges related to providing quality support at an increased scale. Any failure to provide efficient customer support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation, brand, business, financial condition, and results of operations.

Our reputation or brand image also could be adversely impacted by, among other things, any failure to maintain high ethical, social, and environmental sustainability practices for all of our operations and activities, our impact on the environment, public pressure from investors or policy groups to change our policies, such as movements to institute a “living wage,” customer perceptions of our advertising campaigns, sponsorship arrangements or marketing programs, customer perceptions of our use of social media, or customer perceptions of statements made by us, our employees and executives, agents or other third parties. We operate in a highly visible industry that has significant exposure to social media. Negative publicity, including as a result of misconduct by our customers, vendors, or employees, can spread rapidly through social media. Should we not respond in a timely and appropriate manner to address negative publicity, our brand and reputation may be significantly harmed. Damage to our reputation or brand image or loss of customer confidence in our services could adversely affect our business and financial results as well as require additional resources to rebuild or repair our reputation.

A delay or failure to identify and devise, invest in, and implement certain important technology, business, and other initiatives could have a material impact on our business, financial condition and results of operations.

Our business and the aircraft we operate are characterized by changing technology, introductions and enhancements of models of aircraft and services, and shifting customer demands, including technology preferences. Our future growth and financial performance will depend in part upon our ability to develop, market, and integrate new services and to accommodate the latest technological advances and customer preferences. In addition, the introduction of new technologies or services that compete with our products and services could result in our revenues decreasing over time. If we are unable to upgrade our operations or fleet with the latest technological advances in a timely manner, or at all, our business, financial condition, and results of operations could suffer.

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We rely on our information technology systems to manage numerous aspects of our business. A cyber-based attack of these systems could disrupt our ability to deliver services to our customers and could lead to increased overhead costs, decreased revenues, and harm to our reputation.

We rely on information technology networks and systems to operate and manage our business. Our information technology networks and systems process, transmit, and store personal and financial information, and proprietary information of our business, and also allow us to coordinate our business across our operation bases. Information technology systems also allow us to communicate with our employees and externally with customers, suppliers, partners, and other third parties. While we believe we take reasonable steps to secure these information technology networks and systems, and the data processed, transmitted, and stored thereon, the networks, systems, and data may be susceptible to cyberattacks, viruses, malware, or other unauthorized access or damage (including by environmental, malicious, or negligent acts), which could result in unauthorized access to, or the release and public exposure of, our proprietary information and our customers’ personal information. In addition, cyberattacks, viruses, malware, or other damage or unauthorized access to our information technology networks and systems, could result in damage, disruptions, or shutdowns to our platform. Any of the foregoing could cause substantial harm to our business, require us to make notifications to our customers, governmental authorities, or the media, and could result in litigation, investigations, or inquiries by government authorities, or subject us to penalties, fines, and other losses relating to the investigation and remediation of an attack or other unauthorized access or damage to our information technology systems and networks.

System failures, defects, errors, or vulnerabilities in our website, applications, backend systems, or other technology systems or those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

Our systems, or those of third parties upon which we rely, may experience service interruptions, outages, or degradation because of hardware and software defects or malfunctions, human error, or malfeasance by third parties or our employees, contractors, or service providers, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks, cyberattacks, or other events. Our insurance may not be sufficient, and we may not have sufficient remedies available from our third-party service providers, to cover all of the losses that may result from interruptions, outages, or degradation.

We may experience system failures and other events or conditions from time to time that interrupt the availability or reduce or affect the speed or functionality of our technology platform. These events could result in losses of revenue due to increased difficulty of booking services through our technology platform, impacts on on-time performance, and resultant errors in operating our business. A prolonged interruption in the availability or reduction in the availability or other functionality of our platform could adversely affect our business and reputation and could result in negative publicity, customer dissatisfaction, or the loss of customers.

We rely on third parties maintaining open marketplaces to distribute our mobile and web applications and we rely on third parties to provide the software we use in certain of our products and services, including the provision of our flight management system. If these third parties interfere with the distribution of our products or services, with our use of the software, or with the interoperability of our platform with the software, our business would be adversely affected.

Our platform’s mobile applications rely on third parties maintaining open marketplaces, including the Apple App Store and Google Play, which make applications available for download. We additionally rely on such third-party marketplaces for access to certain third-party applications that we use to provide our services. We cannot be assured that the marketplaces through which we distribute our applications will maintain their current structures or that such marketplaces will not charge us fees to list our applications for download.

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We rely upon certain third-party software and integrations with certain third-party applications to provide our platform and products and services. As our products expand and evolve, we may use additional third-party software or have an increasing number of integrations with other third-party applications, software, products and services. Third-party applications, software, products and services are constantly evolving, and we may not be able to maintain or modify our platform, including our mobile and web-based applications and our flight management system, to ensure our compatibility with third-party offerings following development changes. Moreover, some of our competitors or technology partners may take actions which disrupt the interoperability of our products or services with their own products or services, or exert strong business influence on our ability to, and the terms on which we may, operate our platform and provide our products and services to customers. In addition, if any of our third-party providers cease to provide access to the third-party software that we use, do not provide access to such software on terms that we believe to be attractive or reasonable, do not provide us with the most current version of such software, modify their products, standards or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us, or give preferential treatment to competitive products or services, we may be required to seek comparable software from other sources, which may be more expensive or inferior, or may not be available at all. Any of these events could adversely affect our business, financial condition, and results of operations.

If we are unable to adequately protect our intellectual property interests or are found to be infringing on the intellectual property interests of others, we may incur significant expense, and our business may be adversely affected.

We believe that our intellectual property, such as our trademarks, domain names, website, mobile and web-based applications, software, copyrights, trade secrets, and inventions, among others, plays an important role in protecting our brand and the competitiveness of our business. If we do not adequately protect our intellectual property, our brand and reputation may be adversely affected, and our ability to compete effectively may be impaired. The Company protects its intellectual property through a combination of trademark, copyright, contracts, and policies. However, the steps we take to protect our intellectual property may be inadequate, and unauthorized parties may attempt to copy or reverse engineer aspects of our intellectual property or obtain and use information that we regard as proprietary and, if successful, may potentially cause us to lose market share, harm our ability to compete, and result in reduced revenue. In addition, our business is subject to the risk of third parties infringing our intellectual property. We may not always be successful in securing protection for, or identifying or stopping infringements of, our intellectual property and we may need to resort to litigation in the future to enforce our rights in this regard. Any such litigation could result in significant costs and a diversion of resources. Further, such enforcement efforts may result in a ruling that our intellectual property rights are unenforceable.

Moreover, companies in the aviation and technology industries are frequently subject to litigation based on allegations of intellectual property infringement, misappropriation, or other violations. As we expand and raise our profile, the likelihood of intellectual property claims being asserted against us grows. Further, we may acquire or introduce new products or services, which may increase our exposure to patent and other intellectual property claims. Any intellectual property claims asserted against us, whether or not having any merit, could be time-consuming and expensive to settle or litigate. If we are unsuccessful in defending a claim, we may be required to pay substantial damages or could be subject to an injunction or agree to a settlement that may prevent us from using our intellectual property or making our Common Stock, products, or services available to customers. Some intellectual property claims may require us to seek a license to continue our operations, and those licenses may not be available on commercially reasonable terms or may significantly increase our operating expenses. If we are unable to procure a license, we may be required to develop non-infringing technological alternatives, which could require significant time and expense. Any of these events could adversely affect our business, financial condition, or operations.

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As part of our growth strategy, we may engage in future acquisitions that could disrupt our business and have an adverse impact on our financial condition.

We have, and intend to continue, to explore potential strategic acquisitions of assets and businesses, including partnerships or joint ventures with third parties. Our management has limited experience with acquiring and integrating acquired strategic assets and companies into our business, and there is no assurance that any future acquisitions will be successful. We may not be successful in identifying appropriate targets for transactions. In addition, we may not be able to continue the operational success of acquired businesses or successfully finance or integrate any assets or businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership, or joint venture may reduce our cash reserves, may negatively affect our earnings and financial performance, and, to the extent financed with the proceeds of debt, may increase our indebtedness, and, to the extent acquired or financed through equity issuance, dilute our current investors. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

Acquisition transactions involve risks, including, but not limited to:

●	insufficient revenue to offset liabilities assumed;

●	inability to obtain any required third-party approvals;

●	requirements to enter into restrictive covenants in connection with obtaining third-party consents;

●	inadequate return of capital;

●	regulatory or compliance issues, including securing and maintaining regulatory approvals;

●	unidentified issues not discovered in due diligence;

●	integrating the operations or (as applicable) separately maintaining the operations;

●	financial reporting;

●	managing geographically dispersed operations;

●	potential unknown risks associated with an acquisition;

●	unanticipated expenses related to acquired businesses or technologies and their integration into our existing business or technology;

●	the potential loss of key employees, customers or partners of an acquired business; or

●	the tax effects of any acquisitions.

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We may never realize the full value of our intangible assets or our long-lived assets, causing us to record impairments that may materially adversely affect our financial conditions and results of operations.

In accordance with applicable accounting standards, we are required to test our indefinite-lived intangible assets for impairment on an annual basis, or more frequently where there is an indication of impairment. In addition, we are required to test certain of our other assets for impairment where there is any indication that an asset may be impaired, such as our market capitalization being less than the book value of our equity.

We may be required to recognize losses in the future due to, among other factors, extreme fuel price volatility, tight credit markets, government regulatory changes, decline in the fair values of certain tangible or intangible assets, unfavorable trends in historical or forecasted results of operations and cash flows, and an uncertain economic environment, as well as other uncertainties.

We can provide no assurance that a material impairment loss of tangible or intangible assets will not occur in a future period. The value of our aircraft could also be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from the grounding of aircraft. An impairment loss could have a material adverse effect on our financial condition and results of operations.

Risks Related to Legal and Regulatory Matters

Because our software could be used to collect and store personal information, privacy concerns in the territories in which we operate could result in additional costs and liabilities to us or inhibit sales of our software.

The regulatory framework for privacy issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many government bodies and agencies have adopted or are considering adopting laws and regulations regarding the collection, use, storage, and disclosure of personal information and breach notification procedures. We are also required to comply with laws, rules, and regulations relating to data security. Interpretation of these laws, rules, and regulations and their application to our software and professional services in applicable jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (the “CCPA”), and other state and federal laws relating to privacy and data security. By way of example, the CCPA requires covered businesses to provide new disclosures to California residents, provide them new ways to opt-out of certain disclosures of personal information, and allows for a new cause of action for data breaches. It includes a framework that includes potential statutory damages and private rights of action. There is some uncertainty as to how the CCPA, and similar privacy laws emerging in other states, could impact our business as it depends on how these laws will be interpreted. As we expand our operations, compliance with privacy laws may increase our operating costs.

Risks Related to Our Contractual Obligations

Our obligations in connection with our contractual obligations, including debt financing obligations, could impair our liquidity and thereby harm our business, results of operations, and financial condition.

We have significant debt financing obligations, and we may incur additional obligations as we expand our operations. On October 5, 2022, we entered into a Pre-Delivery Payment Agreement (“PDP Agreement”) with a Shearwater Global Capital entity for the financing of PDP Agreement payments on four Gulfstream G280s under four separate purchase agreements executed in March 2022 (“G280 Purchase Agreements”). The PDP Agreement is secured by all of our rights in the G280 Purchase Agreements, all of the reserves under the PDP Agreement, each of the Aircraft, and all present or future additions, attachments, or accessories thereto and replacements thereof, all engines and avionics, all tools, manuals, service records, software, and similar information and materials related to each G280, all payments, amounts, refunds, rebates, and all other amounts of any kind whatsoever relating to any or all of the Purchase Agreements and/or any or all of the aircraft, and the products, proceeds, rents, and profits therefrom or thereof. The PDP Agreement provides for a Twelve and Half Percent (12.5%) interest rate on all PDP Agreement promissory notes (“PDP Notes”) issued by the lender for payments made under the PDP Agreement, for an aggregate principal balance of up to $40.5 million.

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The ability to timely pay our existing or future contractual obligations, including required payments under the PDP Notes and the Notes, will depend on the results of our operations, cash flow, liquidity, and ability to secure additional financing, which will in turn depend on, among other things, the success of our current business strategy, U.S. and global economic and political conditions, the availability and cost of financing, and other factors that may be beyond our control. If our liquidity is materially diminished, our cash flow available to fund our working capital requirements, debt service obligations, capital expenditures, and strategic initiatives may be materially and adversely affected, or we may not be able to realize the benefits of, or otherwise maintain, certain relationships with our business partners. We cannot be assured that our operations will generate sufficient cash flow to make any required payments, or that we will be able to obtain financing to make expenditures in pursuit of our strategic initiatives. The amount of our contractual obligations and timing of required payments could have a material adverse effect on our business, results of operations, and financial condition.

Agreements governing our debt obligations include financial and other covenants that provide limitations on our business and operations under certain circumstances, and failure to comply with any of the covenants in such agreements could adversely impact us.

Our financing agreements, including those in connection with the PDP Notes, the Notes, and other financing agreements that we may enter into from time to time, contain certain affirmative, negative, and financial covenants, and other customary events of default. Certain covenants in our financing agreements are subject to important exceptions, qualifications, and cure rights, including, under limited circumstances, the requirement to provide additional collateral or prepay or redeem certain obligations. In addition, certain of our financing agreements are or may be cross-collateralized, such that an event of default or acceleration of indebtedness under one agreement could result in an event of default under other financing agreements. If we fail to comply with such covenants, if any other events of default occur for which no waiver or amendment is obtained, or if we are unable to timely refinance the debt obligations subject to such covenants or take other mitigating actions, the holders of our indebtedness could, among other things, declare outstanding amounts immediately due and payable and, subject to the terms of relevant financing agreements, repossess or foreclose on collateral, including certain of our aircraft or other assets used in our business. The acceleration of significant indebtedness or actions to repossess or foreclose on collateral may cause us to renegotiate, repay, or refinance the affected obligations, and there is no assurance that such efforts would be successful or on terms we deem attractive. In addition, any acceleration or actions to repossess or foreclose on collateral under our financing agreements could result in a downgrade of any credit ratings then applicable to us, which could result in additional events of default or limit our ability to obtain additional financing.

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Risks Related to Ownership of Our Securities and Being a Public Company

If we are unable to comply with the continued listing requirements of the NYSE American, including satisfying the obligations set forth in the Deficiency Letter with respect to our stockholders’ equity being below the NYSE American’s minimum level, then our Common Stock will be delisted from the NYSE American.

Our Common Stock is currently listed on the NYSE American under the symbol “SOAR”. If we are unable to comply with the continued listing requirements of the NYSE American, our Common Stock will be delisted from the NYSE American, which will limit investors’ ability to effect transactions in our Common Stock and subject us to additional trading restrictions. For example, in order to maintain our listing, we must maintain a minimum amount of stockholders’ equity. In addition to this objective standard, NYSE American may delist the securities of any issuer for other reasons involving the judgment of NYSE American, including if our Common Stock sells at a low price per share for a substantial period of time.

In June 2024, the Company was notified by the NYSE American that the Company is not in compliance with NYSE American’s Minimum Stockholders’ Equity Requirements. The Company submitted its Compliance Plan on July 18, 2024, to the NYSE American outlining certain actions the Company has taken and will take to regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025. On September 5, 2024, NYSE American accepted the Compliance Plan and required quarterly updates from the Company on the progress that the Company has made regarding the Compliance Plan. NYSE American also granted the Company through December 18, 2025, to regain compliance with the Minimum Stockholders’ Equity Requirements. Until such date, the Company will be subject to quarterly review by NYSE American to determine if the Company is making progress consistent with the Compliance Plan. If the Company does not regain compliance with the Minimum Stockholders’ Equity Requirements by December 18, 2025, or if the Company does not make sufficient progress consistent with its Compliance Plan, then the NYSE American may initiate delisting proceedings to delist the Company’s Common Stock from the NYSE American.

Although the Company believes it will be able to achieve compliance with the Minimum Stockholders’ Equity Requirements and other NYSE American listing requirements, there can be no assurance that the Company will be able to regain compliance with all applicable requirements or maintain compliance with any other listing requirements within the time frame required by NYSE American or at all. NYSE American’s determination that we fail to meet the continued listing standards of NYSE American may result in our securities being delisted from NYSE American.

If our Common Stock is delisted from the NYSE American, then we could face significant and material adverse consequences as a result and our investors will experience limitations upon their ability to effect transactions in our Common Stock.

If the NYSE American delists our Common Stock from trading on its exchange, including if such delisting were to occur immediately without being able to submit a compliance plan or appeal such delisting, and we are not able to list our securities on another national securities exchange (though we expect the common stock would qualify to be quoted on an over-the-counter market), we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	substantial impairment on our ability to raise additional funds;

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●	loss of institutional investor interest and a decreased ability to issue additional securities or obtain additional financing in the future;

●	a determination that our Common Stock is a “penny stock,” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	potential breaches of representations or covenants of our agreements pursuant to which we made representations or covenants relating to our compliance with applicable listing requirements, which, regardless of merit, could result in costly litigation, significant liabilities and diversion of our management’s time and attention and could have a material adverse effect on our financial condition, business and results of operations.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our Common Stock is listed on the NYSE American, our Common Stock qualifies as a covered securities under such statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. If we were no longer listed on the NYSE American, our Common Stock would not be a covered security and we would be subject to regulation in each state in which we offer our Common Stock and other Company securities.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of the Common Stock.

We are required to maintain effective disclosure controls and procedures and internal control over financial reporting. As a newly public company, we continue to refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in filings with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is accumulated and communicated to our management, including our principal executive and financial officers.

We will continue to refine our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we have been engaging, and will continue to engage, in a process to document and evaluate our internal control over financial reporting. This process is both costly and challenging, and requires us to dedicate significant internal resources. We may also engage outside consultants and hire new employees with the requisite skill set and experience. We have assessed and documented the adequacy of our internal control over financial reporting, validated through testing that controls are functioning as documented and implemented a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

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Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of the Common Stock. In addition, we could be subject to sanctions or investigations by the NYSE American, the SEC and other regulatory authorities.

Sales of Common Stock, or the perception of such sales, by us pursuant to this prospectus in the public market or otherwise, could cause the market price for our Common Stock to decline.

The sale of Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

In the future, we may also issue securities in connection with investments or acquisitions. The amount of shares of Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Common Stock. Ultimately, any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to stockholders.

Anti-takeover provisions contained in the Company’s Certificate of Incorporation and applicable laws could impair a takeover attempt.

The Company’s Certificate of Incorporation affords certain rights and powers to the Company’s board of directors (the “Board”) that could contribute to the delay or prevention of an acquisition that it deems undesirable, such as establishing a classified Board so that not all members of our Board are elected at one time. Delaware law also permits the Company to take certain actions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our Board, such as:

●	authorizing the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares and thwart a takeover attempt;

●	requiring cause to remove directors;

●	requiring all stockholder actions to be taken at a meeting of our stockholders;

●	establishing advance notice and duration of ownership requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

●	prohibiting the use of cumulative voting for the election of directors; and

●	limiting the ability of stockholders to call special meetings or amend our bylaws.

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These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management to the extent permitted, whether by our Certificate of Incorporation or merely as a function of Delaware law. Any provision of our Certificate of Incorporation, Delaware law, or otherwise that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our Common Stock and could also affect the price that some investors are willing to pay for our Common Stock

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

The Delaware General Corporation Law (the “DGCL”) empowers us to indemnify our directors and officers against expenses relating to certain actions, suits or proceedings as provided for therein. In order for such indemnification to be available, the applicable director or officer must not have acted in a manner that constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law, or must have acted in good faith and reasonably believed that his or her conduct was in, or not opposed to, our best interests. In the event of a criminal action, the applicable director or officer must not have had reasonable cause to believe his or her conduct was unlawful.

We may indemnify each of our present and future directors, officers, employees or agents who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Company incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Company if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation.

No indemnification shall be applied, and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to us, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

The DGCL further provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses. We have secured a directors’ and officers’ liability insurance policy. We expect that we will continue to maintain such a policy.

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Our Certificate of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our Stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against current or former directors, officers or other employees for breach of fiduciary duty, any action asserting a claim arising pursuant to any provision of the DGCL, our Certificate of Incorporation or Bylaws, any action asserting a claim governed by the internal affairs doctrine of the State of Delaware or any other action asserting an “internal corporate claim” (as defined in Section 115 of the DGCL), confer jurisdiction to the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware), unless we consent in writing to the selection of an alternative forum. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Our Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit a Stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, Stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

In addition, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our Certificate of Incorporation is inapplicable or unenforceable. In March 2020, the Delaware Supreme Court issued a decision in Salzberg, et al. v. Sciabacucchi which found that an exclusive forum provision providing for claims under the Securities Act to be brought in federal court is facially valid under Delaware law. We intend to enforce this provision, but we do not know whether courts in other jurisdictions will agree with this decision or enforce it. If a court were to find the exclusive forum provision contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, prospects, financial condition and operating results.

Our management team has limited experience managing a public company.

Although during the period prior to the Business Combination we expended a significant amount of time, money, and effort on preparing to be a public company, our management team has limited experience managing a publicly traded company, interacting with public company investors and research analysts, and complying with the increasingly complex laws and requirements pertaining to public companies, including those related to timely public disclosures, financial reporting, internal controls, and enterprise risk management. As a result, our management team may not efficiently manage our responsibilities as a public company. As a public company, we are subject to significant regulatory oversight, reporting obligations under U.S. securities laws, and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could result in less time being devoted to management and the achievement of our growth strategy and operational goals.

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Failure to adequately comply with the requirements of being a public company, including deficiencies in financial reporting or ineffective disclosure controls and procedures and internal control over financial reporting, could cause investors to lose confidence in our reported financial and other information and materially adversely affect our business, financial condition, and results of operation, as well as severely negatively affect the price of the Common Stock.

The requirements of being a public company may strain our resources, divert our management’s attention, and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and any rules promulgated thereunder, as well as the rules of the NYSE American. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. These laws, regulations, and standards are subject to varying interpretations and may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight are required and, as a result, our management’s attention may be diverted from other business concerns.

These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our Board. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition, or results of operations.

We may be subject to securities litigation, which is expensive and could divert our management’s attention.

The per share price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of our management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject us to significant liabilities.

Because we became a publicly traded company by means other than a traditional underwritten initial public offering, our stockholders may face additional risks and uncertainties.

Because we became a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there was no independent third-party underwriter selling the shares of our common stock, and, accordingly, our stockholders did not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public security offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors, and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although PACI performed a due diligence review and investigation of Volato in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in us because PACI’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor that may have been uncovered by a third-party investigation.

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If we became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that it “had, after reasonable investigation, reasonable grounds to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.”

The amount of due diligence conducted by PACI and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Volato. Accordingly, it is possible that defects in our business operations or problems with our management that would have been discovered if we had conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of our common stock.

In addition, because we did not become a publicly traded company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of us. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of us than they might otherwise be if we had become a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with us as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for our common stock could have an adverse effect on our ability to develop a liquid market for our common stock. The lack of a liquid market for our common stock will adversely affect the stock price.

If securities or industry analysts do not publish research or reports about our business, if they change their recommendations regarding our Common Stock, or if our operating results do not meet their expectations, our Common Stock price and trading volume could decline.

The trading market for our Common Stock will depend in part on the research and reports that securities or industry analysts publish about us and our businesses. If equity research analysts do not commence coverage of us, the trading price for our common stock could be negatively impacted. To the extent equity research analysts do provide research coverage of our Common Stock, we will not have any control over the content and opinions included in their reports. The trading price of our Common Stock could decline if one or more equity research analysts downgrade our securities or publish unfavorable research about our businesses, or if our operating results do not meet analyst expectations. If any equity research analysts cease coverage of us or fail to publish reports on us regularly, demand for our Common Stock could decrease, which could cause the price and trading volume of our Common Stock to decline.

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The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following December 3, 2026, the fifth anniversary of our initial public offering, which closed on December 3, 2021, (ii) in which we have total annual gross revenue of at least $1.235 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of shares of our Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Common Stock less attractive because we will rely on these exemptions. If some investors find our Common Stock less attractive as a result, there may be a less active trading market for our Common Stock and our share price may be more volatile.

Risks Related to This Offering

Unless we obtain the Stockholder Approval, the SPA Notes cannot be converted into shares of Common Stock in excess of the Exchange Cap.

Pursuant to the requirements of Section 713 of the NYSE American Company Guide, unless we obtain the Stockholder Approval, the SPA Notes cannot be converted into shares of Common Stock in excess of the Exchange Cap. While we intend to use our reasonable best efforts to seek Stockholder Approval, there is no guarantee that the Stockholder Approval will ever be obtained. In addition, we may incur substantial cost in, and management may devote substantial time and attention to, attempting to obtain the Stockholder Approval. The Company has filed a definitive proxy statement with the SEC to seek the Stockholder Approval at a special meeting of stockholders.

We may be unable to achieve a sufficient quorum to hold the Stockholder Meeting and obtain the Stockholder Approval.

On April 15, 2025, we convened the initial Stockholder Meeting. A total of 502,595 shares of Common Stock, representing approximately 26.44% of the shares outstanding and entitled to vote, were represented in person or by valid proxies at the Stockholder Meeting. As a result, we did not achieve a quorum and no business was conducted at the Stockholder Meeting. On May 6, 2025, the Company reconvened the Special Meeting and did not achieve a quorum. The Company has further adjourned and will reconvene the Stockholder Meeting. If we cannot achieve a sufficient quorum to conduct business at a reconvened Stockholder Meeting, we will be unable to obtain the Stockholder Approval.

If we are unable to obtain the Stockholder Approval, (i) we cannot permit the full conversion of the SPA Notes, (ii) we will not be able to issue the Second Tranche Note, and (iii) we may incur substantial additional costs and expenses. In addition, failure to obtain the Stockholder Approval could result in an Amortization Event that would require us to make monthly payments in an amount equal to the sum of: (i) the Amortization Principal Amount; (ii) 20% of such Amortization Principal Amount; and (iii) accrued and unpaid interest as of each payment date. We would be required to make these payments on the same day of each successive calendar month until the entire outstanding principal amount of any outstanding SPA Notes is repaid. Further, failure to obtain the Stockholder Approval would prevent us from paying the amounts owed in connection with the Amortization Event in the form of Common Stock. In this event, we would instead be required to make any such payments in cash. While our management currently believes that we will be able to begin making any such cash payments or work with the holder of the SPA Notes on alternative arrangements, we can provide no assurances that we will be able to make such payments or enter into such alternative arrangements if the Stockholder Approval is not obtained. Absent sufficient available funds, we may be unable to make some or all of any amortization or interest payments due to the holder of the SPA Notes, which would result in an Event of Default pursuant to the terms of the SPA Notes.

The Selling Stockholder may choose to sell the Conversion Shares at prices below the current market price of our Common Stock.

The Selling Stockholder is not restricted as to the prices at which it may sell or otherwise dispose of the Conversion Shares covered by this prospectus. Sales or other dispositions of the Conversion Shares below the then-current market price of the Common Stock could adversely affect the market price of our Common Stock.

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Investors who buy shares at different times may pay different prices.

Investors who purchase shares in this offering at different times may pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell such shares at different times and at different prices. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to the Selling Stockholder at prices lower than the prices they paid.

Resales of our shares of Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of new shares of Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

Stockholders may experience dilution of their ownership interest due to the issuance of additional shares of Common Stock upon the conversion of the Notes, especially since the Notes have fluctuating conversion rates that are set at a discount to market prices of our shares of Common Stock during the period immediately following conversion.

As of April 29, 2025, the Company had 1,900,893 shares of Common Stock issued and outstanding. We are registering for resale by the Selling Stockholder up to 4,067,553 shares of Common Stock issuable upon conversion of the Notes. Additionally, as of April 29, 2025, the maximum number of shares of Common Stock issuable upon conversion of all the SPA Notes issued or issuable pursuant to the SPA is 24,405,324 shares, assuming that all the SPA Notes remain outstanding until their respective maturity date and that the Payment Premium (as defined in the SPA Notes) and interest on the SPA Notes are paid in shares of Common Stock, using the Floor Price, subject to adjustments. Accordingly, our existing stockholders may experience substantial dilution as a result of the issuance of shares of Common Stock to the Selling Stockholder pursuant to the terms of the SPA Notes and aggregate sales pursuant to the SPA could reduce their collective ownership percentage from 100% to approximately 7% of the outstanding shares of Common Stock, assuming no other changes in the capital structure. However, the number of shares of our Common Stock ultimately offered for resale by the Selling Stockholder under this prospectus is dependent upon the number of shares of Common Stock ultimately issued to the Selling Stockholder pursuant to the terms of the SPA Notes.

The Conversion Shares will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of our Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock. The issuance of the Conversion Shares or any future sales of a substantial number of shares of our Common Stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our Common Stock. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

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The following table sets forth, for illustrative purposes only. the aggregate amount of our common stock issuable to the Investor under the SPA at varying purchase prices and the percentage of outstanding common stock after giving effect to the applicable 4.99% or 9.99% Beneficial Ownership Limitation.

Assumed Average Price Per Share (1)		Number of Common Shares to be Issued, After Giving Effect to the 4.99% Beneficial Ownership Limitation	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Investor, Subject to the 4.99% Beneficial Ownership Limitation (2)	Number of Common Shares to be Issued, After Giving Effect to the 9.99% Beneficial Ownership Limitation	Percentage of Outstanding Common Stock After Giving Effect to the Issuance to the Investor, Subject to the 9.99% Beneficial Ownership Limitation (3)
$1.83	(4)	99,836	4.99%	210,975	9.99%
$1.87	(5)	99,836	4.99%	210,975	9.99%
$1.91	(6)	99,836	4.99%	210,975	9.99%

(1) For the avoidance of any doubt, this price reflects the purchase price after calculation (i.e. after discounts to the market price of our shares) in accordance with the terms of the initial tranche Note and the SPA.

(2) The denominator is based on 1,900,893 shares of our common stock outstanding as of April 29, 2025, adjusted to include the issuance of the number of shares of common stock set forth in the second column which we would have issued to the Investor based on the applicable assumed purchase price per share and assuming that (i) all Notes remain outstanding until their respective maturity dates and (ii) the Payment Premium (as defined in the Notes) and interest on the Notes are paid in shares of common stock subject to the limitation on issuance pursuant to the 4.99% Beneficial Ownership Limitation.

(3) The denominator is based on 1,900,893 shares of our common stock outstanding as of April 29, 2025, adjusted to include the issuance of the number of shares of common stock set forth in the second column which we would have issued to the Investor based on the applicable assumed purchase price per share and assuming that (i) all Notes remain outstanding until their respective maturity dates and (ii) the Payment Premium (as defined in the Notes) and interest on the Notes are paid in shares of common stock, subject to the limitation on issuance pursuant to the 9.99% Beneficial Ownership Limitation.

(4) Represents the initial Floor Price of the Note issued in the initial tranche, as adjusted pursuant to the 1-for-25 reverse stock split effected by the Company on February 24, 2025.

(5) Represents the midpoint between the initial Floor Price and current Conversion Price of the Note issued in the Initial Tranche, as adjusted pursuant to the 1-for-25 reverse stock split effected by the Company on February 24, 2025.

(6) Represents the current Conversion Price of the Note issued in the Initial Tranche, as adjusted pursuant to the 1-for-25 reverse stock split effected by the Company on February 24, 2025.

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In addition, in order to raise additional capital, we may in the future offer additional shares of our Common Stock or other securities convertible into or exchangeable for our Common Stock at prices that may not be the same as the price per share as prior issuances of Common Stock. This includes, without limitation, consummating additional transactions involving the Notes. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the prices per share. We cannot predict the effect, if any, that market sales of those shares of Common Stock or the availability of those shares for sale will have on the market price of our Common Stock.

We will have broad discretion as to the proceeds that we receive from the sale of the Notes under the SPA, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Conversion Shares by the Selling Stockholder pursuant to this prospectus. We received $4,050,000 in aggregate gross proceeds in connection with the issuance and sale of the First Tranche Note and we will receive an additional $1,350,000 in aggregate gross proceeds in connection with the issuance and sale of the Second Tranche Note (in each case, after giving effect to the 10% original issue discount for such Notes). We used the net proceeds from the sale of the First Tranche Note and intend to use the net proceeds from the sale of the Second Tranche Note for general corporate and working capital purposes. Our management will have broad discretion in the application of such proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and we could spend the proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if at all. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You will be relying on the judgment of our management concerning these uses and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Common Stock to decline.

Neither we nor the Selling Stockholder have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholder have authorized any other party to provide you with information concerning us or this offering of Conversion Shares, and such recipients should not rely on this information.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We have based these forward-looking statements on our current expectations and projections about future events. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations, financial position, market size and opportunity, our business strategy and plans, the factors affecting our performance and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” the negative of such terms, or other similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors.” Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our ability to successfully implement our growth strategies;

●	our ability to expand existing products and service offerings or launch new products and service offerings;

●	our ability to achieve or maintain profitability in the future;

●	our ability to regain compliance with all continued listing requirements of the NYSE American and maintain the listing of our Common Stock on the NYSE American;

●	geopolitical events and general economic conditions;

●	our ability to grow complementary products and service offerings;

●	our ability to adequately integrate past and future acquisitions into our business;

●	our ability to operate in a competitive market;

●	our ability to retain or attract key employees or other highly qualified personnel;

●	our ability to obtain or maintain adequate insurance coverage;

●	our ability to build and maintain strong brand identity for our products and services and expand our customer base;

●	our ability to respond to a failure in our technology to operate our business;

●	our ability to obtain financing or access capital markets in the future;

●	our ability to respond to regional downturns or severe weather or catastrophic occurrences or other disruptions or events;

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●	our ability to respond to existing or new adverse regulations or interpretations thereof;

●	our ability to successfully defend litigation or investigations;

●	the impact of changes in U.S. tax laws;

●	our public securities’ potential liquidity and trading; and

●	other factors detailed under the section entitled “Risk Factors.”

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by law, we do not intend to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

The Selling Stockholder will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus.

However, we received $4,050,000 in aggregate gross proceeds in connection with the issuance and sale of the First Tranche Note and we will receive an additional $1,350,000 in aggregate gross proceeds in connection with the issuance and sale of the Second Tranche Note (in each case, after giving effect to the 10% original issue discount for such Notes). We used the net proceeds from the sale of the First Tranche Note and intend to use the net proceeds from the sale of the Second Tranche Note for general corporate and working capital purposes. Our management will have broad discretion in the application of such proceeds.

The Selling Stockholder will pay all incremental selling expenses relating to the sale of the Conversion Shares, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholder. We will bear all other costs, fees and expenses incurred in effecting the registration of the Conversion Shares covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE American listing fees and fees and expenses of our counsel and our accountants.

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BUSINESS

Overview

Volato is an aviation company advancing the industry with innovative solutions in aviation software and on-demand flight access. Historically, we generated revenue through our aircraft ownership program. This program was a focused commercial strategy including deposit products, charter flights, and aircraft management services. Our aviation experience led to the development of our proprietary software, products and applications “Mission Control” and “Vaunt”. Mission Control drives efficiency across operations and supports operators in managing fractional ownership, charter, and other services, and Vaunt connects travelers to private, empty leg flights. During the fiscal year ended December 31, 2024, we began to generate revenue through the Vaunt platform. Additionally, Vaunt has surpassed 100,000 app downloads and completed 598 flights in 2024, reinforcing its role as a key growth driver for Volato. We also have a new patent-pending technology that advances how aircraft generate revenue by repurposing underutilized aircraft resources for cryptocurrency mining. From time to time, we may also explore the potential development of other ancillary services or revenue generating activities, such as further development of our patent-pending technology to facilitate Bitcoin mining activities using aircraft. With a commitment to advanced technology and customer-focused solutions, we are building scalable tools to elevate service quality and operational effectiveness in private aviation.

Our History

We are a holding company for several wholly owned subsidiaries, including Volato, Inc., Fly Vaunt, LLC, Gulf Coast Aviation, Inc., and G C Aviation, Inc. The Company’s primary operating subsidiary, Volato, Inc., was founded in January 2021. During 2021, Volato, Inc. entered the private jet charter and fractional ownership market with our Part 135 HondaJet ownership program, taking delivery of our first jet in August 2021 and completing our first Part 135 charter flight in October of 2021. In March 2022, we acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. In March 2022, we placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In September 2022 we started internal development on our full suite Flight Management Software platform Mission Control, and on October 4, 2023, we announced the commercial launch of Vaunt, our proprietary consumer facing empty leg platform.

On December 1, 2023, Volato, Inc., PROOF Acquisition Corp. I (“PACI”), and a wholly owned subsidiary of PACI (“Merger Sub”) entered into the Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, a business combination between PACI and Volato was effected through the merger of Merger Sub with and into Volato, with Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination”). In connection with the consummation of the Business Combination, PACI changed its name to “Volato Group, Inc.”

After thoroughly reviewing off-the-shelf flight management systems, we found that none fully met the needs of private aviation operators. Consequently, in September 2022, we committed to developing proprietary solutions that address the operational, scheduling, and customer engagement challenges unique to the private aviation sector. This decision led to the creation of our two flagship platforms: Mission Control and Vaunt.

Mission Control, our proprietary flight management system, addresses the limitations of traditional third-party solutions by leveraging real-time data, advanced automation, and a user-centric design, which collectively streamline complex workflows, improve fleet utilization, and enhance operational efficiency. Developed from the ground up, Mission Control was designed to be both scalable and adaptable to the evolving needs of the private aviation industry.

Vaunt, our customer platform, offers a subscription service for affordable private flights, giving members access to empty-leg flights while also optimizing fleet usage. Through Vaunt, we are able to reach a broader demographic of spontaneous travelers, who benefit from on-demand private travel without incurring the full costs typically associated with the sector. Since its introduction, Vaunt has quickly gained traction in the market, demonstrating strong consumer demand with over $1.5 million in annual recurring revenue (ARR) and a growing user base.

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In September 2024, we announced an agreement with flyExclusive, Inc. (“flyExclusive”), a leading provider of private jet charter services, to transition the management of our aircraft ownership program fleet operations to flyExclusive. This move is expected to bring substantial cost savings and provide Volato with the opportunity to focus on its high-growth areas, including aircraft sales and proprietary software. We will continue to take delivery of new aircraft. Volato will benefit from the margins on aircraft sales without the burden of operational costs, while also generating revenue from its proprietary software, including the Vaunt platform, our successful empty leg consumer app. In the fourth quarter of 2024, we transferred the aircraft lease agreements to flyExclusive and we have no further obligations under the aircraft lease agreements.

The private aviation industry, historically under-innovated, faces challenges in asset utilization, operational complexity, and customer service. Volato’s software offerings are built to address these challenges directly, establishing Volato as a knowledgeable innovator in aviation software. Our approach positions us to meet increasing demand for streamlined, scalable, and customer-centric solutions, setting a new standard in private aviation technology and unlocking additional value across the sector.

Mission Control: Addressing Operational Challenges in Private Aviation

The private aviation industry faces unique operational challenges, particularly for Part 135 operators who must manage complex scheduling, crew assignments, and customer engagement processes while ensuring regulatory compliance. Traditional third-party software solutions in the market have proven inadequate for meeting these specific needs, often requiring significant customization or workarounds that add complexity and inefficiency.

Mission Control, a cloud-based software, was developed by Volato as a direct response to these challenges, experienced firsthand as a flight operator. Our proprietary, cloud-based software provides a robust, API-first solution for Part 135 operators, streamlining critical functions across flight scheduling, customer relationship management (CRM), crew management, and more. Mission Control not only addresses operational needs but also enhances data transparency and customer engagement, positioning Volato as an innovative leader in aviation technology.

Mission Control Key Modules

Mission Control centralizes and automates a wide range of workflows, allowing operators to reduce operational overhead and improve service quality. The platform is organized into several key modules:

1.	Flight Scheduling and Optimization: Mission Control allows operators to manage and adjust schedules in real-time. The system’s Fast Feasibility and Disruption Cost modules enable rapid adjustments for unexpected changes, such as Aircraft on Ground (AOG) situations, with options for both optimized packing and maximum resilience in case of recovery needs.

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Figure: Mission Control Flight Scheduling	Figure: Mission Control Flight Optimization

2.	Integrated Crew Management: Mission Control offers tools to manage crew assignments, duty logs, scheduling, and compliance. The platform tracks pilot qualifications, duty times, and crew preferences, making it easy for operators to ensure that the right personnel are assigned to each flight. The Crew App supports pilots in logging trips, submitting duty data, and receiving updated itineraries, all from a mobile interface.

3.	Omnichannel Communications: Mission Control’s omnichannel communication system consolidates customer interactions across email, SMS, in-app messaging, automated calls, and recorded calls. Each flight is assigned a unique service ticket, consolidating and tracking all relevant communication for easy access by team members. This feature enhances service consistency, reduces response times, and improves the overall customer experience.

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4.	Real-Time Analytics and Dashboards: Mission Control provides operators with comprehensive KPI and daily dashboards that offer real-time insights into key operational metrics. Mission Control offers operators real-time dashboards with insights into key metrics, from fleet performance to customer satisfaction. From fleet performance to customer satisfaction scores, these dashboards enable data-driven decision-making at every level of the organization. Aggregate Net Promoter Score (NPS) results, gathered post-flight, are visible to the entire team, fostering a culture of continuous improvement.

Figure: Mission Control Aircraft Dashboard

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5.	Sales and Customer Engagement Tools: Mission Control includes built-in CRM tools for managing customer contacts, owner programs, and referral incentives. Through features like JetQuote, Pocket Sales Calculator, operators can provide instant quotes, generate contracts, and capture e-signatures. This suite of tools enables operators to deliver streamlined sales and service processes, enhancing customer engagement and conversion rates.

Figure: Our proprietary instant-pricing system and e-signature platform reduces overhead while providing customers with improved service.

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Volato - Mission Control
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Case #7369 - 20 seconds ago
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Price Quote #29770
Steve Drucker - Owner
Volato
Signed Price Quote for $11,662.38, departing 2024-11-13
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Case #7369 | Price Quote 29770 | Submitted at 11/07/2024 06:14 | 1 minutes ago
Signed Price Quote for $11,662.38, departing 2024-11-13
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1 minutes ago @ 2024-11-07 06:14 EST via E-Mail from Charter@flyvolato.com
Subject: Email from charter@flyvolato.com
To: charter@flyvolato.com, reservations@flyvolato.com, flighthelp@flyvolato.com, steve.drucker@flyvolato.com
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Mr. Steve Drucker
Volato
+12024158483
1803 FRANKLIN AVE
MCLEAN VA 22101-5306
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Figure: Signed contracts are assigned a service ticket and moved into the Omnichannel client communications module where all customer and intra-company interactions pertaining to the trip are recorded and accessible from one place.

6.	Third-Party Integrations: To further enhance operational efficiency, Mission Control integrates seamlessly with industry-standard platforms, such as Schedaero, ForeFlight, FuelerLinx, and QuickBooks, as well as general-purpose tools like Microsoft Teams. These integrations ensure real-time data synchronization across systems, enabling operators to manage tasks and data from a single interface.

Mission Control Commercialization Strategy

With flyExclusive, a top Part 135 operator, onboarded as the first third-party user, Mission Control has launched as a commercial solution for other operators. Our goal is to address widespread gaps in the aviation software market, offering a platform tailored to the unique requirements of Part 135 operators while leveraging our proven, scalable solution.

Mission Control is designed for Part 135 operators, of all sizes. Ideal customers are operators seeking to enhance operational efficiency, improve customer satisfaction, and reduce costs associated with scheduling, crew management, and customer communications. Mission Control directly addresses industry-specific needs with an integrated, customizable solution, positioning it as a strong alternative to standard aviation software.

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Volato’s flexible subscription model allows operators to benefit from enhanced customer engagement, operational tools, and data transparency. By enabling third-party operators to leverage this platform, Volato aims to set a new standard in private aviation software, increasing the availability of optimized operational solutions across the industry.

Vaunt Platform

Empty Leg Industry Background

The private aviation industry produces a large number of empty leg repositioning flights, with empty leg percentages for floating fleet operators typically ranging between 30-40% of all flight activity. This represents significant inefficiency and lost revenue opportunities.

Operators have traditionally tried to sell these empty legs. However, successfully marketing these flights to traditional private aviation customers has been challenging, as they prioritize the flexibility of flying on their own schedules, rather than flying at a discount on pre-set routes and times generated from else’s flight schedule.

Vaunt: Realizing Revenue and Expanding Access

We believe that an opportunity exists to match empty legs with a different customer segment under a different business model, by marketing them to a different segment of customers who private aviation has traditionally ignored. Vaunt addresses this inefficiency by providing a platform that attracts a broader, under-targeted market segment, presenting affordable access to private aviation while helping operators capitalize on idle inventory.

How Vaunt Works

Vaunt is intended to make it easy and affordable through a proprietary platform and mobile apps for spontaneous and frequent travelers to have a chance to fly private while addressing this empty-leg issue. Vaunt members pay an annual membership fee and have access to the listed flights, at no additional cost to fly.

Vaunt aggregates empty leg flights from Part 135 operators and lists this flight inventory typically 2-5 days before the scheduled flight departure in its Apple iOS and Android mobile apps. Users who have downloaded the app are able to review these flights. Vaunt’s paid members can join the waitlist for flights, if they are placed first on the waitlist when the flight closes they are offered the flight, if they decline, the flight is offered to the next inline member. Members secure the entire aircraft on their flights, allowing them to bring other passengers and pets at no additional cost, providing an experience that mirrors private aviation exclusivity.

Vaunt uses a proprietary algorithm to determine waitlist priority, calculated using several variables, including but not limited including referrals, prior flight no-shows, and the length of time since your last Vaunt flight.

As part of an annual Vaunt Membership members can purchase one “Priority Upgrade” per subscription cycle. A Priority Upgrade allows you to jump to the top of the waitlist and secure the #1 position, guaranteeing the member top spot for the flight. If two members wish to use their Priority Upgrade on the same flight, the first member to purchase and use theirs has the priority.

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Vaunt Expansion Strategy

To further expand its platform and fleet offerings, Vaunt seeks to onboard additional Part 135 operators to the Vaunt platform enabling them to gain value and monetize the sunk costs associated with empty leg flights. Vaunt provides these operators with access to its established customer base and technology, offering a revenue-sharing subscription model as an incentive to list their flight inventory on Vaunt’s platform.

Through these operator relationships, Vaunt aims to grow its inventory, deliver greater flight variety and availability for members, and further establish itself as the leading platform for affordable private aviation access.

Volato Aircraft Sales

Volato expects to take delivery of three Gulfstream G280 aircraft in 2025. Each aircraft is expected to generate cashflow from the sale of the aircraft which includes an estimated $4.0 million to $5.0 million in gross profit earned on sale and the return of $3 million in cash on deposit for each aircraft. Using our industry relationships and experience Volato may opportunistically source or acquire additional aircraft in the future.

Privacy and Data Protection

Compliance with laws governing the collection, use, transfer, security, storage, destruction, and other processing of personally identifiable information and other data relating to individuals is important for our business. As our technology platform is an integral part of our operations, adherence to federal, state, local, municipal, and foreign laws and regulations, as well as industry standards, is necessary to enhance the user experience of our mobile application and marketing site relevant to our business.

We receive, collect, store, process, transmit, share, and use personal information, and other customer data, including health information. We also rely on third parties to manage certain aspects of these operations and to receive, collect, store, process, transmit, share, and use such personal information, including payment information. The collection, storage, processing, sharing, use, retention, and security of this information are governed by various laws and regulations.

The California Consumer Privacy Act (“CCPA”) establishes a privacy framework for covered businesses regarding data privacy rights for California residents. Compliance with the CCPA is necessary for businesses to provide certain disclosures to California residents, respond to their requests for disclosures regarding their personal information, and offer them the right to opt out of sales of personal information. The CCPA also provides for severe statutory damages for noncompliance and private rights of action for certain breaches of personal information resulting from a covered business’s failure to implement reasonable security procedures and practices. Furthermore, the California Privacy Rights Act, which took effect on January 1, 2023, expands California residents’ rights under the CCPA.

Given that we collect personal information from California residents through the air transportation services we have offered in California in the past and direct marketing to California residents for those services, as well as our plans to offer future services in California, we believe that we are subject to compliance with California’s privacy laws.

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Employees

Our employees are central to our and our customers’ success. As of March 21, 2025, we have 12 full time employees and no part-time employees. All full-time employees are located within the United States and fulfill a range of roles in corporate functions.

To date, we have not experienced any work stoppages. Furthermore, none of our employees are currently represented by a labor organization or subject to collective bargaining agreements. Our human capital objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees and consultants through the granting of stock-based compensation awards.

Facilities

We are a remote-first company, founded during the COVID-19 crisis. All our facilities are located on land that is leased from third parties. We believe that these facilities meet our current and future anticipated needs. In addition, primarily for aircraft ownership program participants’ flight pricing, we designate a few other physical locations as operational bases, which may or may not have personnel or facilities, but which our owners are not charged repositioning fees to fly from.

Intellectual Property

Safeguarding our proprietary technology and other intellectual property is important for our business. We employ a combination of strategies, including trademarks, contractual commitments and security procedures to protect our intellectual property. We require our employees and relevant consultants to sign confidentiality agreements and certain third parties to sign nondisclosure agreements. We routinely evaluate our technology development initiatives and branding strategy to identify potential new intellectual property. We have pending U.S. and certain foreign trademark applications, including the “Volato” word mark and Dragonfly design mark.

We have a new patent-pending technology, filed in 2023, that advances how aircraft generate revenue by repurposing underutilized aircraft resources for cryptocurrency mining.

Presently, we own the Internet domain “flyvolato.com.” The regulation of domain names in the United States is subject to change, and regulatory authorities may create additional top-level domains, appoint additional domain name registrars, or change the prerequisites for holding domain names. As a result, we may not be able to acquire or maintain all domain names that incorporate the name “Volato” or are otherwise relevant to or descriptive of our business.

Although software can be protected by copyright law, we have chosen to rely primarily on trade secret law to protect our proprietary software and have chosen not to register any copyrights in these works. In the United States, copyright law requires registration to bring a claim for infringement and to obtain certain types of remedies. However, even if we decide to register a copyright in our software to bring an infringement action, the remedies and damages available to us for unauthorized use of our software may be limited.

It is important to note that intellectual property laws, contractual commitments, and security procedures provide only limited protection, and our intellectual property rights may be challenged, invalidated, circumvented, infringed upon, or misappropriated. Furthermore, trade secrets, know-how, and other proprietary materials may be independently developed by our competitors or revealed to the public or our competitors, and may no longer provide protection for the related intellectual property.

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Additionally, intellectual property laws vary from country to country, and we have not sought trademark registrations in every foreign jurisdiction in which we have or may operate. As a result, we may be unable to protect certain aspects of our brands or other intellectual property in other jurisdictions.

Legal Proceedings

From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, results of operation, cash flows or capital levels.

Settlement Agreement

On November 4, 2024, we entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Sunpeak Holdings Corporation (“SHC”), which became effective on November 6, 2024, to settle outstanding claims owed to SHC. Pursuant to the Settlement Agreement, SHC agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling approximately $4.7 million (the “Claims”) and will exchange such Claims for a settlement amount payable in shares of Common Stock (the “Settlement Shares”). The Settlement Shares are priced at the closing price of the Company’s Common Stock on November 4, 2024, subject to adjustment pursuant to the terms of the Settlement Agreement. The Company also agreed to issue to SHC, on the issuance date(s), 100,000 freely trading shares of Common Stock pursuant to Section 3(a)(10) of the Securities Act a as a settlement fee (the “Settlement Fee Shares”).

In the event the market price of the Company’s Common Stock decreases to or below $0.05 per share or if at any time, the thirty day average volume of the trading of the Company’s Common Stock drops to or below 50,000 shares per day, then either the Company or SHC may declare a default. The Settlement Agreement and the issuance of the Settlement Shares was approved by the Circuit Court of the Twelfth Judicial Circuit Court for Manatee County, Florida (the “Court”) on November 6, 2024, 2024 (Case No. 2024 CA 1733). The Court entered an Order confirming the fairness of the terms and conditions of the Settlement Agreement and the issuance of the Settlement Shares.

The eventual issuance of the Settlement Shares and the Settlement Fee Shares will be made in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act, which exempts from registration any securities issued in exchange for one or more outstanding securities, claims or property interests where the terms and conditions of such issuance and exchange are approved by a court of competent jurisdiction after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in “Risk Factors” starting on page 9 and elsewhere in this Annual Report. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of Volato Group, Inc.

Overview of Our Business

Our revenue is generated through airplane sales and software-as-a-service subscriptions. Our aircraft ownership program was an asset-lite model whereby we sell each fleet aircraft to a limited liability company (LLC) and sell LLC membership interests to third-party owners. The LLC then leased the aircraft back to us for management and charter operation on behalf of the LLC under 14 C.F.R. Part 135. In turn, program participants (JetShare owners) invested in those special purpose entities to fund the aircraft purchase. We operated the aircraft on behalf of the special purpose entity and entered into charter agreements with the individual JetShare owners to provide preferential access and charter pricing for our HondaJet fleet.

In September 2024, we entered into an agreement with flyExclusive, a leading provider of private jet charter services, to transition our aircraft ownership program fleet operations to flyExclusive. This move is expected to bring substantial cost savings and provide Volato with the opportunity to focus on what it believes to be its high-growth areas, including aircraft sales and products and services utilizing our proprietary software. Volato expects benefit from the margins on aircraft sales without the burden of operational costs, while also generating revenue from its proprietary software, including the Vaunt platform, Volato’s successful empty leg consumer app. In the fourth quarter of 2024, we transferred the aircraft lease agreements to flyExclusive and have no further obligations under the aircraft lease agreements or control over such flight operations. Items related to our aircraft ownership program fleet operations are now included in discontinued operations.

Financial highlights for the year ended December 31, 2024 include:

●	We generated total revenue of $46.3 million an increase of $10.7 million, or 30%, compared to the year ended December 31, 2023, primarily related to an increase in aircraft sales of $16.7 million as we took delivery of our first Gulfstream G280;

●	Net loss from continuing operations was $21.9 million compared to $20.6 million in 2023. The decrease in net loss from continuing operations was the result of higher plane sale revenue mentioned above, and;

●	We incurred a net loss of $40.6 million for the year ended December 31, 2024, representing a $12.2 million decrease in loss over the prior year.

Key Factors Affecting Results of Operations

We believe that the following factors have affected our financial condition and results of operations and are expected to continue to have a significant effect:

Airplane Sales

Historically, we have taken delivery of HondaJet aircraft, manufactured by Honda Aircraft Company (“Honda”) and Gulfstream G280 aircraft manufacture by Gulfstream Aerospace Corporation (“Gulfstream”) and sold these airplanes to third parties. Airplane manufacturing is subject to interruptions or supply chain disruption. The purchase agreement with Honda was terminated on September 10, 2024. Our revenue is subject to timing of delivery and sale of airplanes.

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Costs and Expense Management

In 2022 and 2023, we invested in the core business systems, processes and people required to safely operate a growing, publicly traded private aviation company. In September 2024, we entered into an agreement with flyExclusive to transition our fleet operations to flyExclusive. This move has resulted in substantial cost savings and provides us with the opportunity to focus on what we believe to be our high-growth areas, including aircraft sales and proprietary software. We will continue to take delivery of and sell new aircraft. We expect to benefit from the margins on aircraft sales without the burden of operational costs, while also generating revenue from its proprietary software, including the Vaunt platform, our successful empty leg consumer app.

Economic Conditions

The private aviation industry is volatile and affected by economic cycles and trends. Our financial performance is susceptible to economically driven changes in demand particularly for our discretionary charter and deposit products. Our cost structure and private aviation demand levels had been greatly impacted by the price of jet fuel, pilot salaries and availability, changes in government regulations, consumer confidence, safety concerns, and other factors.

Results of Operations

Comparison of year ended December 31, 2024 and 2023

The following table sets forth our results of operations for the years ended December 31, 2024 and 2023 (in thousands, except percentages):

	For the Years Ended December 31,		Change In
	2024	2023	$	%
Revenue	$46,288	$35,573	$10,715	30%

Costs and expenses:
Cost of revenue	38,792	30,779	8,013	26%
Selling, general and administrative	16,861	9,235	7,626	83%
Total costs and expenses	55,653	40,014	15,639	39%

Operating Loss	(9,365)	(4,440)	(4,925)	111%

Other income (expenses):
Gain from sale of consolidated entity	—	387	(387)	(100)%
Other income	212	180	32	18%
Loss from change in fair value forward purchase agreement	(2,983)	(13,403)	10,420	(78)%
Loss on extinguishment of debt	(2,804)	—	(2,804)	100%
Interest expense, net	(7,493)	(3,358)	(4,135)	123%
Other income (expenses)	(13,068)	(16,194)	3,126	(19)%

Loss before provision for income taxes and discontinued operations	(22,433)	(20,634)	(1,799)	9%
Provision for incomes taxes (benefit)	(507)	2	(509)	(25449)%
Net loss from continuing operations	(21,926)	(20,636)	(1,290)	6%
Net loss from discontinued operations	(18,719)	(32,186)	13,467	(42)%
Net loss	$(40,645)	$(52,822)	$12,177	(23)%

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Revenue

Revenue consists of the following (in thousands, except percentages):

	Year Ended December 31,		Change In
	2024	2023	$	%
Aircraft sales	$38,150	$21,443	$16,707	78%
Managed Aircraft	7,224	14,107	(6,883)	(49)%
Subscription	914	23	891	3874%
Total	$46,288	$35,573	$10,715	30%

Revenue increased by $10.7 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in revenue was primarily the result of an increase in aircraft sales of $16.7 million during the year ended December 31, 2024 compared to the prior year. The increase in revenue from aircraft sales was the result of the delivery and sale of our first Gulfstream G280 in 2024. We have orders for three additional Gulfstream G280s and expect delivery in 2025. Our subscription based revenues are attributable to our Vaunt platform which began to generate revenue during the 2024 fiscal year. The increase in aircraft sales and our subscription revenues year over year was partially offset by the approximately 49% decrease in our revenues from our managed aircraft operations.

Cost of Revenue

Cost of revenue comprises expenses tied to the associated revenue streams: aircraft sales, managed aircraft and subscription based revenue. Aircraft sales cost of revenue is our purchase price of the aircraft. Managed aircraft cost of revenue includes all costs incurred in our managed aircraft including the cost of flight crews, fuel, maintenance, and landing and other airport fees. Subscription costs includes costs we incur related to our proprietary software, the Vaunt platform.

Costs of revenue consists of the following (in thousands, except percentages):

	Year Ended December 31,		Change In
	2024	2023	$	%
Aircraft sales	$32,037	$17,765	$14,272	80%
Managed aircraft	6,610	12,900	(6,290)	(49)%
Subscription	145	114	31	27%
Total	$38,792	$30,779	$8,013	26%

Cost of revenue increased by $8.0 million for the year ended December 31, 2024 compared to the year ended December 31, 2023. The increase in cost of revenue was a result of an increase in aircraft sales as we took delivery of our first Gulfstream G280 aircraft in the year ended December 31, 2024. However, offsetting our increased costs attributable to our aircraft sales was the decrease in costs attributable to our managed aircraft which decreased approximately 49% year over year.

Selling, general and administrative

Selling, general and administrative expenses increased by $7.6 million for the year ended December 31, 2024 to $16.9 million, compared to the year ended December 31, 2023. The increase in selling, general and administrative is primarily related to higher professional fees and other costs associated with the being a public company. Approximately $2.3 million of our general and administrative costs are attributable to costs to support and administer our public reporting and compliance obligations, such as legal fees, audit fees, fees owed to maintain our NYSE American listing, printing and SEC filing fees, and higher advertising and marketing fees of $1.3 million for our Vaunt platform. As a result of the transition of our flight operations to flyExclusive, we substantially reduced our projected costs and expect selling, general and administration costs to be approximately $1.9 million per quarter in 2025.

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Gain from sale of consolidated entity

Gain on sale of consolidated entity consists of the gain on the sale of Fly Dreams LLC during 2023.

Loss on change in value of forward purchase agreement

As part of the Business Combination, we entered into an agreement for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”). We recorded a fair value adjustment on the Forward Purchase Agreement resulting in a $13.4 million loss on the change in fair value as of December 31, 2023. In July 2024, the Forward Purchase Agreement was terminated. As of December 31, 2024, we recorded a fair value adjustment on the Forward Purchase Agreement resulting a non-cash loss of $3.0 million for the year ended December 31, 2024.

Loss on extinguishment of debt

The loss on extinguishment of debt upon relates to the settlement of certain liabilities by the issuance of shares of common stock at a discount.

Interest Expense

Interest expense primarily consists of interest related to our aircraft purchase and sale agreement with TVPX Aircraft Solutions, Inc., the business loan and security agreement with TVT Capital Source LLC, credit facilities and convertible notes and amortization of debt issuance costs. Interest expense increased $4.1 million during the year ended December 31, 2024 as compared to the year ended December 31, 2023 primarily as a result of the aircraft purchase agreement and the business loan and security agreement.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically consisted of financing activities, including proceeds from the issuance of stock, borrowings under our credit facilities, and capital raises from convertible debt and preferred stock. We additionally managed liquidity through the aircraft sales which provides up front deposits from our customers and aircraft usage. As of December 31, 2024, we had $2.2 million of cash and cash equivalents and $1.8 million in restricted cash. During the year ended December 31, 2024, the Company entered into the SPA. Under the SPA, the Company has agreed to issue 10% original issue discount senior unsecured convertible promissory notes (“SPA Notes”) in an aggregate original principal amount of up to $36.0 million, which are convertible into shares of the Common Stock. The closing of the First Trance Note was consummated on December 4, 2024, and the Company issued the First Tranche Note for an aggregate original principal amount of $4.5 million. The Second Tranche Note is expected to be an aggregate original principal amount of $1.5 million, and will be issued after the satisfaction of certain conditions precedent, including the Company having an effective registration statement for the resale of the shares of Common Stock issuable pursuant to the Notes. Any additional Notes will be aggregate principal amounts agreed to by the parties; provided, that no additional Note will be in an amount in excess of $4.0 million, unless otherwise mutually agreed to by the Company and the investor. Further, no additional Notes will be issued at any time when the aggregate principal balance outstanding on all previously issued Notes is greater than $2.0 million. It is also a condition to closing of any additional Notes that during the twenty (20) trading days immediately preceding the most recent additional closing, a minimum of $500 thousand in shares of common stock has been traded and the daily VWAP (as defined in the Notes) of the common stock is greater than the Conversion Price (as defined in the Notes). Each Note will mature twelve (12) months after the issuance date.

During 2023, the pre-business combination Company closed a series of preferred stock subscriptions, raising a total of $24.2 million and converted $38.4 million of convertible promissory notes into shares of the Company’s preferred stock.

Our primary needs for liquidity are to fund working capital, acquisitions, debt service requirements, and for general corporate purposes.

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We believe factors that could affect our liquidity include the ability of Gulfstream to meet our delivery schedule and our ability to sell those aircraft, our ability to raise additional funds on favorable terms, the timing and extent of spending on software development and other growth initiatives, our ability to manage our expense, and overall economic conditions. To the extent that our current liquidity is insufficient to fund future activities, we will need to raise additional funds. We may attempt to raise additional capital through the sale of equity securities, through debt financing arrangements, or both. Raising additional funds by issuing equity securities will dilute the ownership of existing shareholders. The occurrence of additional debt financing would result in debt service obligations, and any future instruments governing such debt could provide for operating and financing covenants that could restrict our operations. In the event that additional funds are required from outside sources, we may not be able to raise it on terms acceptable to us or at all.

We have incurred negative cash flows from operating activities and significant losses from operations historically. We believe our cash on hand, together with our results of operations including our planned sale of aircraft during the year ending December 31, 2025, and any additional capital raise will be sufficient to meet our projected working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus.

Cash Flows

The following table summarizes our cash flows for the twelve months ended December 31, 2024, and 2023 (in thousands):

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	(16,919)	(30,393)
Net cash (used in) provided by investing activities	(115)	1,776
Net cash provided by financing activities	4,311	37,461
Net (Decrease) Increase In cash and restricted cash	$(12,723)	$8,844

Cash Flow from Operating Activities

Net cash used in operating activities for the year ended December 31, 2024 was $16.9 million. The cash outflow from operating activities consisted of our net loss of $40.6 million, non-cash items of $6.8 million, and a change in net operating assets and liabilities of $16.9 million. The increase in net operating assets and liabilities was primarily as a result of an increase in customer deposits and deferred revenue of $8.7 million, a decrease in aircraft deposits of $4.3 million and an increase in accounts payable and accrued liabilities of $2.6 million. The change in net assets and liabilities for discontinued operations for the twelve months ended December 31, 2024 was $52 thousand.

Net cash used in operating activities for the year ended December 31, 2023 was $30.4 million. The cash outflow from operating activities consisted of our net loss of $52.8 million and non-cash items of $13.6 million. The change in net assets and liabilities for discontinued operations for the twelve months ended December 31, 2023 was $9.1 million.

Cash Flow from Investing Activities

Net cash used by investing activities for the year ended December 31, 2024 was $115 thousand. The cash flow from investing activities consisted primarily of the purchase of property and equipment.

Net cash provided by investing activities for the year ended December 31, 2023 was $1.8 million. The cash flow from investing activities of discontinued operations of $2.4 million, offset by $0.6 million for capital expenditures.

Cash Flow from Financing Activities

Net cash from financing activities for the year ended December 31, 2024 was $4.3 million. Cash flow from financing activities consisted of proceeds of $7.9 million from the issuance of the term loan and convertible notes. This was offset by the payments on debt of $3.7 million.

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Net cash provided by financing activities for December 31, 2023 was $37.5 million. Cash flow from financing activities consisted proceeds of $24.2 million from the sale of preferred stock, $16.7 million from the Business Combination, net of closing costs, $12.7 million from the issuance of convertible notes, $2.5 million in proceeds from the forward purchase agreement and $1 million from our line of credit. This was offset by the payment for a forward purchase agreement of $18.9 and $0.8 million for the repayment of a loan.

Sources of Liquidity

To date, we have financed our operations primarily through the business combination, sale of preferred stock, borrowings of long-term and short-term debt, loans and convertible notes. As of December 31, 2024, we had a working capital deficit of approximately $18.9 million. As of December 31, 2024, our primary sources of liquidity were cash totaling approximately $2.2 million. Based on our recent trends, we expect to fund our operations in 2025 from our cash on hand, cash from operations, one or more sales of Notes (as defined below) and potentially additional sales of equity or debt securities. The Company believes it has the ability to generate and obtain enough cash to meets its obligations for the next 12 months.

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft. The first Gulfstream G280 was delivered in the third quarter of 2024. As of December 31, 2024, total consideration due on the remaining three Gulfstream G280s was $62.6 million with expected deliveries in 2025. Deposits on the Gulfstream G280s of $36.0 million were funded and paid through December 31, 2024, through a credit facility from SAC leasing G 280 for $28.5 million and $7.5 million through cash deposits.

The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility. In the third quarter of 2024, $9 million was repaid to SAC G280 LLC as a result of the delivery of the first Gulfstream G280. In the first quarter of 2025, an addition $18 million was repaid to SAC G280 LLC as a result of the delivery of the second Gulfstream G280 and the return of $9 million in deposits related to the fourth Gulfstream G280. After the delivery of the second Gulfstream G280 and the deposit return related to the fourth Gulfstream G280, the outstanding balance of the credit facility from SAC Leasing was $9 million.

In July 2024, the Company entered into a business loan and security agreement (the “Loan”) with TVT Capital Sources LLC (the “Lender”), which provides for a term loan in the amount of $4.0 million. Net proceeds of $3.8 million were received by the Company and used to fund operations. The Loan bears interest at an annual percentage rate of 165% and matures on January 28, 2025, with principal and interest payments made weekly. The Loan provides for events of default customary for term loans. As of December 31, 2024 the Company was in compliance with all covenants. The Loan is collateralized by all assets of the Company with the exception of the purchase agreements of G280 aircraft or any collateral pledged to SAC Leasing G280. In the first quarter of 2025, the term loan was repaid in full.

On November 4, 2024, the Company entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Sunpeak Holdings Corporation (“SHC”), which became effective on November 6, 2024, to settle outstanding claims owed to SHC. Pursuant to the Settlement Agreement, SHC agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling approximately $4.7 million (the “Claims”) and exchange such Claims for a settlement amount payable in shares of common stock of the Company (the “Settlement Shares”). The Settlement Shares were priced at the closing price of the Company’s common stock on November 4, 2024, subject to adjustment pursuant to the terms of the Settlement Agreement. The Company also issued to SHC, 100,000 freely trading shares pursuant to Section 3(a)(10) of the Securities Act in accordance herewith as a Settlement Fee (the “Settlement Fee Shares”).

In December 2024, the Company entered into the Securities Purchase Agreement, described above, and closed on the Initial Tranche. Interest under the Note issued as the Initial Tranche is payable quarterly at the Company’s option shall either be (i) paid in cash; (ii) paid-in-kind in shares of common stock; or (iii) compound and become additional principal outstanding. The Company recorded $14 thousand of accrued interest expense in the twelve months ended December 31, 2024. As described above, subject to the satisfaction of certain conditions, the Company may issue additional Notes during 2025.

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On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8 million which was set to mature on January 1, 2023 (“December 2021 note”). The Company was required to make monthly payments of interest at a fixed rate of 4.0% per annum. In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company.

During the year ended December 31, 2022, the Company did not remit its interest payments in connection with the December 2021 note to this related party, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments. The agreement stipulated that in the event of default, the entire unpaid principal balance together with all accrued but unpaid interest shall be due and payable regardless of the maturity date. If the default occurred and remained uncured beyond the applicable grace period, then the entire unpaid principal balance would bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500,000, indebtedness cross default, or bankruptcy proceedings.

On March 15, 2023, the outstanding balance of the December 2021 note and accrued interest was converted into a convertible note with a principal balance of $6.0 million bearing interest at 4%, maturing on March 31, 2024.

On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matures on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note includes a ten percent (10%) interest rate per annum, which will be increased to twenty percent (20%) upon an event of default. Events of default include the failure to make any principal and accrued interest when due, any legal proceedings against the Company or a voluntary federal bankruptcy. The March 2023 note may be prepaid at any time without penalties.

During the year ended December 31, 2022 and year ended December 31, 2023, we issued a series of convertible notes (“Series CN-001”) with various investors for an aggregate principal amount of $19.1 million. The notes were due and payable at any time on or after December 31, 2023 upon the written demand of the majority holders, which could be extended at the sole election of the Company to December 31, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a five percent (5%) interest per annum. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders. During the year ended December 31, 2023, the Company issued a series of convertible notes (“Series CN-002”) in an aggregate principal amount of $16.4 million, of which $10.4 million was funded and $6.0 million was issued pursuant to the conversion of the line of credit with a related party (see above). The notes (principal and interest) were due and payable at any time on or after March 31, 2024, upon the written demand of the majority holders, which can be extended at the sole election of the Company to September 30, 2024, should the Company submit or file a prospectus, proxy statement or registration statement with the SEC. The convertibles notes carried a four percent (4%) coupon per annum effective July 1, 2023. The Company could not prepay the convertible notes prior to maturity without the written consent of a majority of the holders.

On July 21, 2023, Volato entered into a Series A Preferred Stock Purchase Agreement by and among (i) Volato, (ii) the PROOF.vc SPV, (iii) Proof Acquisition Sponsor I, LLC (“PASI”), and (iv) the holders of then-outstanding Series CN-001 and Series CN-0002 convertible promissory notes (the “Convertible Notes”), whereby (a) Volato may issue and sell up to a maximum aggregate of $60.0 million of Series A-1 Preferred Stock (the “Series A-1 Preferred Stock”) at a price of $10 per share, with $10.0 million of Series A-1 Preferred Stock issued and sold at an initial closing to the PROOF Investors, and (b) the Convertible Notes were converted into the amount of Series A-2 Preferred Stock (the “Series A-2 Preferred Stock”) or Series A-3 Preferred Stock (the “Series A-3 Preferred Stock” and together with the Series A-1 Preferred Stock and the Series A-2 Preferred Stock, the “Series A Preferred Stock”) at a conversion price of, in the case of the Series A-2 Preferred Stock, $5.9820 per share and in the case of the Series A-3 Preferred Stock, $9.00 per share (collectively, the “Private Financing”, such agreement, the “Series A Preferred Stock Purchase Agreement”).

During the year ended December 31, 2023, the Company issued Series A-1 Preferred Stock and raised $24.2 million in cash from the issuance of Series A-1 Preferred Stock and converted $38.4 million of convertible promissory notes. During 2023, PROOF Acquisition Sponsor I, LLC purchased 1,308,398 shares of Series A-1 Preferred Stock (equal to 1,328,132 shares of Common Stock) and the PROOF.vc SPV purchased 1,102,689 shares of Series A-1 Preferred Stock (equal to 1,119,321 shares of Common Stock, respectively), at a purchase price of $10 per share.

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For further information on the credit facilities and promissory notes, see Note 12 “Revolving Loan and Promissory Note – Related Party”, Note 13 “Unsecured Convertible Notes”, and Note 14 “Credit Facility and Other Loans” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Annual Report.

Contractual Obligations and Commitments

Our principal commitments consist of contractual cash obligations under our credit facilities, operating leases and the Notes. We have committed to acquire three (3) additional Gulfstream G-280 aircraft for total consideration of $62.6 million with expected deliveries in 2025, of which $36 million was funded and paid through December 31, 2024.

Our obligations under our credit facilities and the Notes are described in “—Sources of Liquidity” above. For further information on leases see Note 18 “Commitments and Contingencies” of the accompanying Notes to Consolidated Financial Statements included elsewhere in this Annual Report.

On November 28, 2023, the Company and Vellar entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”).

Pursuant to the terms of the Forward Purchase Agreement, Vellar purchased 1.7 million shares of the Company’s Class A common stock (the “Number of Shares”) prior to the closing of the Business Combination from third parties through a broker in the open market.

Pursuant to the Forward Purchase Agreement, Vellar was paid $18.9 million by the Company in connection with its purchase of shares of the Company’s Class A common stock on December 1, 2023.

From time to time and on any date following the Business Combination (any such date, an “OET Date”), Vellar may, in its absolute discretion, terminate the Forward Purchase Agreement in whole or in part by providing written notice to the Counterparty (the “OET Notice”) that specifies the quantity by which the Number of Shares shall be reduced (such quantity, the “Terminated Shares”). The effect of an OET Notice shall be to reduce the Number of Shares by the number of Terminated Shares specified in such OET Notice with effect as of the related OET Date. As of each OET Date, the Company shall be entitled to an amount from Vellar, and Vellar shall pay to the Company an amount, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price (as that term is defined in the Forward Purchase Agreement) in respect of such OET Date. The Reset Price is equal to $10.81, but is subject to reduction upon a Dilutive Offering Reset (as that term is defined in the Forward Purchase Agreement).

Vellar delivered an OET Notice on December 29, 2023, reducing the Number of Shares by 233,646. The Company received a payment of $2.5 million on December 29, 2023 in connection with its delivery of the OET Notice.

In July 2024, Vellar notified the Company of the termination of the Forward Purchase Agreement, following a delivery of a notice establishing the Valuation Date (as defined in the Forward Purchase Agreement); upon termination, Vellar was not obligated to pay the Company a cash amount.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of our operations is based on our consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. Certain amounts included in or affecting the consolidated financial statements presented in this Annual Report and related disclosure must be estimated, requiring management to make assumptions with respect to values or conditions which cannot be known with certainty at the time the consolidated financial statements are prepared. Management believes that the accounting policies set forth below comprise the most important “critical accounting policies” for the company. A “critical accounting policy” is one which is both important to the portrayal of our financial condition and results of operations and that involves difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Management evaluates such policies on an ongoing basis, based upon historical results and experience, consultation with experts and other methods that management considers reasonable in the particular circumstances under which the judgments and estimates are made, as well as management’s forecasts as to the manner in which such circumstances may change in the future.

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Revenue Recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:

1.	Identification of the contract, or contracts, with a customer.

2.	Identification of the performance obligation(s) in the contract.

3.	Determination of the transaction price.

4.	Allocation of the transaction to the performance obligation(s) in the contract.

The Company generates revenue primarily through: (i) the sale of aircraft, (ii) aircraft management services and (iii) our Vaunt software-as-a-subscription platform. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers.

Revenue from aircraft sales is recognized upon the delivery of the aircraft.

The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.

Intangible Assets

We record our intangible assets acquired in a business combination at cost in accordance with ASC 350, Intangibles – Goodwill and Other. Following initial recognition, intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows. We periodically reassess the useful lives of our definite-lived intangible assets when events or circumstances indicate that useful lives have significantly changed from the previous estimate.

We review the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the carrying amount of a long-lived asset or asset group is determined not to be recoverable, an impairment loss is recognized and a write-down to fair value is recorded.

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Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in a business combination. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. We have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

If, after assessing the totality of events or circumstances, we determine that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. We test for goodwill impairment annually during the fourth quarter.

Investment - Equity Method

The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reflected in the consolidated statement of operations. The Company periodically reviews the investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

Stock-Based Compensation

The Company accounts for stock-based compensation costs under the provisions of ASC 718, Compensation—Stock Compensation (“ASC 718”), which requires the measurement and recognition of compensation expense related to the fair value of stock-based compensation awards that are ultimately expected to vest. The Company recognizes the cost of services received in exchange for awards of equity instruments based on the grant-date fair value of equity awards. This cost is recognized as expense over the employee’s requisite vesting period or over the nonemployee’s period of providing goods or services. Any forfeitures of stock-based compensation are recorded as they occur.

The Company utilizes the Black Scholes valuation model to value the issuance of stock-based compensation. See Note 17, “Shareholders’ Equity (Deficit)” of the accompanying Notes to Consolidated Financial Statements.

JOBS Act

We are an “emerging growth company” as defined in the JOBS Act. The JOBS Act permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We may remain an emerging growth company until the last day of the fiscal year ending after the fifth anniversary of our IPO, although circumstances could cause us to lose that status earlier, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act or if we have total annual gross revenue of $1.235 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three year period before that time, we would cease to be an emerging growth company immediately.

Recent Accounting Pronouncements

For further information on recent accounting pronouncements, see Note 2 “Summary of Significant Accounting Policies” of the accompanying consolidated financial statements included elsewhere in this Annual Report.

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DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the names and ages, as of April 29, 2025, and positions of the individuals who serve as executive officers and directors of Volato Group.

Name	Age	Position
Matthew Liotta	47	Chairman of the Board of Directors, Chief Executive Officer, and President
Michael Prachar	56	Chief Operating Officer
Mark Heinen	55	Chief Financial Officer

Non-Employee Directors
Christopher Burger	49	Director
Michael Nichols	54	Director
Nicholas Cooper	40	Director

Executive Officers

Matthew Liotta. Mr. Liotta co-founded Volato and has served as a Director and Chief Executive Officer since its inception. Prior to co-founding Volato, in 2016, Mr. Liotta founded Agrify (NASDAQ: AGFY), an agricultural technology company where he served as President until 2019 and Chief Technology Officer from to 2019 to 2020. Prior to that, Mr. Liotta worked for several Silicon Valley venture capital backed portfolio companies, including gMoney Corporation, Yipes, TeamToolz, and DevX. Mr. Liotta has also held positions at Hudson Global, Pharmasset, and One Ring Networks. In 2019, Mr. Liotta also co-founded CEADS, a non-profit organization for the advancement of Controlled Environment Agriculture and served as its President until 2022. He currently serves as a Director for Fintainium, a cloud-based financial technology company that provides secure remote and mobile access for financial services.

Michael Prachar. Mr. Prachar has served as Volato’s Chief Operating Officer since February 1, 2022. Prior to joining Volato, Mr. Prachar served as Chief Operating Officer of Big Green IT, an information technology and Microsoft cloud consulting business from 2015 to 2022. Prior to joining Big Green IT, Mr. Prachar built a 20-year operations career serving in a number of operations executive roles in the telecommunications and technology services industries, including Chief Operating Officer of LinkSource Technologies® from 2010 to 2015, President and Chief Operating Officer of Rapid Link, Inc. from 2006 to 2010, Vice President and Chief Operating Officer of Telenational Communications from 2001 to 2006 and Director of Operations for Intercontinental Exchange from 1995 to 1998. Mr. Prachar holds an Engineering Degree from the College for Recording Arts in San Francisco.

Mark Heinen. Mr. Heinen has served as Volato’s Chief Financial Officer since November 28, 2023. Bringing over 25 years of finance and accounting experience, Mr. Heinen previously served as Chief Financial Officer of Better Therapeutics, Inc from October 2021 to October 2023. Prior to that, he served as the SVP, Global Corporate Controller, and interim Chief Financial Officer at Trintech, Inc. from 2017 to 2020. He has served in leadership positions in both publicly traded and private technology companies. Mr. Heinen’s career began in public accounting at PricewaterhouseCoopers. He holds a B.B.A. in accounting and an M.B.A from the University of Oklahoma and is a certified public accountant.

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Directors

Our business and affairs are managed under the direction of the Board of Directors (the “Board”). Mr. Liotta is the Chairman of the Board. Subject to the terms of our Certificate of Incorporation, the Board may fix, by one or more resolutions adopted from time to time by the Board, the number of directors on the Board. The Board currently consists of five members. In accordance with our Certificate of Incorporation, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election. The following sets forth the classification of the Board and term of each class member:

●	Class I, whose term will expire at the annual meeting of stockholders to be held in 2027;

●	Class II, whose term will expire at the annual meeting of stockholders to be held in 2025; and

●	Class III, whose term will expire at the annual meeting of stockholders to be held in 2026.

Currently, Class I consists of Directors Cooper and Liotta, Class II currently consists of no directors, and Class III consists of Directors Burger and Nichols.

Non-Employee Directors

Christopher Burger. Mr. Burger has served as a Director of Volato since April 23, 2024, and served as a Senior Advisor from 2022 to 2024. Since 2020, Mr. Burger has served as Founder & Managing Director of Transform, a business consulting firm. From July 2018 to April 2020, he served as the Vice President of Global Technology and Global Chief Information Officer Chief of Staff at IHG Hotels & Resorts (NYSE: IHG), and as a strategic advisor to the company’s Chief Information Officer. Prior to joining IHG Hotels & Resorts, Mr. Burger served as the Group Head of Technology & Innovation and Group Chief Information Technology Officer Chief of Staff at Etihad Aviation Group in Abu Dhabi, United Arab Emirates from 2015 to 2018. Prior to joining Etihad Aviation Group, Mr. Burger built a career serving in a number of operations and consulting roles in the aviation and technology services industries. Mr. Burger holds a Bachelor of Business Administration with a distinction in Marketing from Emory University’s Goizueta Business School.

Michael Nichols. Mr. Nichols has served as a Director of Volato since August 19, 2021, and as the Chief Executive Officer of the Piper M-Class Owners & Pilots Association (PMOPA) since September 2022. In September 2021, Mr. Nichols founded Flieger Strategies, LLC, an aviation and business strategy consultancy, where he continues to serve as President. Previously, Mr. Nichols was a senior executive with the National Business Aviation Association (NBAA), where he served in several executive roles over the course of an 18-year tenure from 2003 to 2021, most recently as its Senior Vice President of Strategy & Innovation. He continues to serve as a director on the NBAA’s Certified Aviation Manager Governing Board. In addition to a Bachelor of Science in Business Administration from Kutztown University of Pennsylvania, Mr. Nichols has earned Certified Aviation Manager (CAM), Certified Association Executive (CAE) and Institute for Organizational Management (IOM) credentials.

Nicholas Cooper, CFA. Mr. Cooper co-founded Volato and has served as a Director and in various executive officer roles since its inception, including most recently as Chief Commercial Officer (a position he held until November 30, 2024, and as of that date ceased to serve in an officer capacity). Prior to co-founding Volato, in 2016, Mr. Cooper founded TriGrow Systems, a venture backed technology services company where he served as Chief Executive Officer until the company was acquired by Agrify (NASDAQ: AGFY) in 2020. Prior to that, in 2015, Mr. Cooper founded Apptuto, a 500 Startups accelerator portfolio company focused on mobile-first consumer edtech, where he served as Chief Executive Officer until 2017. Before starting his entrepreneurial career, Mr. Cooper gained experience in investment banking serving as Investment Manager at Al Nahdha Investment and Abu Dhabi Capital Group, a prominent family office in Abu Dhabi, UAE, where he was responsible for managing the Private Equity and Venture Capital portfolios from 2010 to 2015. From 2003 to 2009, Mr. Cooper was a Senior Associate at Macquarie Bank, operating out of the London and Sydney offices. Mr. Cooper holds a Bachelor of Commerce Degree from the University of Sydney Australia, where he was a resident of St. Johns College and Ellwood Scholarship recipient. Mr. Cooper is a CFA® charterholder, CFA Institute, and is a former Chartered Accountant and lapsed member of the Institute of Chartered Accountants England and Wales.

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Family Relationships

There are no family relationships among any of our directors or executive officers.

Director Independence

Because our Common Stock is listed on the NYSE American, we are required to comply with the applicable rules of such exchange in determining whether a director is independent. The Board has determined, based on information provided by each director concerning his or her background, employment and affiliations, that each of Mr. Burger and Mr. Nichols qualifies as independent as defined under the applicable NYSE American and SEC rules. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership or our Common Stock held by each non-employee director.

Board Committees

The Board directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board and standing committees. The standing committees are the audit committee (the “Audit Committee”), the compensation committee (the “Compensation Committee”) and the nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). In addition, each committee reviews and assesses the adequacy of its charter and submits its charter to the board of directors for approval. Copies of each committee’s charter are posted on our website at https://ir.flyvolato.com/corporate-governance/board-committees under the “Investor Relations” section. The information contained on or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider such information to be part of this prospectus.

Audit Committee

The Audit Committee of our Board is composed of Directors Burger and Nichols, each of whom is an independent director under the NYSE American listing standards and applicable SEC rules. Director Nichols serves as the chairman of the Audit Committee. Each member of the Audit Committee is financially literate, and our Board has determined that Director Nichols qualifies as an “audit committee financial expert” as defined in applicable SEC rules. None of the Audit Committee members serves on the audit committee of more than three public companies.

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The primary functions of the Audit Committee are to:

●	select, retain, compensate, evaluate, oversee, and where appropriate, terminate the independent registered public accounting firm to audit our financial statements;

●	help to ensure the independence and performance of the independent registered public accounting firm;

●	approve audit and non-audit services and fees;

●	review financial statements and discuss with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

●	prepare the audit committee report that the SEC requires to be included in our annual proxy statement;

●	review reports and communications from the independent registered public accounting firm;

●	review the adequacy and effectiveness of our internal controls and disclosure controls and procedure;

●	review our policies on risk assessment and risk management;

●	review and monitor conflicts of interest situations, and approve or prohibit any involvement in matters that may involve a conflict of interest or taking of a corporate opportunity;

●	review the overall adequacy and effectiveness of our legal, regulatory and ethical compliance programs and reports regarding compliance with applicable laws, regulations and internal compliance programs;

●	review related party transactions; and

●	establish and oversee procedures for the receipt, retention and treatment of accounting related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board is composed of Directors Burger and Nichols, each of whom is an independent director, and Director Burger serves as the chairperson of the Nominating and Corporate Governance Committee.

The primary functions of the Nominating and Corporate Governance Committee include:

●	reviewing the qualifications of, and recommending to the Board, proposed nominees for election to the Board and its committees, consistent with criteria approved by the Board;

●	developing, evaluating, and recommending to the Board corporate governance practices applicable to the Company; and

●	facilitating the annual performance review of the Board and its committees.

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Guidelines for Selecting Director Nominees. The Committee assess and makes recommendations to the Board regarding desired qualifications, expertise, and characteristics of Board members, which assessment may include numerous factors, such as:

●	professional ethics and integrity;

●	judgment, business acumen, proven achievement and competence in one’s field;

●	the ability to exercise sound business judgment;

●	tenure on the Board and skills that are complementary to the Board;

●	an understanding of the Company’s business;

●	an understanding of the responsibilities required of a Board member;

●	other time commitments, diversity with respect to professional background; and

●	the current composition, organization, and governance of the Board and its committees.

Compensation Committee

The Compensation Committee of our Board is composed of Directors Burger and Nichols, each of whom is an independent director, while Director Nichols serves as the chairman of the Compensation Committee. We have adopted a compensation committee charter, which details the principal functions of the Compensation Committee, including:

●	oversight of our overall compensation philosophy and compensation policies, plans and benefit programs;

●	review and recommendation for approval to the Board the compensation for our executive officers and directors;

●	preparation of the compensation committee report that the SEC requires to be included in our annual proxy statement, if required; and

●	administration our equity compensation plans.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel, or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Compensation Committee Interlocks and Insider Participation

No person who has served as a member of the Compensation Committee during the last completed fiscal year (i) was, during that fiscal year, an officer or employee of Volato, (ii) was formerly an officer of Volato or (iii) had any relationship, or was a party to any transaction, requiring disclosure by Volato under any paragraph of Item 404 of Regulation S-K.

No executive officer of Volato Group served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato.

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No executive officer of Volato served as a director of another entity, one of whose executive officers served on the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of Volato.

No executive officer of Volato served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Volato.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board, which include guidelines for determining director independence, are published on Volato’s website at http://ir.flyvolato.com, in the “Investor Relations-Governance-Governance Documents” section, and are available in print to any stockholder upon request. That section of the website makes available Volato’s corporate governance materials, including Board committee charters. Those materials are also available in print to any stockholder upon request.

Code of Ethics

All directors, officers and employees of Volato are expected to act ethically at all times and in accordance with the policies comprising our Code of Ethics and Business Conduct (the “Code”) which is available on our website at http://ir.flyvolato.com, in the “Investor Relations-Governance-Governance Documents” section, and is available in print to any stockholder upon request. Any waiver or any implicit waiver from a provision of the Code applicable to our chief executive officer, chief financial officer, chief accounting officer, or any amendment to the Code must be approved by the Board. We will disclose on our website amendments to, and, if any are granted, any such waiver of, the Code. Our Audit Committee is responsible for applying the Code to specific situations in which questions are presented to it and has the authority to interpret the Code in any particular situation. If, after investigating any potential breach of the Code reported to it, the Audit Committee determines (by majority decision) that a breach has occurred, it will inform the Board of Directors. Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Audit Committee and/or Volato’s outside counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

Involvement in Certain Legal Proceedings

During the past ten years, we are not aware of any events that have occurred that are material to an evaluation of the ability or integrity of any executive officer, key employee or director of the Company, and that are required to be disclosed pursuant to Item 401(k) or Regulation S-K, other than as follows.

Mr. Liotta was the Chief Executive Officer and a member of the board of directors of PodPonics, Inc. in May 2016 when that company made a voluntary filing for bankruptcy under Chapter 7.

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EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

We are an “emerging growth company” as defined in the JOBS Act and a “smaller reporting company” as defined in the rules promulgated under the Securities Act. As such, we have opted to comply with the executive compensation disclosure rules applicable to such companies. By doing so, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive and director compensation in connection with our obligations under this Registration Statement, including the requirement to include a Compensation Discussion and Analysis, and scaled financial reporting.

Consistent with the scaled disclosure available to emerging growth companies, the following table sets forth information about the compensation paid to our principal executive officer, and our two other most highly compensated executive officers, for services rendered for the years ended December 31, 2023 (including pre-Business Combination) and 2024. These executives are referred to as the named executive officers or “NEOs.”

For fiscal year 2024, our named executive officers were:

●	Matthew Liotta, Chairman of the Board, Chief Executive Officer, and President (Co-founder of Volato, Inc.);

●	Keith Rabin, former President;

●	Michael Prachar, Chief Operating Officer; and

●	Mark Heinen, Chief Financial Officer.

Summary Compensation Table

The following table provides information concerning compensation awarded to, earned by, and paid to each of the named executive officers for services rendered to us in all capacities during the years ended December 31, 2024 and 2023, respectively:

Name and principal position	Year	Salary ($)	Equity Awards ($)(1)	Other	Total ($)
Matthew Liotta	2024	117,750	415,412	7,675	540,837
Chair and Chief Executive Officer(3)	2023	215,208	—	5,041	220,249
Keith Rabin	2024	218,932	61,408	14,611	294,951
Former President(4)	2023	252,604	104,448	13,720	370,772
Michael Prachar	2024	227,906	42,500	15,150	285,556
Chief Operating Officer(5)	2023	193,924	—	10,806	204,730
Mark Heinen	2024	266,656	104,477	17,460	388,593
Chief Financial Officer(6)	2023	25,930	—	26,375	52,305

(1)	Represents (i) the aggregate grant date fair value of option awards granted under the Volato, Inc. 2021 Equity Incentive Stock Plan and (ii) the aggregate grant date fair value of restricted stock unit awards granted under the Volato Group, Inc. 2023 stock incentive plan, each calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 2 to the financial statements included elsewhere herein.

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(2)	Represents amounts received through the Company’s 401(k) matching policy and life insurance, accidental death and dismemberment, short-term disability and long-term disability premiums.

(3)	Mr. Liotta’s annualized salary decreased from $310,000 to $2,400 effective June 1, 2024.

(4)	Mr. Rabin commenced employment with the Company on April 25, 2022, and was promoted to President as of May 1, 2023, and previously served as Chief Financial Officer until November 28, 2023. Mr. Rabin’s annualized salary amount was $225,000, which increased to $300,000 on August 18, 2023 and decreased to $277,500 effective June 1, 2024. On July 19, 2024, Mr. Rabin resigned as President as of the Company.

(5)	Mr. Prachar’s annualized salary decreased from $235,000 to $223,250 effective June 1, 2024.

(6)	Mr. Heinen’s annualized salary decreased from $275,000 to $261,250 effective June 1, 2024.

Narrative Disclosure to Summary Compensation Table

Compensation Philosophy

Our executive compensation philosophy is rooted in our values, which emphasize transparency. Therefore, we seek to establish a compensation structure that is easily understood and applied. Our successful compensation structure rewards performance for living and demonstrating our values, achieving challenging objectives that propel us forward, and driving stockholder value, while ensuring the sustainability and long-term viability and value of the Company. Compensation not only rewards performance, it is an essential tool that can be deployed to attract and retain top talent aimed to deliver results for stockholders.

Our compensation plan, as with all other business plans, will be reviewed and adjusted at regular intervals consistent with the market, business achievements, pay equity, experience, and individual negotiations. We engaged an independent compensation consultant to help advise on the executive compensation program. Base pay adjustments reflect job duties, responsibilities, and macroeconomic drivers. Short-term and long-term incentive compensation (i.e., bonus and equity) reward performance towards objectives and enhancing stockholder value.

Employment Agreements

We previously entered into the employment agreements with each of our named executive officers, in order to promote retention and service following the consummation of the Business Combination, to incentivize the executives to continue to grow the Company and its market position, and to better reflect each executive’s value to the Company and its stakeholders. These agreements became effective on December 1, 2023. On September 5, 2024, the Board provided notice to each of the parties to an employment agreement that the Company elected not to renew the employment agreements pursuant to the terms of such employment agreements. On November 30, 2024, each employment agreement expired according to its respective terms. As such, each executive officer of the Company currently is employed on an at-will basis, meaning that either such executive officer or the Company may terminate such executive officer’s employment at any time for any reason. Nonetheless, the Company anticipates that each executive officer will continue to serve in his existing capacity under substantially the same compensatory terms as contained in the applicable Employment Agreement.

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Positions and Base Salary

Matthew Liotta. Mr. Liotta’s employment agreement provided for him to serve as our Chief Executive Officer at an annual base salary of $310,000. Mr. Liotta’s annualized salary decreased to $2,400 effective June 1, 2024.

Keith Rabin. Mr. Rabin’s employment agreement provided for him to serve as our President at an annual base salary of $300,000. On July 19, 2024, Keith Rabin, resigned as President as of the Company. In connection with Mr. Rabin’s separation, the Company and Mr. Rabin mutually agreed to terminate Mr. Rabin’s employment agreement. Mr. Rabin’s annualized salary amount increased to $300,000 on August 18, 2023 and decreased to $277,500 effective June 1, 2024.

Michael Prachar. Mr. Prachar’s employment agreement provided for him to serve as our Chief Operating Officer at an annual base salary of $235,000. Mr. Prachar’s annualized salary decreased to $223,250 effective June 1, 2024.

Mark Heinen. Mr. Heinen’s employment agreement provided for him to serve as our Chief Financial Officer at an annual base salary of $275,000. Mr. Heinen’s annualized salary decreased to $261,250 effective June 1, 2024.

Annual Incentive Bonuses

The employment agreements provided that, for each calendar year of the term, each named executive officer will be eligible to receive an annual target bonus in an amount equal to one hundred percent (100%) of the executive’s base salary (each, an “annual bonus”), with an opportunity to receive a maximum bonus of 200% of the executive’s base salary, based on the achievement of such performance factors and such other terms and conditions as may be established by the Board and/or the Compensation Committee. These employment agreements also provided that, depending on results, the executive’s actual bonus may be higher or lower than the target bonus amount. The decision to award any annual bonus and the amount and terms of any annual bonus is in the sole discretion of the Board or the Compensation Committee. Due to the performance of the Company, the named executive officers were not eligible to receive an annual bonus related to the calendar year ended December 31, 2023 and 2024.

Long-Term Equity Incentives

The employment agreements provided that each executive would be granted an equity award for such number of shares of the Common Stock as may be determined by the Board and/or the Compensation Committee. The initial equity award includes a performance-based vesting condition, pursuant to which (i) thirty percent (30%) of the number of shares of Common Stock subject to the initial award shall vest and, if applicable, become exercisable upon the market price of the Common Stock (as determined based on trading on an applicable stock exchange) being equal to or exceeding $12.50 per share for thirty (30) consecutive trading days, and the remaining seventy percent (70%) of the number of shares of Common Stock subject to the initial award shall vest and, if applicable, become exercisable upon the market price of the Common Stock being equal to or exceeding $15.00 per share for thirty (30) consecutive trading days. The Board granted initial restricted stock unit (“RSU”) awards in 2024 as follows:

Name and principal position	RSU Awards
Matthew Liotta Chair and Chief Executive Officer	183,580
Keith Rabin Former President	55,000
Michael Prachar Chief Operating Officer	42,630
Mark Heinen Chief Financial Officer	47,840

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Benefits

The employment agreements provided that each executive would be entitled to participate in employee benefit plans of Volato, Inc., such as a 401(k) plan, life insurance, group health insurance and disability insurance. Volato, Inc. currently pays for 100% of health insurance premiums for employees and 75% for dependents. All benefit plans are subject to change at Volato’s discretion.

Term

Each employment agreement had a one-year term commencing upon consummation of the Business Combination, with automatic renewal for an additional six months, unless either party provides 30 days’ notice not to renew. On September 5, 2024, the Board provided notice to each of the parties to an employment agreement that the Company elected not to renew the employment agreements pursuant to the terms of such employment agreements. On November 30, 2024, each employment agreement expired according to its respective terms. As such, each executive officer of the Company currently is employed on an at-will basis, meaning that either such executive officer or the Company may terminate such executive officer’s employment at any time for any reason. Nonetheless, the Company anticipates that each executive officer will continue to serve in his existing capacity under substantially the same compensatory terms as contained in the applicable employment agreement.

Outstanding Equity Awards at 2024 Fiscal Year End

The following table summarizes the outstanding equity awards held by our named executive officers as of December 31, 2024.

Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Matthew Liotta	—	—	—	—
Michael Prachar(1)	12,847	—	$3.50	03/10/2032
Mark Heinen	—	—	—	—
Keith Rabin	—	—	—	—

(1) Mr. Prachar’s options vested over a term of 1/48 with a one year cliff.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Matthew Liotta(1)	—	—	20,676	5,065
Michael Prachar(2)	—	—	2,212	542
Mark Heinen(3)	—	—	6,198	1,519
Keith Rabin	—	—	—	—

(1) Mr. Liotta holds 13,332 RSUs that vest 25% of the shares subject to 12 months of continuous employment on the vesting commencement date and 1/48th shall vest subject to continuous employment thereafter and 7.344 performance based RSU’s that vest upon the Company’s common stock achieving a specified price per share.

(2) Mr. Prachar holds 506 RSUs that vest 25% of the shares subject to 12 months of continuous employment on the vesting commencement date and 1/48th shall vest subject to continuous employment thereafter and 1,706 performance based RSU’s that vest upon the Company’s common stock achieving a specified price per share.

(3) Mr. Heinen holds 3,692 RSUs that vest 25% of the shares subject to 12 months of continuous employment on the vesting commencement date and 1/48th shall vest subject to continuous employment thereafter, 592 RSU’s that vest evenly over 4 years, and 1,914 performance based RSU’s that vest upon the Company’s common stock achieving a specified price per share.

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Compensation of Directors

Other than with respect to Matthew Liotta, our Chairman of the Board, CEO, and President whose compensation as such is reflected on the Summary Compensation Table above, the table below details the compensation paid to our directors for their service as a director during the fiscal year ended December 31, 2024.

Commencing in 2024, the Board suspended cash compensation for directors and granted restricted stock units in consideration for their service through the 2024 annual meeting.

As described below, the non-employee directors received restricted stock units (“RSU”) awards for their service on the Company’s Board during the fiscal year ended December 31, 2024. Mr. Liotta and Mr. Cooper did not receive fees for service on the Board for the fiscal year ended December 31, 2024.

Name	Cash Fees ($)(1)	RSU awards ($)(2)	Total ($)
Michael D. Nichols	—	28,349	28,349
Christopher Burger	—	24,038	24,038
Nicholas Cooper	—	—	—
Peter Mirabello(3)	18,125	—	18,125
Katherine Arris-Wilson(4)	22,156	—	22,156
Dana Born(4)	21,875	—	21,875
Joan Garrett(3)	14,375	—	14,375
Fred Colon(5)	—	—	—

(1)	All cash fees for board members were suspended effective, March 31, 2024.

(2)	Represents the aggregate grant date fair value of restricted stock unit awards granted under the Volato Group, Inc. 2023 stock incentive plan, calculated in accordance with Financial Accounting Standards Board ASC Topic 718-Stock Compensation and using the assumptions contained in Note 2 to the financial statements included elsewhere herein.

(3)	Mr. Mirabello and Ms. Garrett resigned from the Board effective April 17, 2024.

(4)	Ms. Arris-Wilson and Ms. Dana Born resigned from the Board effective April 18, 2024.

(5)	Mr. Colon was elected to the Board on April 23, 2024 and resigned from the Board effective June 4, 2024.

Additionally, other than Matthew Liotta, our Chair and CEO, whose compensation is reflected on the Summary Compensation Table above, the directors of pre-Business Combination Volato, Inc. included independent directors Joan Sullivan Garrett, Michael D. Nichols, and Robert George (whose Board service ended upon the consummation of the Business Combination). These directors earned cash compensation for their service as a director during the fiscal year ended December 31, 2023, in the following annualized amounts, calculated on a pro-rated basis from April 1, 2023 (or later start of service date) to December 31, 2023 or earlier end of service:

●	$57,500 for his or her Volato, Inc. board service;

●	$50,000 for service as Chair of the board starting on July 1, 2023;

●	$14,500 for service as chair of the Compensation Working Group Committee, a committee apppointed by the board to evaluate director and executive officer compensation; and

●	$6,125 for service as a member of the Compensation Working Group Committee.

Ms. Garrett received $68,125 for services as (i) a board member from April 1, 2023 through December 31, 2023, (ii) chairperson from July 1, 2023 through December 31, 2023, and (iii) a member of the compensation working group from April 1, 2023 through December 31, 2023.

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Mr. Nichols received $58,594 for services as (i) a board member from April 1, 2023 through December 31, 2023, and (ii) Chairperson and member of the Compensation Committee from July 1, 2023 through December 31, 2023.

Mr. George received $26,510 for services as a member of the Compensation Committee from July 1, 2023 through December 2, 2023. Amounts paid to Mr. Nichols and Ms. Garrett for services in December of 2023 are inclusive of and in lieu of any payments to be made to them for services as directors of the Volato Group, Inc. board for that month.

Policy and Practices on Timing of Granting Options

While we do not have a formal policy in place with regards to the timing of awards of options (or other equity awards) in relation to the disclosure of material nonpublic information, our practice is to not grant any such awards at a time when we are in possession of material nonpublic information and we generally do not grant stock options or similar awards during blackout periods established under our Insider Trading Policy or at any time during the four business days prior to, or the one business day following the filing of our periodic reports or the filing or furnishing of a Form 8-K that disclosed material nonpublic information. In addition, we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Clawback Policy

The Board has adopted a Clawback Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act of 1934, the rules promulgated thereunder, and the listing standards of the national securities exchange on which the Company’s securities are listed.

Summary of the Volato, Inc. 2021 Equity Incentive Plan (the “2021 Plan”)

The 2021 Plan was assumed by PACI prior to consummation of the Business Combination and was previously the Company’s sole equity compensation plan. Following consummation of the Business Combination, the 2021 Plan continued on its own terms, except that:

●	Volato, Inc. common stock covered by awards granted under the 2021 Plan became shares of the Company’s Common Stock;

●	All references in the 2021 Plan to a number of shares of Volato, Inc. common stock were amended to refer instead to that number of shares of the Company’s Common Stock as adjusted by an exchange ratio;

●	Employees and consultants of Volato, Inc. (or any other affiliate of Volato, Inc.) became eligible to receive awards under the 2021 Plan;

●	The Company’s Compensation Committee became the administrator of the 2021 Plan (the “Administrator”); and

●	Certain other minor technical revisions were made.

Purpose and Eligibility.

The 2021 Plan’s purposes are carried out by the granting of awards to selected eligible individuals. Awards under the 2021 Plan may be granted to selected employees, directors, and consultants of the Company or its affiliates in the discretion of the Administrator. Only employees are eligible to receive incentive stock options.

The 2021 Plan became effective on August 13, 2021 and will remain in effect until August 12, 2031 unless terminated earlier by the Board; however, once the Volato Group, Inc. 2023 Stock Incentive Plan (the “2023 Plan”) was approved by the stockholders, no further grants were made under the 2021 Plan. The 2021 Plan was amended and restated in connection with the assumption by PACI to reflect the effect of the Business Combination by modifying eligibility as described above, to reflect PACI’s assumption of the 2021 Plan, to clarify that Common Stock will be issued under the 2021 Plan, and to adjust the number of shares issuable under the 2021 Plan by the exchange ratio of 1.01508, and to make other minor technical revisions.

No awards were granted or will be granted under the 2021 Plan after the 2023 became effective on December 1, 2023 (the “2023 Plan Effective Date”). Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement; provided that, in each case, the participant continues to be employed or in service with the Company or an affiliate through each applicable vesting date.

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Administration; Amendment and Termination.

Following the Business Combination, the Compensation Committee, subject to PACI Board oversight, became the Administrator of the 2021 Plan. To the extent required under Rule 16b-3 of the Exchange Act, the Compensation Committee consists solely of two or more “non-employee” directors as that term is defined in Rule 16b-3, or as may otherwise be permitted under Rule 16b-3.

The 2021 Plan and awards made under the 2021 Plan may be amended, suspended, or terminated at any time by the Administrator, with respect to awards, subject to the following: (a) stockholder approval of any 2021 Plan amendment if required by applicable laws, rules, or regulations, and (b) except as otherwise provided in the 2021 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent.

Share Limitations.

The 2021 Plan authorizes the issuance of 108,974 shares (subject to adjustment for anti-dilution purposes), all of which may be issued under the 2021 Plan pursuant to incentive stock options. As described above, as a result of the Business Combination, this limit was adjusted by an exchange ratio. As of the date of the Business Combination on December 1, 2023, 94,038 shares were subject to outstanding awards, and no shares remained available for the grant of awards.

Types of Awards.

The types of awards authorized under the 2021 Plan are described below and include: stock options in the form of nonqualified options and incentive stock options and restricted stock awards. Subject to the terms of the 2021 Plan, the Administrator has broad authority to determine the terms and conditions of awards.

Options. Options granted under the 2021 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to consultants or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a parent, subsidiary, as provided in the 2021 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards.

Restricted Stock Awards. Under the terms of the 2021 Plan, the Administrator may grant restricted stock awards to participants in such numbers, upon such terms and at such times as the Administrator determines. Restricted stock awards are transfers of shares of the Company’s Common Stock subject to vesting conditions established by the Administrator. Until the transferee satisfies the vesting conditions or forfeits the shares, the share certificates are held in escrow or secured in another manner satisfactory to the Administrator. If and when the vesting conditions are satisfied, the shares are released to the transferee. Forfeited shares become eligible for reissuance under the Plan.

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Summary of the 2023 Plan

Key Plan Provisions

The following paragraphs provide a summary of principal features of the 2023 Plan and its operation. However, this summary is not a complete description of all provisions of the 2023 Plan and is qualified in its entirety by the specific language of the 2023 Plan.

Awards may be granted under the 2023 Plan until December 1, 2033, unless earlier terminated by the Board or the Compensation Committee, but no incentive stock options may be granted after November 28, 2033.

●	The 2023 Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards.

●	We have reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 224,347 shares.

●	The 2023 Plan is administered by the Board or, upon delegation by the Board, the Compensation Committee or such committee as permitted by the 2023 Plan.

The 2023 Plan includes several features that our Board believes reflect responsible compensation and governance practices and promote the interests of our stockholders, including the following “best practices”:

Prudent Share Request and Efficient Use of Equity. Under the terms of the 2023 Plan, no more than 20% of the issued and outstanding shares of our Class A Common Stock as of the date of Closing will be authorized for issuance under the plan (subject to adjustment for anti-dilution purposes). We are committed to the efficient use of equity awards and are mindful to ensure that our equity compensation program does not overly dilute our existing stockholders. To that end, the Compensation Committee will consider potential stockholder dilution, including burn rate and overhang, in the design and administration of equity awards.

Independent Committee. The 2023 Plan will be administered by the Compensation Committee. All members of the Compensation Committee are intended to qualify as “independent” under the NYSE listing standards and as “non-employee directors” under Rule 16b-3 adopted under the Exchange Act.

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No Discounted Stock Options or SARs and Limit on Option and SAR Terms. Stock options and stock appreciation rights, or SARs, must have an exercise price or base price, as applicable, equal to or greater than the fair market value (which is generally defined to be the closing sale price on the trading day immediately preceding the date of grant) of our Class A Common Stock on the date of grant. In addition, the term of an option or SAR cannot exceed 10 years.

No Stock Option or SAR Repricings Without Stockholder Approval. The 2023 Plan prohibits the repricing of stock options or SARs without the approval of stockholders. This 2023 Plan provision applies to (i) direct repricings (lowering the exercise price of an option or the base price of an SAR), (ii) indirect repricings (exchanging an outstanding option or SAR that is under water for cash, for options or SARs with an option price or base price less than that applicable to the original option or SAR, or for another equity award) and (iii) any other action that would be treated as a repricing under applicable stock exchange rules (subject to anti-dilution adjustments).

Robust Minimum Vesting Requirements for stock-based awards. The 2023 Plan generally imposes a minimum vesting period of one year for Stock Options, SARs and other stock-based awards other than in the cases of death, disability, retirement or a change in control. The Administrator may provide for the grant of awards with shorter or no vesting periods but only with respect to awards covering no more than five percent of the shares authorized for issuance under the 2023 Plan and in certain other limited circumstances. We believe that our vesting and award practices are responsible and further our incentive and retention objectives.

No Automatic “Single Trigger” Vesting Upon Change of Control. The 2023 Plan provides for double trigger treatment of awards upon a Change of Control and does not provide for automatic “single trigger” change of control vesting. Specifically, awards will vest upon a change of control only if (i) awards are not assumed, substituted or continued, or (ii) when such awards are assumed, substituted or continued, only if a participant’s employment is terminated beginning six months before and ending one year after the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable after the change of control) and only if such termination of employment or service is without cause or for good reason. Notwithstanding the prior sentence, unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with us, the participant will be entitled to the greater of the benefits provided upon a change of control under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a change of control as defined in the 2023 Plan.

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Prudent Change of Control Provisions. The 2023 Plan includes prudent “change of control” triggers such as requiring a change in beneficial ownership of more than 50% of our voting stock or other voting securities or consummation (rather than stockholder approval) of a merger or other transaction in which the holders of our common stock or other voting securities immediately prior to the transaction have voting control over less than 50% of the voting securities of the surviving corporation immediately after such transaction in order for a “change of control” to be deemed to have occurred.

Prohibition of Certain Share Recycling, or “Liberal Share Counting”, Practices for Options and SARs. The 2023 Plan imposes conservative counting and share recycling provisions for awards. For instance, shares subject to awards that are tendered or withheld to satisfy tax withholding requirements, or payment of an option or SAR exercise price or in connection with net settlement of an award will not be added back for reuse under the 2023 Plan, nor will any shares repurchased on the open market with the portion of the proceeds of an option exercise that represents payment of the exercise price.

No Grants of “Reload” Awards. The 2023 Plan does not provide for “reload” awards (the automatic substitution of a new award of like kind and amount upon the exercise of a previously granted award).

Forfeiture and Clawback. The 2023 Plan authorizes the Administrator to require forfeiture and/or recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

No Dividends or Dividend Equivalents on Unearned Awards. Dividends and dividend equivalents on awards issued under the 2023 Plan may only be paid if and to the extent the award has vested or been earned, and no dividends may be paid on shares that are subject to options or SARs.

Limits on Transferability of Awards. Unless permitted by the Administrator, the 2023 Plan does not permit awards to be transferred for value or other consideration.

Duration of the 2023 Plan

The 2023 Plan became effective upon the 2023 Plan Effective Date and will remain in effect until the tenth anniversary minus one day of the 2023 Plan Effective Date unless terminated earlier by our Board.

Shares Reserved for Issuance Under the 2023 Plan

The maximum aggregate number of shares that we may issue pursuant to awards granted under the 2023 Plan may not exceed 20% of the issued and outstanding shares of our Common Stock as of consummation of the Business Combination. Of the amount described in the preceding sentence, no more than 20% of the post-Business Combination total shares of our Common Stock may be issued under the 2023 Plan pursuant to the grant of incentive stock options (subject to adjustment for anti-dilution purposes as described below).

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If an award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited shares subject to the award will again be available for issuance pursuant to awards granted under the 2023 Plan. The following also are not included in calculating the 2023 Plan share limitations described above: (a) awards which are settled in cash and (b) dividends, including dividends paid in shares, or dividend equivalents paid in connection with outstanding awards. If the full number of shares subject to an award is not issued for by reason of the failure to achieve maximum performance factors or other criteria, only the number of shares issued and delivered will be considered for purposes of determining the number of shares remaining available for issuance pursuant to awards granted under the 2023 Plan.

In addition, (i) shares issued under the 2023 Plan through the settlement, assumption or substitution of outstanding awards granted by another entity or obligations to grant future awards as a condition of or in connection with a merger, acquisition or similar transaction involving our acquisition of another entity will not reduce the maximum number of shares available for delivery under the 2023 Plan, and (ii) available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for awards under the 2023 Plan and will not reduce the maximum number of shares available under the 2023 Plan, subject, in the case of both (i) and (ii), to applicable stock exchange listing requirements, if any.

The following shares may not again be made available for issuance as awards under the 2023 Plan: any shares (a) withheld or delivered to satisfy the tax withholding requirements for an award or withheld or delivered to pay the exercise price related to an option or SAR, (b) not issued or delivered as a result of the net settlement of an award or (c) repurchased on the open market with the portion of the proceeds of the exercise of an option that does not exceed the exercise price.

The number of shares reserved for issuance under the 2023 Plan and the terms of outstanding awards may be adjusted in the event of an adjustment in the capital structure of the Company (such as adjustments due to a merger, stock split, stock dividend or similar event), as provided in the 2023 Plan.

Administration

The 2023 Plan will be administered by our Compensation Committee subject to the oversight of our Board. Each member of our Compensation Committee is intended to be independent under applicable SEC Rule 16b-3 and the NYSE American company guide. Our Board and Compensation Committee are also referred to in this discussion collectively as the “Administrator.” Our Board may delegate powers of the Administrator to one or more officers who are not subject to Section 16 of the Exchange Act.

Subject to the terms of the 2023 Plan, the Administrator’s authority includes but is not limited to the authority to: (a) determine all matters relating to awards, including selection of individuals to be granted awards, the types of awards, the number of shares of our Common Stock, if any, subject to an award, the vesting conditions applicable to an award, and the other terms, conditions, restrictions and limitations of an award; (b) prescribe the form or forms of agreements evidencing awards granted under the 2023 Plan; (c) establish, amend and rescind rules and regulations for the administration of the 2023 Plan; (d) correct any defect, supply any omission or reconcile any inconsistency in the 2023 Plan or in any award or award agreement, including unilateral authority to amend the 2023 Plan to comply with applicable law; and (e) construe and interpret the 2023 Plan, awards and award agreements made under the 2023 Plan, interpret rules and regulations for administering the 2023 Plan and make all other determinations deemed necessary or advisable for administering the 2023 Plan. Vesting conditions may vary among individuals and may include attainment of performance objectives, continued service or employment for a specified period, or other provisions related to the purpose of the compensation and may provide for acceleration of vesting upon retirement, disability, death or other conditions specified by the Administrator. Performance measures may vary among individuals and will be based upon such performance factors or criteria as the Administrator determines.

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The Administrator also has the authority (a) to accelerate the date on which awards become exercisable, vest or are considered to be earned, to adjust or modify performance factors or criteria and (c) to adjust the terms or conditions of awards in response to or in anticipation of extraordinary items, transactions, events or developments impacting us or our financial statements, or changes in applicable law.

Amendment and Termination

The 2023 Plan and awards made under the 2023 Plan may be amended, suspended or terminated at any time by our Board (or the Administrator, with respect to awards). However, stockholder approval of any 2023 Plan amendment is required if required by applicable laws, rules or regulations, and, except as otherwise provided in the 2023 Plan, an amendment or termination of an award may not materially adversely affect the rights of the recipient of the award without the recipient’s consent; provided, however, that recipient consent is not required when such change is necessary to comply with applicable law or changes to applicable law. In addition, and except for adjustments made pursuant to a change in our Common Stock pursuant to a merger, consolidation, recapitalization or reorganization, or if our Board declares a stock dividend, stock split distributable in shares of our Common Stock, reverse stock split, other distribution (other than an ordinary or regular cash dividend) or combination or reclassification of our Common Stock, or if there is a similar change in our capital stock structure affecting our common stock (excluding conversion of convertible securities and/or the exercise of warrants by their holders, or in connection with a change of control), stockholder approval is required to take any action with respect to an option or SAR “repricing,” that is, (i) amending the terms of outstanding options or SARs to reduce the exercise price, (ii) exchanging outstanding options or SARs for cash, options or SARs with an exercise price that is less than the exercise price of the original option or SAR or for other equity awards at a time when the original option or SAR has an exercise price above the fair market value of our common stock or (iii) other action that would be treated as a repricing under any applicable stock exchange rules (other than adjustments for anti-dilution purposes).

Types of Awards

The types of awards authorized under the 2023 Plan are described below and include: restricted stock awards; restricted stock units (“RSUs”); incentive stock options; nonqualified stock options; SARs, which may be granted to the holder of an option with respect to all or a portion of the shares of our Common Stock subject to the option or may be granted separately to an eligible individual; performance awards, which may be either performance shares or performance units; phantom stock awards; other cash-based and stock-based awards; and dividend equivalent awards. Subject to the terms of the 2023 Plan, the Administrator has broad authority to determine the terms and conditions of awards. All awards that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the IRC must comply with the restrictions imposed by that section.

Options

Options granted under the 2023 Plan may be incentive options or nonqualified options. Incentive options may be granted only to our employees, not to independent contractors or non-employee directors. The Administrator will determine the exercise price for options. The exercise price may be no less than 100% of the fair market value per share of our Common Stock on the date the option is granted, or 110% of the fair market value for incentive stock options granted to an employee who owns more than 10% of the total combined voting power of all classes of our stock. The preceding exercise price restrictions do not apply to certain options assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

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Pursuant to Section 422 of the IRC and the terms of the 2023 Plan, in no event may there first become exercisable by a participant in any one calendar year incentive options granted by us with respect to shares having an aggregate fair market value (determined at the time an option is granted) greater than $100,000. To the extent that an incentive option granted under the 2023 Plan exceeds this limitation, the excess will be treated as a nonqualified option.

The exercise price is payable in cash or cash equivalent, or, except where prohibited by the Administrator or applicable law, by delivery of shares of our common stock owned by the participant, withholding of shares upon exercise of the option, delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to us the amount of sale or loan proceeds to pay the exercise price or by such other payment methods as may be approved by the Administrator and which are acceptable under applicable law (or any combination of these methods).

The Administrator will determine the terms and conditions of an option, the period or periods during which an individual may exercise an option and any conditions on the ability of an individual to exercise an option. The option period may not exceed 10 years (or five years with respect to an incentive stock option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a parent, subsidiary, as provided in the 2023 Plan). Options are exercisable after termination of employment only to the extent specified by the Administrator in grants of individual awards. The Administrator may, consistent with the terms of the Plan and Section 409A of the IRC, accelerate the date on which options become vested or exercisable.

Restricted Stock Awards

Under the 2023 Plan, the Administrator may grant restricted awards to participants in such numbers, upon terms and at such times as the Administrator determines. Restricted awards may be in the form of restricted stock awards or RSUs that are subject to certain conditions, which conditions must be met in order for such award to vest or be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards are payable in shares of Common Stock. RSUs may be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the 2023 Plan and the discretion of the Administrator.

Performance Awards

Performance awards may be in the form of performance shares or performance units. Performance shares are granted with reference to a specified number of shares of our common stock and afford the holder the contingent right to receive shares of our Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator) with a value equal to the value of the reference shares as of the date on which the performance objectives are achieved. An award of a performance unit is a grant in an amount determined by the Administrator that gives the holder the contingent right to receive shares of our Common Stock, a cash payment or combination of our Common Stock and cash (as determined by the Administrator) equal in value to the amount of the award.

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The Administrator will determine, subject to the terms of the 2023 Plan, the performance objectives and other conditions applicable to each performance award. Unless otherwise specified by the Administrator, the recipient of performance units will forfeit upon separation from service any units whose objectives have not been attained at that time. Performance measures may vary between individuals and be based upon such performance factors or criteria as the Administrator determines. The Administrator may, in its sole discretion, accelerate the date that performance units granted to any recipient are deemed to have been earned in whole or in part.

Stock Appreciation Rights

Stock appreciation rights may be granted in the form of either “related SARs” or “freestanding SARs”. A related SAR is granted to the holder of an option with respect to all or a portion of the shares of our Common Stock subject to the related option, and a “freestanding SAR” is an SAR that is granted separately to an eligible individual.

Upon exercise, the holder of a SAR is entitled to receive consideration equal to the number of shares with respect to which the SAR is exercised multiplied by the excess, if any, of the fair market value of a share of our Common Stock on the date of exercise of the SAR over the base price. The base price of a related SAR equals the exercise price of its related option. The base price of a freestanding SAR equals the fair market value of our Common Stock on the date of grant of the SAR. The preceding exercise price restrictions do not apply to certain SARs assumed or substituted in a merger or other transaction where the exercise price is adjusted in accordance with applicable tax regulations.

Payment to the SAR holder may be made in cash, shares of Common Stock (valued at fair market value on the date of the SAR exercise) or a combination of cash and shares of Common Stock, as determined by the Administrator.

Related SARs are exercisable only when their related options are exercisable. A SAR may be granted in tandem with a nonqualified option at any time before the option is completely exercised, terminated, expired or canceled. A SAR may be granted in tandem with an incentive option only at the time of the grant of the option. The exercise of a related SAR precludes the exercise of the related option, and vice versa.

SARs are exercisable according to the terms established by the Administrator and stated in the applicable award agreement. They may not be exercised more than 10 years after the date of grant, or such shorter period as may apply to the related options in the case of related SARs or as may be specified by the award agreement.

Phantom Stock Awards

Phantom stock awards are awards of a number of hypothetical share units, each with a value equal to the fair market value of one share of Common Stock. Upon vesting, the holder of phantom share units is entitled to receive consideration equal to the number of units multiplied by the fair market value of a share of our Common Stock on the date of exercise. Payment may be made, in the discretion of the Administrator, in cash or in shares of our Common Stock valued at fair market value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. Payments may be made in a lump sum or upon such other terms consistent with the 2023 Plan and Section 409A of the IRC as may be established by the Administrator. The Administrator will determine the vesting conditions and other terms of each grant, subject to the terms of the 2023 Plan.

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Other Cash-Based Awards and/or Stock-Based Awards

The Administrator has the authority to grant other cash-based and/or stock-based awards to eligible individuals. Other stock-based awards may be valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or awards for shares of our Common Stock, including but not limited to other stock-based awards granted in lieu of bonus, salary or other compensation, other stock-based awards granted with vesting or performance conditions, and/or other stock-based awards granted without being subject to vesting or performance conditions (subject to the terms of the 2023 Plan). Subject to the provisions of the 2023 Plan, the Administrator will determine the number of shares of our Common Stock, if any, to be awarded to an individual under (or otherwise related to) such other stock-based awards; whether such other stock-based awards will be settled in cash, shares of our Common Stock or a combination of cash and shares of our Common Stock; and the other terms and conditions of such awards. Other cash-based awards will be valued and settled in cash may be granted in lieu of bonus, salary or other compensation, may be granted with vesting or performance conditions and/or may be granted without being subject to vesting or performance conditions. Other cash-based awards will be subject to such other terms and conditions as may be established by the Administrator.

Dividends and Dividend Equivalent Rights

The Administrator may, in its sole discretion, provide that awards, other than options and SARs, earn dividends or dividend equivalent rights (“dividend equivalents”); provided, however, that dividends and dividend equivalents on unearned or unvested awards will not be paid (even if accrued) unless and until the underlying award (or portion thereof) has been earned or vested. Such dividends or dividend equivalents may be paid currently or may be credited to an individual’s account. Any crediting of dividends or dividend equivalents may be subject to such additional restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of our Common Stock or share equivalents.

Change of Control

Under the terms of the 2023 Plan, certain provisions apply in the event of a change of control (except as otherwise required under Section 409A of the IRC or provided in an award agreement). To the extent that the successor or surviving company in the change of control event does not assume or substitute for an award (or in which we are the ultimate parent corporation and do not continue the award) on substantially similar terms or with substantially equivalent economic benefits (as determined by the Administrator) as awards outstanding under the 2023 Plan immediately prior to the change of control event, (A) all outstanding options and SARs will become fully vested and exercisable, whether or not then otherwise vested and exercisable; and (B) any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target.

In addition, if an award is substituted, assumed or continued as provided in the 2023 Plan, the award will become vested (and, in the case of options and SARs, exercisable) and any restrictions, including but not limited to the restricted period, performance period and/or performance factors or criteria applicable to any outstanding award other than options or SARs will be deemed to have been met, and such awards will be deemed vested and earned in full at the greater of actual or target, if the employment or service of the participant is terminated beginning six months before and ending one year after the date of the change of control (or such other period after a change of control as may be stated in a participant’s employment agreement, change in control agreement or similar agreement or arrangement, if applicable), but only if such termination of employment or service (A) is by the Company not for cause or (B) is by the participant for good reason. If the termination of employment or service precedes the change of control, the award will be settled as of the date of the change.

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Further, and notwithstanding any other provision of the 2023 Plan to the contrary, and unless an individual award agreement expressly provides otherwise, in the event that a participant has entered into, or is a participant in, an employment agreement, change of control agreement or plan or similar agreement, plan or arrangement with the Company, the participant will be entitled to the greater of the benefits provided upon a change of control of the Company under the 2023 Plan or the respective employment agreement, change of control agreement or similar agreement, plan or arrangement, and such employment agreement, change of control agreement or similar agreement, plan or arrangement will not be construed to reduce in any way the benefits otherwise provided to a participant upon the occurrence of a Change of Control as defined in the 2023 Plan.

Transferability

Incentive options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with IRC Section 422 and related regulations. Nonqualified options are not transferable other than by will or the laws of intestate succession or, in the Administrator’s discretion, for no consideration in other circumstances consistent with the registration provisions of the Securities Act. Restricted awards, SARs, performance awards, phantom stock awards and other cash-based and stock-based awards generally are not transferable other than transfers by will or the laws of intestate succession, and participants may not sell, transfer, assign, pledge or otherwise encumber shares subject to an award until the award has vested and all other conditions established by the Administrator have been met.

Forfeiture and Recoupment

As noted above, the 2023 Plan authorizes the Administrator to require forfeiture and recoupment of plan benefits if a participant engages in certain types of detrimental conduct and to require that a participant be subject to any compensation recovery policy or similar policies that may apply to the participant or be imposed under applicable laws.

Certain United States Federal Income Tax Consequences

The following summary generally describes the principal U.S. federal (and not foreign, state or local) income tax consequences of awards granted under the 2023 Plan as they were in effect on the date of this prospectus. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee or to the Company. The provisions of the Code and related regulations concerning these matters are complicated and their impact in any one case may depend upon the particular circumstances. Tax laws are subject to change.

Incentive Options

Incentive options granted under the 2023 Plan are intended to qualify as incentive stock options under IRC Section 422. Pursuant to IRC Section 422, the grant and exercise of an incentive option generally will not result in taxable income to the participant (with the possible exception of alternative minimum tax liability) if the participant (a) does not dispose of shares received upon exercise of such option within the period ending at the later of one year after the date of exercise or two years after the date of grant, and (b) has continuously been our employee from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). However, the excess of the fair market value of the shares received upon exercise of the incentive option over the exercise price for such shares generally will constitute an item of adjustment in computing the participant’s alternative minimum taxable income for the year of exercise. Thus, certain participants may experience an increase in their federal income tax liability as a result of the exercise of an incentive option under the alternative minimum tax rules of the IRC. We generally will not be entitled to a deduction for income tax purposes in connection with the exercise of an incentive option.

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If the holding period requirements for incentive option treatment described above are met, upon the disposition of shares acquired upon exercise of an incentive option, the participant will be taxed on the amount by which the amount realized upon such disposition exceeds the exercise price, and such amount will be treated as long-term capital gain or loss.

If the holding period requirements for incentive option treatment described above are not met, the participant will be taxed as if he or she received compensation in the year of the disposition. The participant must treat gain realized in the disqualifying disposition as ordinary income to the extent of the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition of the stock minus the exercise price. Any gain in excess of these amounts may be treated as long-term or short-term capital gain, depending upon the participant’s holding period. In the year of disposition, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Nonqualified Options

For federal income tax purposes, the grant of a nonqualified option on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. The difference between the fair market value of the stock on the date of exercise and the exercise price will constitute taxable ordinary income to the participant on the date of exercise. We generally will be entitled to a corresponding income tax deduction to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting. The participant’s basis in shares of common stock acquired upon exercise of an option will equal the exercise price plus the amount of income taxable at the time of exercise. Any subsequent disposition of the stock by the participant will be taxed as a capital gain or loss to the participant and will be long-term capital gain or loss if the participant has held the stock for more than one year at the time of sale.

Stock Appreciation Rights

For federal income tax purposes, the grant of a SAR on the terms specified by the 2023 Plan should not result in taxable income to a participant or a tax deduction to us. Upon exercise, the amount of cash and fair market value of shares received by the participant, less cash or other consideration paid (if any), is taxed to the participant as ordinary income, and we will generally be entitled to a corresponding income tax deduction to the extent the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Restricted Stock Awards.

The grant of a restricted stock award will not result in taxable income to the participant or a tax deduction to us for federal income tax purposes, unless the restrictions on the stock do not present a substantial risk of forfeiture or the award is transferable, as defined under IRC Section 83. In the year that the restricted stock is no longer subject to a substantial risk of forfeiture or the award becomes transferable, the fair market value of such shares at such date and any cash amount awarded, less cash or other consideration paid (if any), will be included in the participant’s ordinary income as compensation, except that the participant may elect, within 30 days after the transfer of the shares and in accordance with the requirements of Section 83(b) of the IRC, to include in his or her ordinary income as compensation at the time the restricted stock is awarded the fair market value of such shares at such time, less any amount paid for the shares. We generally will be entitled to an income tax deduction at time when the participant recognizes income and in the same amount, to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

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Restricted Stock Units, Performance Awards, Phantom Stock Awards, Other Cash-Based and Stock-Based Awards and Dividend Equivalents

The grant of a restricted stock unit, performance award, phantom stock award, other cash-based and stock-based awards or a dividend equivalent award on the terms specified by the 2023 Plan should not result in taxable income to the participant or a tax deduction to us for federal income tax purposes. Upon the settlement of the award, the participant will recognize taxable income equal to any cash and the fair market value of any stock received in settlement of the award. We generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the participant to the extent that the amount represents reasonable compensation and an ordinary and necessary business expense, subject to any required income tax reporting.

Code Section 409A

Awards granted under the 2023 Plan may be subject to IRC Section 409A and related regulations and other guidance. IRC Section 409A imposes certain requirements on unfunded, nonqualified deferred compensation plans. If IRC Section 409A applies to the 2023 Plan or any award, and the 2023 Plan and the award do not, when considered together, satisfy the requirements of IRC Section 409A during a taxable year, the participant will have ordinary income in the year of noncompliance in the amount of all deferrals subject to IRC Section 409A to the extent that the award is not subject to a substantial risk of forfeiture. In subsequent years, the participant will have ordinary income equal to any increase in the value of the award to the extent that the award is then vested. In addition to ordinary income tax, the participant will be subject to an additional income tax of 20% on all amounts includable in income and may also be subject to interest charges under IRC Section 409A. We do not undertake to have any responsibility to take, or to refrain from taking, any actions in order to achieve a certain tax result for any participant.

Tax Withholding

Generally, a participant in the 2023 Plan will be required to pay us in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by us to such authority for the account of the recipient. Alternatively, the Administrator may in its discretion establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to an award, by electing to deliver shares of Common Stock held by the participant that are fully vested and not subject to any pledge or other security interest or to have us withhold shares of our Common Stock from the shares to which the recipient is otherwise entitled. Under the 2023 Plan, the number of shares to be withheld or delivered will have a fair market value (as determined pursuant to the 2023 Plan) as of the date that the amount of tax to be withheld is determined as nearly as equal as possible to, but not exceeding (unless otherwise permitted by the Administrator in a manner in accordance with applicable laws, rules and regulations and applicable accounting principles), the amount of such obligations being satisfied.

Plan Benefits

The selection of individuals who will receive awards under the 2023 Plan and the amount of any such awards is not yet determinable due to vesting, performance and other requirements. Therefore, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups of participants. In 2022, Volato granted awards under its existing 2021 Plan to our named executive officers, non-employee directors and other eligible employees. These awards are described under the section titled “Executive Officer and Director Compensation” in this prospectus.

Equity Compensation Plan Information

18,111 shares of Common Stock were covered by awards outstanding under the 2023 Plan as of April 29,2025.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with our directors and executive officers described under the “Directors and Management” section in this prospectus, the following is a description of each transaction since January 1, 2023, and each currently proposed transaction in which (i) we have been or will be a participant; (ii) the amount involved exceeds or will exceed the lesser of $120,000 or one percent of the average of the our total assets at year-end for the last two completed fiscal years; and (iii) any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Pre-Business Combination Related Party Transactions – Volato, Inc.

Convertible Notes and Conversion into Preferred Stock

In April 2022, Volato, Inc.’s board of directors authorized an offering of convertible notes designated Series CN-001, up to an aggregate principal amount of $20.0 million (the “CN-001 Notes”), bearing interest at a rate of 5% per annum, with all principal and interest payable in kind at maturity or upon an earlier equity financing of not less than $10.0 million (a “Qualified Financing”) or another conversion event described in the CN-001 Notes. In a conversion pursuant to a Qualified Financing, the CN-001 Notes provide for a 15% conversion price discount and $80.0M conversion valuation cap.

In February 2023, Volato, Inc’s board of directors authorized a Series CN-002 convertible note offering up to an aggregate principal amount of $25.0 million (the “CN-002 Notes”), bearing interest at a rate of 4% per annum commencing July 1, 2023, with all principal and interest due at maturity or payable in kind upon an earlier Qualified Financing or other conversion event described in the CN-002 Notes. In a conversion pursuant to a Qualified Financing, the CN-002 Notes provide for a 10% conversion price discount.

On July 21, 2023, Volato consummated a qualified financing (the Series A Preferred Stock offering described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), pursuant to which the CN-001 Notes converted into Volato, Inc. Series A-2 Preferred Stock at a conversion price of $5.982 per share and the CN-002 Notes converted into Volato, Inc. Series A-3 Preferred Stock at a conversion price of $9.00 per share.

Below are details of convertible notes issued to related persons in the Series CN-001 and CN-002 convertible note offerings, along with details of their conversion:

●	$3,000,000 CN-001 Note issued to Liotta Family Office, LLC, which is 60% owned by Dennis Liotta, Matthew Liotta’s father, 20% owned by John Liotta, Matthew Liotta’s brother, and 20% owned by Matthew Liotta. The note accrued $165,616 in interest and converted into 529,190 shares of Series A-2 Preferred Stock, which is equal to 537,170 shares of Volato, Inc. common stock. These shares of Volato, Inc. common stock were converted into 545,657 shares of the Company’s Common Stock in connection with the Business Combination.

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●	$1,000,000 CN-001 Note issued to the Matthew D. Liotta 2021 Trust dated January 21st, 2021. The note accrued $27,397 in interest and converted into 171,748 shares of Series A-2 Preferred Stock, which is equal to 174,338 shares of Volato, Inc. common stock. These shares of Volato, Inc. common stock were converted into 176,967 shares of the Company’s Common Stock in connection with the Business Combination.

●	$6,001,407 CN-002 Note issued to Dennis Liotta, pursuant to the conversion of the Revolving Line of Credit described under “Working Capital Loans.” The note accrued $11,181 in interest and converted into 678,139 shares of Volato, Inc. Series A-3 Preferred Stock, which is equal to 689,450 shares of Volato, Inc. common stock. These shares of Volato, Inc. common stock were converted into 699,847 shares of the Company’s Common Stock in connection with the Business Combination.

Term Loan

In December 2021, Dennis Liotta extended a revolving line of credit providing Volato, Inc. up to $8 million in financing pursuant to a loan agreement and promissory note (the “Liotta 2021 Note”). In March 2023, in connection with certain Liotta 2021 Note satisfaction negotiations, Dennis Liotta loaned Volato, Inc. an additional $1 million pursuant to an unsecured term note bearing ten percent (10%) annual interest and maturing on March 31, 2024 (the “Term Loan”). This note was repaid upon maturity. Volato, Inc. separately paid Dennis Liotta’s legal fees related to the Term Loan and satisfaction of the Liotta 2021 Note, in the amount of $31,887.

Pre-Business Combination Related Party Transactions – PACI

Amended and Restated Registration Rights and Stockholder Rights Agreement

On December 1, 2023, PACI and certain funds and accounts related to Blackrock, Inc. entered into the Amended and Restated Registration Rights and Stockholder Rights Agreement (the “Registration Rights Agreement”), which became effective upon consummation of the Business Combination. Pursuant to the Registration Rights Agreement, we agreed to use commercially reasonable efforts to file a registration statement under the Securities Act to permit the resale of shares of Common Stock held by the other parties to the Registration Rights Agreement within 45 days of consummation of the Business Combination and to use commercially reasonable efforts to cause such registration statement to be declared effective as soon as practicable after the filing thereof. In satisfaction of this requirement, we filed such registration statement with the SEC on January 12, 2024 (File 333-276479). As more fully described in the registration statement, we registered for sale up to an aggregate of 23,318,122 shares of Common Stock consisting of (i) 6,883,579 shares of Common Stock that resulted from the conversion of Class B shares in connection with the Business Combination; (ii) 15,226,000 shares of Common Stock underlying Private Warrants; (iii) 213,273 shares of Common Stock to be issued to LSH Partners Securities LLC pursuant to the Letter Agreement dated July 26, 2023, as amended on November 30, 2023; (iv) 284,363 shares of Common Stock issued to Roth Capital Partners, LLC (“Roth”) pursuant to the Engagement Letter dated October 16, 2023 as amended on December 1 2023; and (v) 710,907 shares of Common Stock issued to BTIG, LLC (“BTIG”) pursuant to the Letter Agreement dated November 28, 2022, as amended on December 1, 2023.

Employment of Immediate Family Members

Jennifer Liotta was the Company’s General Counsel until September 5, 2024 and is the spouse of Matthew Liotta, our Chief Executive Officer and Chairman of the Board. Ms. Liotta received total compensation of $60,700 and $160,000 from Volato, Inc. in 2024 and 2023, respectively. Ms. Liotta’ compensation was established in accordance with its compensation practices and without the involvement of Matthew Liotta.

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John Liotta was the Company’s Executive Vice President of Corporate Development until August 30, 2024 and is the brother of Matthew Liotta, our Chief Executive Officer and Chairman of the Board. Mr. John Liotta received total compensation of $86,666 and $122,500 from Volato, Inc. in 2024 and 2023, respectively. Mr. John Liotta’s compensation was established in accordance with its compensation practices and without the involvement of Matthew Liotta.

Leases and Commercial Agreements

Aircraft Lease and Charter Services

As part of our legacy aircraft ownership program, G C Aviation leased a HondaJet HA-420 aircraft from Volato 158, LLC (“V158”), which is 25% owned by DCL H&I, LLC (“DCL”). Dennis Liotta and his spouse own 100% of DCL. Under the terms of an aircraft dry lease, V158 paid G C Aviation a monthly management fee of $38,000, and GC Aviation paid V158 an hourly rental rate of $1,000 per revenue flight hour. The lease expires on August 20, 2026. In connection with the V158 lease, G C Aviation provided charter services to DCL on its fleet of HondaJets, pursuant to a services agreement. The agreement was in the normal course of business and terms were similar to those of Volato, Inc.’s other customers who are members of V158 as of 2021.

Hangar Sublease and Personnel Services

Volato, Inc. previously leased hangar and office space from Modern Aero, LLC (“Modern Aero”), a Florida limited liability company that operates a flight school at the Northeast Florida Regional Airport in St. Augustine, Florida. Matthew and Jennifer Liotta hold a majority interest in Modern Aero. Volato, Inc. paid $3,800 per month in rent under a month-to-month lease arrangement. This relationship terminated effective July 31, 2023.

In addition, during 2022 and until July 31, 2023, Volato provided payroll and benefits for several Modern Aero flight instructors and maintenance personnel, for which Modern Aero agreed to reimburse Volato, Inc. at cost. In January 2024, Volato, Inc. waived reimbursement of these costs in exchange for the assignment of the hangar lease to Volato, Inc.

Lock-Up Agreements

In connection with, and on the date of, the consummation of the Business Consummation, the Company entered into certain Stockholder Lock-Up Agreements by and between the Company and each of PACI, Michael W. Zarlenga, Lisa Suennen, Steven P. Mullins, John C. Backus, Jr., Coleman Andrews, Thanasis Delistathis, Mark D. Lerdal, Argand Group, Athollo Rocket Holdings, LLC, Bruddy, LLC, Dega Family Holding, LLC, Hoop Capital LLC, Liotta Family Office, LLC, PDK Capital, LLC, and The Bailey Financial Group, LLC (the “Stockholder Parties” and the “Lock-Up Agreements”). Under the terms of the Lock-Up Agreements, the Stockholder Parties agreed, subject to certain customary exceptions, that during the period that is the earlier of (i) the date that is 180 days following the consummation of the Business Combination and (ii) the date specified in a written waiver of the provisions of the Lock-Up Agreements duly executed the Company, not to dispose of, directly or indirectly, any shares of Common Stock subject to their respective Lock-Up Agreement, or take other related actions with respect to such shares. The shares of Common Stock subject to the Lock-Up Agreements included all such shares held by the Stockholder Parties.

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Separation Agreement with Keith Rabin

On July 19, 2024, Keith Rabin, the former President of the Company, notified the Company of his intent to resign as President effective immediately. The Company entered into a Separation and Release of Claims Agreement (the “Separation Agreement”) with Mr. Rabin, pursuant to which, in exchange for an effective release of claims in favor of the Company, Mr. Rabin was entitled to receive a total cash payment of $89,609.37. The Separation Agreement contains standard and customary terms, including obligations of Mr. Rabin to remain bound by certain contractual obligations he has under any confidentiality agreements he may have with the Company. In connection with the Separation Agreement, the Company and Mr. Rabin mutually agreed to terminate Mr. Rabin’s employment agreement, dated December 1, 2023, with the Company.

Director and Officer Exculpation and Indemnification

The DGCL authorizes corporations to limit or eliminate the personal liability of directors or officers of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Certificate of Incorporation includes a provision that eliminates the personal liability of directors or officers for monetary damages for any breach of fiduciary duty as a director or officer to the fullest extent permitted under the DGCL (including to the extent that the DGCL may subsequently be amended to further expand the scope of permissible exculpation of directors or officers under Delaware Law).

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer, of corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper. Under Section 145(c) of the DGCL, present and former directors, and certain present and former officers, that have been successful on the merits or otherwise in defense of any action, suit or proceeding referenced in Section 145(a) or 145(b) of the DGCL, or in defense of any claim, issue or matter therein, are entitled to mandatory indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Bylaws provide that the Company generally must indemnify the Company’s directors and officers to the fullest extent authorized by the DGCL (except that the Company is only obligated to indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Company’s Board) and advance expense to the Company’s directors and officers in the defense of actions, suits, or proceedings arising by reason of the fact of their corporate status. The Company also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for the Company directors, officers, and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

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The limitation of liability, advancement and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing lawsuits against our directors and officers for any alleged breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and/or its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of the legal and other expenses of, and settlement and damage awards against directors and officer pursuant to these indemnification advancement provisions or to the extent that any current or former director or officer is exculpated from liability under these provisions.

There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers, or employees for which indemnification is sought.

Policies and Procedures for Related Party Transactions

Our audit committee reviews and approves all reimbursements and payments made to any stockholder or member of our management team, or our or their respective affiliates, and any reimbursements and payments made to members of our audit committee will be reviewed and approved by our Board, with any interested director abstaining from such review and approval.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions, including the payment of any compensation, will require prior approval by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our Board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested “independent” directors (or, if there are no “independent” directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by our Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 in any calendar year or 2% of our total assets averaged across the last two most recently completed fiscal years; (2) we or any of our subsidiaries are a participant; and (3) any (a) executive officer, director or nominee for election as a director, (b) beneficial owner greater than 5% of our common stock or any other class or series of our securities, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform their work objectively and effectively. Conflicts of interest may also arise if a person, or a member of their family, receives improper personal benefits as a result of their position.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of April 29, 2025, by:

●	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of Common Stock;
●	each of the Company’s named executive officers and directors; and
●	all of the Company’s executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G or 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

The beneficial ownership percentages set forth in the table below are based on 1,900,893 shares of Common Stock issued and outstanding as of April 29, 2025.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Common Stock Outstanding
Directors and Named Executive Officers:
Matthew Liotta(2)	207,640	10.9%
Nicholas Cooper(3)	121,441	6.4%
Michael Prachar(4)	13,365	*
Mark Heinen(5)	2,164	*
Michael Nichols(6)	3,275	*
Christopher Burger(7)	1,635	*
Keith Rabin(8)	1,075	*
All Directors and Executive Officers as a group (6 individuals)(9)	349,520	18.4%
Five Percent Holders:
Hoop Capital LLC(10)	120,286	6.3%
Argand Group(11)	138,647	7.3%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the directors and executive officers of the Company is c/o Volato Group, Inc., 1954 Airport Road, Suite 124 Chamblee, Georgia 30341.
(2)	Mr. Liotta beneficially owns (i) 138,647 shares of Common Stock held by Argand Group LLC, in which Mr. Liotta holds shared voting and dispositive power, (ii) 52,885 shares of Common Stock held by PDK Capital, LLC, in which Mr. Liotta has sole voting power and shares dispositive power with his spouse, Jennifer Liotta, (iii) 8,707 shares of Common Stock directly owned by Mr. Liotta, (iv) 6,907 shares of Common Stock held indirectly through Ms. Liotta, and (v) 494 restricted stock units, which are expected to vest within 60 days of April 29, 2025.
(3)	Mr. Cooper beneficially owns (i) 120,286 shares of Common Stock held by Hoop Capital LLC in which Mr. Cooper holds shared voting and investment power and (ii) 1,155 shares of Common Stock directly owned by Mr. Cooper.
(4)	Mr. Prachar beneficially owns (i) 166 shares of Common Stock , (ii) 354 shares of Common Stock held indirectly through his spouse, Jodi Prachar, (iii) 12,847 shares of Common Stock underlying exercisable stock options, and (iv) 19 restricted stock units, which are expected to vest within 60 days of April 29, 2025.
(5)	Mr. Heinen beneficially owns (i) 1,989 shares of Common Stock and (ii) 175 restricted stock units, which are expected to vest within 60 days of April 29, 2025.
(6)	Mr. Nichols beneficially owns (i) 1,512 shares of Common Stock and (ii) 1,763 shares of Common Stock underlying exercisable options.
(7)	Mr. Burger beneficially owns (i) 1,282 shares of Common Stock and (ii) 353 shares of Common Stock underlying exercisable options.
(8)	Mr. Rabin, our former President, resigned from his position as of July 19, 2024. He beneficially owns 1,075 shares of Common Stock.
(9)	Excludes Mr. Rabin.
(10)	Hoop Capital LLC is owned by Nicholas Cooper.
(11)	Argand Group LLC is owned by Matthew Liotta.

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SELLING STOCKHOLDER

The Selling Stockholder listed in the table below may from time to time offer and sell any or all of the Conversion Shares set forth below pursuant to this prospectus. When we refer to the Selling Stockholder in this prospectus, we refer to the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Stockholder’s interest in the Conversion Shares after the date of this prospectus.

The following table sets forth certain information provided by or on behalf of the Selling Stockholder concerning the Conversion Shares that may be offered from time to time by the Selling Stockholder pursuant to this prospectus. The Selling Stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of their Conversion Shares after the date on which it provided us with information regarding such securities. Moreover, the Conversion Shares identified below include only the Conversion Shares being registered for resale. Any changed or new information given to us by the Selling Stockholder, including regarding the identity of, and the Company’s securities held by, the Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. The Selling Stockholder may sell all, some or none of the Conversion Shares in this offering. See “Plan of Distribution.”

Other than as described below or elsewhere in this prospectus, the Selling Stockholder does not have, and has not had, any material relationship with us or any of our predecessors or affiliates within the past three years.

The number of shares of Common Stock beneficially owned by the Selling Stockholder is determined under rules promulgated by the SEC. Beneficial ownership prior to this offering assumes that all shares issuable upon conversion of the First Tranche Note are issued by the Company to the Selling Stockholder, subject to the Beneficial Ownership Limitation, but the number of shares of Common Stock and percentage set forth in the final two columns below assume that all Conversion Shares being offered by the Selling Stockholder are sold and does not give effect to any limitations on conversions of the Notes, including without limitation, conversions that would result in the Selling Stockholder holding a number of shares of Common Stock in excess of the applicable Beneficial Ownership Limitation or the Exchange Cap.

Name and address of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Maximum Number of Conversion Shares to be Sold Pursuant to this Prospectus (2)	Number of Shares of Common Stock Beneficially Owned After Offering (2)	Percentage Beneficially Owned After Offering (2)
JAK Opportunities IX, LLC (3)	99,836	4,067,553	—	—

(1)	Includes and assumes up to 99,836 shares of Common Stock are issuable to the Selling Stockholder upon conversion of the First Tranche Note, after giving effect to the 4.99% Beneficial Ownership Limitation, and excludes 3,967,717 shares of Common Stock that are not immediately issuable to the Selling Stockholder upon conversion of the Notes (assuming issuance of the Second Tranche Note) as a result of the 4.99% Beneficial Ownership Limitation.
(2)	Assumes that (i) all shares of Common Stock issuable upon conversion of the First Tranche Note and the Second Tranche Note are issued, irrespective of the Beneficial Ownership Limitation, and (ii) the Selling Stockholder will sell all of the Conversion Shares offered by it under this prospectus.
(3)	The principal business address for the Selling Stockholder is c/o ATW Partners Opportunities Management, LLC, 1 Pennsylvania Plaza, Suite 4810, New York, NY 10119. The Selling Stockholder is wholly-owned by ATW Opportunities Master Fund II, L.P. (the “Fund”). ATW Partners Opportunities Management, LLC serves as the investment manager to the Fund (the “Adviser”). Antonio Ruiz-Gimenez and Kerry Propper serve as the managing members of the Adviser (the “Managing Members”). The Fund, the Adviser and the Managing Members may be deemed to have shared voting and dispositive power with respect to the Shares beneficially owned by JAK IX. The Fund, Adviser and the Managing Members each disclaim beneficial ownership of the Company’s securities reported herein except to the extent of their pecuniary interest therein.

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PLAN OF DISTRIBUTION

The Selling Stockholder, which as used in this prospectus includes donees, pledgees, transferees or other successors-in-interest selling Conversion Shares or interests in Conversion Shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of the Conversion Shares covered hereby on any stock exchange, market or trading facility on which the Conversion Shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling the Conversion Shares, unless it is contractually bound not to:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholder to sell a specified number of Conversion Shares at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell the Conversion Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of the Conversion Shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Conversion Shares or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Conversion Shares in the course of hedging the positions they assume. The Selling Stockholder may also sell Conversion Shares short and deliver these Conversion Shares to close out their short positions, or loan or pledge the Conversion Shares to broker-dealers that in turn may sell these Conversion Shares. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Conversion Shares offered by this prospectus, which Conversion Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Conversion Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Conversion Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Conversion Shares.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the Conversion Shares. The Company has agreed to indemnify the Selling Stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which all of the Conversion Shares have been sold and (ii) the date on which all of the Conversion Shares have been sold or may be sold pursuant to Rule 144 promulgated under the Securities Act The Conversion Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Conversion Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Conversion Shares may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholder or any other person.

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DESCRIPTION OF CAPITAL STOCK

The following summary of the material terms of the Common Stock is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our Certificate of Incorporation and Bylaws in their entirety for a complete description of the rights and preferences of the Common Stock.

Authorized and Outstanding Capital Stock

Our Certificate of Incorporation authorizes the issuance of 201,000,000 shares, consisting of 200,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share “Preferred Stock”). The outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. As of April 29, 2025 there were 1,900,893 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued or outstanding.

Common Stock

Voting Power

Except as otherwise required by law, our Certificate of Incorporation or as otherwise provided in any certificate of designation for any series of preferred stock, Stockholders possess all voting power for the election of directors and all other matters requiring stockholder action. Except as otherwise provided in our Certificate of Incorporation or expressly required by law, Stockholders are entitled to one (1) vote per share on matters to be voted on by Stockholders. Our common stockholders will not be entitled to cumulative voting in the election of directors.

Except as otherwise required by law, stockholders, as such, are not entitled to vote on any amendment that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant our Certificate of Incorporation or pursuant to the DGCL.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, stockholders, as such, are entitled to the payment of dividends on the Common Stock when, as and if declared by the Board in accordance with applicable law.

Liquidation, Dissolution and Winding Up

Upon Volato’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to any holders of Volato’s Preferred Stock having liquidation preferences, if any, the holders of Common Stock will be entitled to receive pro rata Volato’s remaining assets available for distribution.

Preemptive or Other Rights

Holders of Common Stock will not be entitled to preemptive rights, and Common Stock is not subject to conversion, redemption or sinking fund provisions.

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Election and Removal of Directors

Directors will be elected by a plurality of the votes cast at each annual meeting of stockholders held for the election of such class of directors. Each director will hold office until the next succeeding annual meeting for the election of the applicable class of directors and until his or her successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Because the Board would be classified into three terms, the directors are generally elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law.

Directors may only be removed for cause and only by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Preferred Stock

Our Certificate of Incorporation provides that shares of Preferred Stock may be issued from time to time in one or more series. The Board is authorized to establish the number of shares to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series, in each case without further vote or action by the stockholders. The Board will be able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the Board to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Volato or the removal of existing management. This may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Warrants

As of the date of this prospectus, there were 761,040 warrants to purchase Common Stock outstanding, consisting of 552,000 public warrants (the “Public Warrants”) and 609,040 private warrants.

Each public warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time following the Closing. However, no public warrants will be exercisable for cash unless there is an effective and current registration statement covering the shares of Common Stock issuable upon exercise of the public warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, warrant holders may, until such time as there is an effective registration statement and during any period when Volato shall have failed to maintain an effective registration statement, exercise public warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The public warrants will expire on Friday, December 1, 2028, at 5:00 p.m., Eastern Time.

Each private warrant is exercisable for one share of Common Stock at an exercise price of $287.50 per share, and (ii) such private warrants will be exercisable for cash (even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Volato, in each case so long as they are still held by the holder or its affiliates.

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Listing of Securities

The Common Stock commenced trading on the NYSE American under the symbol “SOAR” on December 4, 2023.

Transfer Agent and Registrar

The transfer agent for the Common Stock is Continental Stock Transfer & Trust Company (“Continental”). Continental’s telephone number and address is (212) 509-4000 and 1 State Street, 30th Floor, New York, NY. 10004, We have agreed to indemnify Continental in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation and Delaware Law

Certain provisions of the Certificate of Incorporation and laws of the State of Delaware could make it more difficult to acquire Volato by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Volato to first negotiate with the Board. Volato believes that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of the Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of Volato that a stockholder might consider is in their best interest or in Volato’s best interests, including transactions that might result in a premium over the prevailing market price of Common Stock.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE American. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of Volato by means of a proxy contest, tender offer, merger or otherwise.

Classified Board; Removal of Directors

The Board is classified into three terms, such that directors would generally be elected to serve three years. In compliance with applicable U.S. aviation laws, at least two-thirds of the directors in office at any time must be comprised of individuals who meet the definition of “a citizen of the United States” under applicable law. Under the Certificate of Incorporation, directors may only be removed for cause and only may by the affirmative vote of holders of at least two-thirds of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

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These provisions may make it more difficult for stockholders to change the composition of the Board or delay their ability to do so.

Stockholder Action; Special Meetings of Stockholders

The Certificate of Incorporation provides that, subject to the rights of any series of Preferred Stock, stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling at least two-thirds of Common Stock would not be able to amend the ylaws without holding a meeting of stockholders called in accordance with the Bylaws. Further, the Certificate of Incorporation provides that only the Chairperson of the Company Board, the chief executive officer of the Company, or the Board may call special meetings of stockholders, thus prohibiting a holder of Common Stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Volato to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to the Secretary of Volato at its principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. In the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (subject to certain exceptions for the first annual meeting following the consummation of the Business Combination), to be timely, a stockholder’s notice must be so delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of such annual meeting was first made by Volato. The Bylaws also specify certain requirements as to the form and content of a stockholders’ notice.

Supermajority Requirements for the Amendment of the Certificate of Incorporation

The Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the capital stock of Volato entitled to vote in the election of directors, voting as one class. In addition, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the then-outstanding shares of capital stock of Volato entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of the Certificate of Incorporation, including provisions relating to the classified board, the size of the board, removal of directors, special meetings, actions by written consent, and designation of preferred stock.

Board Vacancies and Newly Created Directorships; Board Size

The Certificate of Incorporation provides that, subject to the special rights of the holders of any series of Preferred Stock to elect directors, any vacancy or newly created directorship on the Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders. Any director chosen to fill a vacancy or newly created directorship will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the whole Board is permitted to be set only by a resolution of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the board by filling the resulting newly created directorships with its own nominees. This makes it more difficult to change the composition of the Board, but promotes continuity of management.

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Exclusive Forum Selection

The Certificate of Incorporation requires, unless Volato consents in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of) will be the sole and exclusive forum to bring: (i) any derivative action or proceeding brought on behalf of Volato; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of Volato or any stockholder to Volato or the Volato stockholders; (iii) any action or proceeding asserting a claim as such arising out of provision of the DGCL, the Certificate of Incorporation or the Bylaws (as the same may be amended from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action or proceeding asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. However, such forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act. The Certificate of Incorporation will also provide that, unless Volato consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Certificate of Incorporation provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the Certificate of Incorporation provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act.

The Certificate of Incorporation provides that any person or entity purchasing or otherwise acquiring any interest in shares of Volato’s capital stock shall be deemed to have notice of and consented to the forum selection provisions in the Certificate of Incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Volato or its directors, officers, or other employees, which may discourage such lawsuits against Volato and its directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the Certificate of Incorporation to be inapplicable or unenforceable in an action, Volato may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

91

Section 203 of the Delaware General Corporation Law

Volato is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested is approved in a prescribed manner as summarized below or another exception or exemption applies. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or is an affiliate or associate of the corporation and did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of several specific exceptions and exemptions, which include but are not limited to situations where:

●	before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2∕3% of the outstanding voting stock which is not owned by the interested stockholder; or

●	the business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in Section 203 did not apply because the corporation’s certificate of incorporation opted out of Section 203.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring Volato to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Section 203 of the DGCL also may have the effect of preventing changes in the Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Limitation on Liability and Indemnification of Directors and Officers

The Bylaws provide that Volato’s directors and officers will be indemnified and advanced expenses by Volato to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended, subject to exceptions, including without limitation that the rights of such persons to indemnification under the Bylaws does not generally include proceedings or parts thereto initiated by the indemnitee without authorization from the Board. In addition, the Certificate of Incorporation provides that Volato’s directors and officers will not be personally liable to Volato or its stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL (including as the DGCL may potentially be amended in the future to permit further exculpation of directors or officers).

92

The Bylaws also permit Volato to purchase and maintain insurance on behalf of any officer, director, employee or agent of Volato Group for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against Volato directors or officers for breach of their fiduciary duties. These provisions also may have the effect of reducing the likelihood of derivative or other litigation against directors and officers, even though such an action, if successful, might otherwise benefit Volato and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent Volato pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancement provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Volato ‘s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Common Stock for at least six months would be entitled to sell such shares provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of Common Stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

●	1% of the total number of shares of such securities then-outstanding; or

●	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

93

Listing of Securities

The Common Stock is currently listed on the NYSE American under the symbol “SOAR.”

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Dykema Gossett PLLC.

EXPERTS

The Company’s consolidated financial statements as of December 31, 2024 and December 31, 2023 included in this prospectus have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements). Such financial statements are included in reliance on their report given on their authority as experts in accounting and auditing.

CHANGE IN AUDITOR

On April 2, 2025, the Audit Committee approved the dismissal of Rose, Snyder & Jacobs LLP (“RSJ”) as the Company’s independent registered public accounting firm and also approved the appointment of Elliott Davis LLC (“Elliott Davis”) as the Company’s new independent registered public accounting firm for the fiscal year ending December 31, 2025.

The reports of RSJ on the Company’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023 contained an explanatory paragraph relating to the Company’s ability to continue as a going concern. Other than this report modification, RSJ’s reports on the Company’s financial statements for the fiscal years ended December 31, 2024 and December 31, 2023 contained no adverse opinions or disclaimers of opinions and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended December 31, 2024 and December 31, 2023, there were (i) no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and RJS on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of RSJ, would have caused RJS to make reference to the subject matter of the disagreement in RJS’s reports on the Company’s consolidated financial statements for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided RSJ with a copy of the disclosures it has made and requested that RSJ furnish it with a letter addressed to the SEC stating whether RSJ agrees with such disclosures and, if not, stating the respects in which RJS does not agree. A copy of RSJ’s letter to the SEC, dated April 4, 2025, is included with the registration statement of which this prospectus forms a part as Exhibit 16.1.

During the fiscal years ended December 31, 2024 and December 31, 2023, neither the Company, nor anyone on its behalf, consulted with Elliott Davis regarding: (i) the application of accounting principles to a specified transaction, either proposed or completed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Elliott Davis concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of the Conversion Shares being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. The registration statement and other public filings can be obtained from the SEC’s internet site at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. You may request a copy of this prospectus by contacting us at: Volato Group, Inc. at 1954 Airport Rd., Suite 124, Chamblee, Georgia 30341. We also maintain a website at www.flyvolato.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

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INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

VOLATO GROUP, INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Volato Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Volato Group, Inc. and Subsidiaries (the Company) as of December 31, 2024, and 2023 and the related statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes to the consolidated financial statements (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred significant operating losses and negative cash flows from operations, and has limited positive working capital. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2022.

Rose, Snyder & Jacobs LLP

Encino, California

March 31, 2025

F-2

VOLATO GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except par value amounts)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash	$2,161	$14,486
Restricted cash	1,839	—
Accounts receivable, net	2	442
Deposits	36,000	25,125
Prepaid expenses and other current assets	1,070	1,873
Current assets - discontinued operations	2,242	4,572
Total current assets	43,314	46,498

Property and equipment, net	683	846
Operating lease, right-of-use assets	167	—
Deposits	300	15,250
Forward purchase agreement	—	2,982
Restricted cash	—	2,237
Intangibles, net	1,200	1,391
Goodwill	635	635
Non-current assets - discontinued operations	—	1,873
Total assets	$46,299	$71,712

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$5,710	$4,255
Loan from related party	—	1,000
Convertible notes, net	4,050	—
Operating lease liability	39	—
Merger transaction costs payable in shares	—	4,250
Credit facility and other loans	28,855	20,107
Customer deposits and deferred revenue	11,538	2,831
Current liabilities - discontinued operations	12,008	15,194
Total current liabilities	62,200	47,637

Deferred income tax liability	305	305
Operating lease liability, non-current	128	—
Credit facility, non-current	—	8,054
Non-current liabilities - discontinued operations	—	965
Total liabilities	$62,633	$56,961
COMMITMENTS AND CONTINGENCIES (Note 18)

Shareholders’ equity (deficit):
Common Stock Class A, $0.0001 par value; 200,000,000 authorized; 1,843,852 and 1,121,738 shares issued and outstanding as of December 31, 2024 and 2023, respectively	5	3
Additional paid-in capital	87,968	78,410
Stock subscriptions receivable	—	—
Accumulated deficit	(104,307)	(63,662)
Total shareholders’ equity (deficit)	(16,334)	14,751
Total liabilities and shareholders’ equity (deficit)	46,299	$71,712

F-3

VOLATO GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share data)

	For the Years Ended December 31,
	2024	2023
Revenue	$46,288	$35,573

Costs and expenses:
Cost of revenue	38,792	30,779
Selling, general and administrative	16,861	9,235
Total costs and expenses	55,653	40,014

Operating Loss	(9,365)	(4,440)

Other income (expenses):
Gain from sale of consolidated entity	—	387
Other income	212	180
Loss from change in fair value forward purchase agreement	(2,983)	(13,403)
Loss on extinguishment of debt	(2,804)	—
Interest expense, net	(7,493)	(3,358)
Other income (expenses)	(13,068)	(16,194)

Loss before provision for income taxes and discontinued operations	(22,433)	(20,634)
Provision for incomes taxes (benefit)	(507)	2
Net loss from continuing operations	(21,926)	(20,636)
Net loss from discontinued operations	(18,719)	(32,186)
Net loss	$(40,645)	$(52,822)

Basic and diluted net loss per share
Net loss per share from continuing operations, basic and diluted	$(13.17)	$(33.84)
Net loss per share from discontinued operations, basic and diluted	$(11.25)	$(52.78)
Net loss per share, basic and diluted	$(24.42)	$(86.62)

Weighted average common share outstanding:
Basic and diluted	1,664,502	609,800

The accompanying notes are an integral part of these consolidated financial statements.

F-4

VOLATO GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(Amounts in thousands, except shares)

	Class A Common Stock		Additional Paid-in	Subscription	Retained	Total Shareholders’ Equity
	Shares	Amount	Capital	Receivable	Deficit	(Deficit)
Balance as of December 31, 2022, As adjusted	450,755	$1	$5,185	$(15)	$(10,840)	$(5,669)
Cash collected from subscription receivable	—	—	—	15	—	15
Stock-based compensation	—	—	82	—	—	82
Issuance of common stock to employees	378	—	94	—	—	94
Reverse capitalization, net of transaction costs	346,039	1	10,461	—	—	10,462
Exercise of stock options	8,294	—	23	—	—	23
Issuance of Preferred series A-1 shares, converted to Class A common stock following business combination	97,898	—	24,204	—	—	24,204
Issuance of Preferred series A-2 and A-3 shares from conversion of notes payable, converted to Class A common stock following business combination	218,375	1	38,361	—	—	38,362
Net loss	—	—	—	—	(52,822)	(52,822)
Balance as of December 31, 2023, As Adjusted	1,121,738	$3	$78,410	$—	$(63,662)	$14,751

	Class A Common Stock		Additionl Paid-in	Retained	Total Shareholders’ Equity
	Shares	Amount	Capital	Deficit	(Deficit)
Balance at December 31, 2023, as Adjusted	1,121,738	$3	$78,410	$(63,662)	$14,751
Stock-based compensation	—	—	211	—	211
Exercise of stock options	34,052	—	94	—	$94
Issuance of common stock	639,720	2	5,003	—	5,005
Common stock and warrant reclass from in-kind liability to APIC	48,342	—	4,250	—	4,250
Net loss	—	—	—	(40,645)	(40,645)
Balance at December 31, 2024, as Adjusted	1,843,852	$5	$87,968	$(104,307)	$(16,334)

The accompanying notes are an integral part of these audited consolidated financial statements.

F-5

VOLATO GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	For the Years ended December 31,
	2024	2023
Operating activities:
Net loss from continuing operations	(21,926)	(20,636)
Net loss from discontinued operations	(18,719)	(32,186)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	341	200
Stock compensation expense	211	82
Fair value of common stock issued to employees	—	94
Gain from sale of property and equipment	(2)	—
Loss on extinguishment of debt	2,804	—
Loss on impairment of intangible assets	130	—
Gain from sale of consolidated entity	—	(387)
Amortization right-of-use asset	34	—
Amortization of debt discount	301	183
Change in fair value forward purchase agreement	2,983	13,403
Changes in assets and liabilities:
Accounts receivable	441	296
Prepaid and other current assets	804	(1,589)
Deposits	4,325	(3,104)
Account payable and accrued liabilities	2,629	2,451
Operating lease liability	(34)	—
Customers’ deposits and deferred revenue	8,707	1,733
Change in assets and liabilities of discontinued operations	52	9,067
Net cash used in operating activities	(16,919)	(30,393)
Investing activities:
Cash payment for property and equipment	(145)	(637)
Proceeds from the sale of property and equipment	30	—
Cash from investing activities - discontinued operations	—	2,413
Net cash (used in) provided by investing activities	(115)	1,776
Financing activities:
Proceeds from lines of credit	—	1,000
Repayments of lines of credit	(1,000)	—
Collection on subscription receivable	—	15
Proceeds from issuance of term loan	3,884	—
Proceeds from issuance of convertible notes, net	4,050	12,670
Purchase of forward purchase agreement	—	(18,911)
Proceeds from forward purchase agreement	—	2,525
Repayment on loans	(2,717)	(787)
Proceeds from business combination	—	19,081
Business combination closing costs	—	(2,359)
Proceeds from the sale of preferred stock	—	24,204
Proceeds from exercise of stock options	94	23
Net cash provided by financing activities	4,311	37,461
Net (decrease) increase in cash	(12,723)	8,844
Cash and restricted cash, beginning of year	16,723	7,879
Cash and restricted cash, end of period	$4,000	$16,723
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,640	$2,268
Non-Cash Investing and Financing Activities:
Credit facility for the aircraft deposits	—	24,000
Conversion of line of credit to convertible note with related party	—	6,001
Original debt discount	—	230
Conversion of preferred stock to common stock class A	—	62,565
Merger transaction cost payable in stock	—	4,250
Liabilities assumed in merger transaction unpaid at 12/31/2023	—	1,722

The accompanying notes are an integral part of these audited consolidated financial statements.

F-6

VOLATO GROUP, INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Volato Group, Inc. (“we”, “us”, “the Company”, or “Volato”) is a holding company for several wholly owned subsidiaries, including Volato, Inc., Fly Vaunt, LLC, Gulf Coast Aviation, Inc. and GC Aviation. The Company’s primary operating subsidiary was founded in 2021. That year, the Company entered the private jet charter and fractional ownership market with its Part 135 HondaJet ownership program, taking delivery of its first jet in August 2021 and completing its first Part 135 charter flight in October of 2021. In March 2022, the Company acquired Gulf Coast Aviation, Inc., owner of G C Aviation, Inc., a Texas entity and Part 135 air carrier certificate holder. In March 2022, the Company placed orders for four Gulfstream G280s for delivery in 2024 and 2025. In September 2022, the Company started internal development on its full suite Flight Management Software platform Mission Control, and on October 4, 2023 the Company announced the commercial launch of Vaunt, our proprietary consumer facing empty leg platform.

On December 1, 2023, Volato, Inc. (“Legacy Volato”), a Georgia corporation, PROOF Acquisition Corp I, a Delaware corporation (“PACI”) and PACI Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of PACI (“Merger Sub”), consummated the business combination pursuant to the Business Combination Agreement, dated August 1, 2023 (the “Business Combination Agreement”). Pursuant to the Business Combination Agreement, a business combination between PACI and Legacy Volato was effected through the merger of Merger Sub with and into Legacy Volato, with Legacy Volato surviving the merger as a wholly-owned subsidiary of PACI (the “Business Combination,” and together with the other transactions contemplated by the Business Combination Agreement and the other agreements contemplated thereby, the “Transactions”). In connection with the consummation of the Business Combination (the “Closing”), PACI changed its name to “Volato Group, Inc.”

Legacy Volato was deemed the accounting acquirer in the business combination. This determination was primarily based on Legacy Volato’s stockholders prior to the business combination having a majority of the voting power in the combined company, Legacy Volato having the ability to appoint a majority of the board of directors of the combined company (the “Board”), Legacy Volato’s existing management comprising the senior management of the combined company, Legacy Volato comprising the ongoing operations of the combined company, Legacy Volato being the larger entity based on historical revenues and business operations, and the combined company assuming Legacy Volato’s name.

Accordingly, for accounting purposes, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization. Under this method of accounting, PACI who was the legal acquirer, is treated as the “acquired” company (“accounting acquiree”) for financial reporting purposes. The net assets of PACI are stated at historical cost, with no goodwill or other intangible assets recorded. The equity structure has been restated in all comparative periods up to the closing date to reflect the number of shares of the Company’s Common Stock, $0.0001 par value per share, issued to Legacy Volato stockholders in connection with the business combination.

As such, the shares and corresponding capital amounts and earnings per share related to Legacy Volato’s common stock prior to the business combination have been retroactively restated as shares reflecting the exchange ratio of approximately 1.01508 pursuant to the terms of the business combination. Legacy Convertible Preferred Stock was retroactively adjusted, converted into Common Stock, and reclassified to permanent as a result of the reverse recapitalization.

In September 2024, the Company entered into an agreement with flyExclusive, Inc., a leading provider of private jet charter services, to transition the management of its aircraft ownership fleet operations to flyExclusive. This move is expected to bring substantial cost savings and provide Volato with the opportunity to focus on its high-growth areas, including aircraft sales and proprietary software. The Company will continue to take delivery of new aircraft while also generating revenue from its proprietary software, including the Vaunt platform, its empty leg consumer app. In the fourth quarter of 2024, we transferred the aircraft lease agreements to flyExclusive and have no further obligations under the aircraft lease agreements or control over flight operations.

On February 12, 2025, the Board unanimously approved a reverse stock split of the Company’s Common Stock, at a ratio of 1-for-25 (the “Reverse Stock Split”). The Reverse Stock Split became effective on February 24, 2025, with no change in par value. All share amounts have been retroactively adjusted to account for the split as if it occurred at inception.

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going concern, liquidity, and capital resources

The Company has only recently been formed, has limited operating history, has recorded a net loss of approximately $40.6 million for the year ended December 31, 2024, has a negative working capital of approximately $18.8 million, and has an accumulated deficit of approximately $104.3 million as of December 31, 2024. Net cash used in operating activities for the year ended December 31, 2024, was approximately $16.9 million.

These above matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations through the issuance of financial instruments including debts or equity, extend the use of its line of credit and the sale of aircraft at a premium to cost.

Accordingly, management believes that its current cash position, along with its anticipated margin from aircraft sales and proceeds from future debt and/or equity financings, when combined with prudent expense management, will allow the Company to continue as a going concern and to fund its operations for at lease one year from the date of issuance of these financial statements. There are no assurances, however, that management will be able to raise capital or debt on terms acceptable to the Company. If the Company is unable to obtain sufficient additional capital or debt on terms acceptable to the Company, the Company may be required to reduce the near-term scope of its planned development and operations, which could delay implementation of the Company’s business plan and harm its business, financial condition, and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP” or “GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

Reclassifications

Certain amounts in 2023 have been reclassified to conform with the current year’s presentation, primarily to reflect discontinued operations.

Principles of Consolidation

The consolidated financial statements include the Company’s accounts and the accounts of its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, Volato, Inc., a company incorporated in the State of Georgia, Gulf Coast Aviation, Inc. renamed Volato Aircraft Management Service (“VAMS”), a company incorporated in the State of Texas, GC Aviation, Inc., a company incorporated in the State of Texas, Fly Vaunt, LLC, a company incorporated in the State of Georgia, and Fly Dreams LLC, until March 3, 2023.

F-8

The Company’s consolidated subsidiaries were as follows:

Name of Consolidated Subsidiaries or Entities	State or Other Jurisdiction of Incorporation or Organization	Attributable Interest
Volato, Inc. (Legacy Volato)	Georgia	100%
Gulf Coast Aviation, Inc.	Texas	100%
G C Aviation, Inc.	Texas	100%
Fly Vaunt, LLC	Georgia	100%
Fly Dreams, LLC (until March 3, 2023)	Georgia	100%

One of the components of the Company’s business model included the sale of aircraft and ownership program. The aircraft ownership program was a model whereby the Company sold each fleet aircraft to a limited liability company, which was previously referred to as “Plane Co”. The Plane Co, which is owned by third-party owners, leased the aircraft back to the Company for management and charter operations on behalf of the LLC under 14 C.F.R. Part 135 certificate.

The Company does not hold any controlling interest in any Plane Co as of December 31, 2024, or 2023. In October 2024, as part of the agreement with flyExclusive, the Company sold its interest in the Plane Co’s to flyExclusive.

Fly Dreams held the Federal Aviation Agency (“FAA”) certificate and conducts air carrier operations through an aircraft charter Management and Dry Lease Agreement with each of the Plane Co’s. On March 3, 2023, Legacy Volato transferred its Fly Dreams LLC operation to its wholly owned subsidiary Gulf Coast Aviation (“GCA”) and sold all of its membership interest in Fly Dreams LLC, including Fly Dreams FAA part 135 Certificate. Legacy Volato now conducts its operations under GCA FAA Part 135 Certificate. The selling price was $550 thousand, which resulted in the recognition of $387 thousand in gain, which is presented in other income (expense) in the consolidated statement of operations for the year ended December 31, 2023.

The Company does not hold any controlling interest in any limited liability companies as of December 31, 2024 and 2023.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include:

●	Useful lives of property, plant, and equipment.

●	Assumptions used in valuing equity instruments.

●	Deferred income taxes and related valuation allowance.

●	Assessment of long-lived assets impairment.

●	Assumptions used in the valuation of the forward purchase agreement

Cash and restricted cash

Cash consists primarily of cash on hand and bank deposits. The Company maintains cash deposits with financial institutions that may exceed federally insured limits at times. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2024 and 2023, the Company had no cash equivalents besides what was in the cash balance as of this date. The Company has $1.8 million and $2.2 million of restricted cash at December 31, 2024, and 2023, respectively, which serves as collateral for the credit facility with SAC Leasing G280 LLC.

F-9

Investment - Equity Method

The Company accounts for its equity method investment at cost, adjusted for the Company’s share of the investee’s earnings or losses, which is reported under other income (expense) in the consolidated statement of operations. The Company periodically reviews its investment for other than temporary declines in fair value below cost and more frequently when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

As of December 31, 2023, the only equity-method investment was Volato 158 LLC with a 3.13% equity interest. As of December 31, 2023, management believes the carrying value of its equity method investments was recoverable in all material respects. In October 2024, the Company sold the interest in Volato 158 LLC to flyExclusive and recorded a loss of $162 thousand in the year ended December 31, 2024.

Accounts Receivable

Accounts receivables are reported on the consolidated balance sheets at the outstanding principal amount adjusted for any allowance for credit losses and any charge offs. The Company provides an allowance for credit losses to reduce trade receivables to their estimated net realizable value equal to the amount that is expected to be collected. This allowance is estimated based on historical collection experience, the aging of receivables, specific current and expected future macro-economic and market conditions, and assessments of the current creditworthiness and economic status of customers. The Company considers a receivable delinquent if it is unpaid after the term of the related invoice has expired. Balances that are still outstanding after management has used reasonable collection efforts are written off. The Company reviews its allowance for credit losses on a quarterly basis

The Company recognized approximately zero and $106 thousand of bad debt expense during the years ended December 31, 2024 and 2023, respectively.

Fixed Assets

Fixed assets are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years:

Classification	Life
Machinery and equipment	3-7 years
Automobiles	5 years
Computer and office equipment	5 years
Website development costs	3 years

Computer Software Development

Software development costs are accounted for in accordance with ASC 350-40, Internal Use Software. Internal software development costs are capitalized from the time the internal use software is considered probable of completion until the software is ready for use. Business analysis, system evaluation and software maintenance costs are expensed as incurred.

The capitalized computer software development costs are reported under the section fixed assets, net in the consolidated balance sheet and are amortized using the straight-line method over the estimated useful life of the software, generally three years from when the asset is placed in service. The Company capitalized $142 thousand and $323 thousand of internal software development costs incurred during the year ended December 31, 2024 and 2023, respectively. The Company recognized $132 thousand and $25 thousand of amortization expense during the year ended December 31, 2024 and December 31, 2023, respectively. The Company also expenses internal costs related to minor upgrades and enhancements, as it is impractical to separate these costs from normal maintenance activities.

Website development cost

The costs incurred for activities during the website application and infrastructure development stage are capitalized in accordance with the guidance on internal-use software in ASC 350-40. The Company capitalized approximately zero and $241 thousand of website development costs during the year ended December 31, 2024 and December 31, 2023, respectively. The Company recognized approximately $97 thousand and $56 thousand of amortization expense during the year ended December 31, 2024 and December 31, 2023, respectively.

F-10

Valuation of Long-Lived Assets:

In accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 360, property, plant, and equipment, and long-lived assets are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. No impairment was recognized during the years ended December 31, 2024 and 2023.

Fair value of financial instruments

The Company adopted the provisions of FASB Accounting Standards Codification (“ASC”) 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under U.S. GAAP, and expands disclosures about fair value measurements.

The Company measures fair value under a framework that utilizes a hierarchy prioritizing the inputs to relevant valuation techniques. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of inputs used in measuring fair value are:

●	Level 1: Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company as the ability to access.

●	Level 2: Inputs to the valuation methodology include:

○	Quoted prices for similar assets or liabilities in active markets.

○	Quoted prices for identical or similar assets or liabilities in inactive markets.

○	Inputs other than quoted prices that are observable for the asset or liability.

○	Inputs that are derived principally from or corroborated by observable market date by correlation or other means; and

○	If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

●	Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The fair value of the Company’s recorded forward purchase agreement (“FPA”) is determined based on unobservable inputs that are not corroborated by market data, which require a Level 3 classification. A Monte Carlo simulation model was used to determine the fair value as of December 31, 2023. The Company records the forward purchase agreement at fair value on the consolidated balance sheets with changes in fair value recorded in the consolidated statements of operation. On July 23, 2024, the Company received notice of termination of the Forward Purchase Agreement and recognized an impairment in the value of the Forward purchase Agreement in the second quarter of 2024 due to receipt of the termination notice.

In December 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”). Under the Securities Purchase Agreement, the Company may issue a series of convertible notes the “2024 Convertible note” for an aggregate principal not to exceed $36.0 million. During the year ended December 31, 2024, the Company issued a single convertible note in an aggregate principal amount of $4.5 million, of which $4.1 million was funded as of December 31, 2024, representing an original issue discount of ten percent. The Company elected the fair value guidance under ASC 825-10 and the initial note was recognized at initial fair value as of the issuance date. The value of the convertible note issued in December 2024 at issuance approximated fair value as of December 31, 2024.

F-11

The following table presents balances of the fair value instruments as of December 31, 2024, in thousands:

	Fair Value Measurements as of December 31, 2024
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Forward Purchase Agreement	$—	$—	$—	$—
2024 Convertible Notes	—	—	4,050	4,050
Total	$—	$—	$4,050	$4,050

The following table presents changes of the forward purchase agreement with significant unobservable inputs (Level 3) for the year ended December 31, 2024 and 2023, in thousand:

Forward Purchase Agreement
Balance at December 31, 2022	$—
Cash funded	18,911
Proceeds	(2,525)
Change in fair value	(13,403)
Balance December 31, 2023	$2,983
Cash funded	—
Proceeds	—
Change in fair value	(2,983)
Balance December 31, 2024	$—

The Company measured the forward purchase agreement using a Monte Carlo simulation valuation model using the following assumptions:

For the Year Ended December 31, 2023
Volume Weighted average stock price (“VWAP”)	$3.82
Initial Price	$10.81
Expected Volatility	87.0%
Term	1.92
Risk-free Rate	4.2%

The following table presents changes of the Convertible Notes with significant unobservable inputs (Level 3) for the year ended December 31, 2024, in thousand:

Convertible Notes
Balance at December 31, 2023	$—
Fair value at issuance	4,050
Change in fair value	—
Balance at December 31, 2024	$4,050

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid and other assets, accounts payable and accrued expenses, deposits, and members’ deposit approximate their fair value because of the short maturity of those instruments. The Company’s credit facility, convertible notes and other loans approximate the fair value of such liabilities based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements and due to the short-term maturity of these instruments at December 31, 2024 and 2023.

F-12

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB ASC to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own Common Stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. All of the Company’s warrants have met the criteria for equity treatment.

Revenue recognition

Revenues are recognized on a gross basis and presented on the consolidated statements of operations net of rebates, discounts, and taxes collected concurrent with revenue-producing activities. The transaction price in the Company’s contracts with its customers is fixed at the time control of goods and services are transferred to the customer. Therefore, the Company does not estimate variable consideration or perform a constraint analysis for our contracts.

The Company determines revenue recognition pursuant to Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, through the following steps:

1.	Identification of the contract, or contracts, with a customer.

2.	Identification of the performance obligation(s) in the contract.

3.	Determination of the transaction price.

4.	Allocation of the transaction to the performance obligation(s) in the contract.

The Company generates revenue primarily through: (i) the sale of aircraft, (ii) aircraft management services, and (iii) our Vaunt software-as-a-subscription product. Revenue is recognized when control of the promised service is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. At contract inception, the Company assesses the goods and services promised in its contracts with customers and identifies, as a performance obligation, each promise to transfer a good or service to a customer that is distinct. To identify its performance obligations, the Company considers all of the goods and services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

For each revenue stream, we evaluate whether our obligation is to provide the good or service itself, as the principal or to arrange for the good or service to be provided by the other party, as the agent, using the control model. For certain services provided to the customer, primarily in our aircraft management services revenue stream, the Company directs third-party providers to assist in our fulfillment of the performance obligation in contracts with our customers. Any cost reimbursements and third-party costs are recognized in revenue on a gross basis as Volato has pre-negotiated these costs and takes a certain amount of risk that it will not fully recover the costs incurred. In such circumstances, the Company is primarily responsible for satisfying the overall performance obligation with the customer and is considered the principal in the relationship because the Company has the ability to direct the third parties to provide services to our customers

Revenue from aircraft sales is recognized upon the delivery of the aircraft.

F-13

The Company’s contracts for managing aircraft provide for fixed monthly management fees and reimbursement of operating expenses at a predetermined margin. Generally, contracts require two months advance deposit of estimated expenses.

Contract liabilities consist of customer prepayments and the aircraft deposits referred to above. Total contract liabilities were $11.5 million and $2.8 million as of December 31, 2024 and 2023, respectively.

The Company has generated revenue during the year ended December 31, 2024 and December 31, 2023, broken down as follows, in thousands:

	Year ended December 31,
	2024	2023
Aircraft sales	$38,150	$21,443
Managed Aircraft	7,224	14,107
Subscription	914	23
Total	$46,288	$35,573

Income taxes

The Company follows Section 740-10-30 of the FASB ASC, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company follows the guidance of 740-10-25 of the FASB ASC (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

The Company is subject to tax in the United States (“U.S.”) and files tax returns in the U.S. Federal jurisdiction, and state jurisdictions. The Company is subject to U.S. Federal, state, and local income tax examinations by tax authorities. The Company currently is not under examination by any tax authority.

Stock-based compensation

The Company accounts for equity-based compensation using the fair value method as set forth in the ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based payment awards based on estimated fair values. This method requires companies to estimate the fair value of stock-based compensation on the date of grant using an option pricing model. The Company estimates the fair value of each equity-based payment award on the date of grant using the Black-Scholes pricing model.

F-14

The Black-Scholes model determines the fair value of equity-based payment awards based on the fair value of the underlying common stock on the date of grant and requires the use of estimates and assumptions, including the fair value of the Company’s common stock, exercise price of the stock option, expected volatility, expected life, risk-free interest rate and dividend rate. The Company estimates the expected volatility of its stock options by taking the average historical volatility of a group of comparable publicly traded companies over a period equal to the expected life of the options; it is not practical for the Company to estimate its own volatility due to the lack of historical prices. The expected term of the options is determined in accordance with existing equity agreements as the underlying options are assumed to be exercised upon the passage of time. The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon notes with terms consistent with the expected life of the awards. The expected dividend yield is zero as the Company does not anticipate paying any recurring cash dividends in the foreseeable future. The Company accounts for forfeitures as they occur.

Net loss per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB ASC. Basic earnings per share is computed by dividing net loss available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net loss available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially dilutive debt or equity. In periods in which a net loss has been incurred, all potentially dilutive common shares are considered anti-dilutive and thus are excluded from the calculation. Securities that are excluded from the calculation of weighted average dilutive common shares because their inclusion would have been antidilutive for the year ended December 31, 2024, include stock options and convertible debt.

The Company has 18,614 and 94,767 outstanding stock options to purchase an equivalent number of common stock at December 31, 2024, and 2023, respectively.

The Company also has 1,161,195 outstanding warrants to purchase an equivalent number of shares of common stock as of December 31, 2024 and 2023 at a weighted average strike price of $287.50.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Intangible Assets

Intangible assets other than goodwill consists of acquired finite-lived customer relationships and acquired indefinite-lived Part 135 air carrier certificate. At initial recognition, intangible assets acquired in a business combination are recognized at their fair value as of the date of acquisition. Following initial recognition, finite-lived intangible assets are carried at cost less accumulated amortization and impairment losses, if any, and are amortized on a straight-line basis over the estimated useful life of the asset, which was determined based on management’s estimate of the period over which the asset will contribute to our future cash flows.

The Company reviews the intangible assets for impairment on an annual basis or if events or changes in circumstances indicate it is more likely than not that they are impaired. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale, or disposition of a significant portion of the business, or other factors. If the review indicates the impairment, an impairment loss would be recorded for the difference of the value recorded and the new value. For the years ended December 31, 2024 and 2023, there was no material impairment loss recognized for the intangible assets.

F-15

Goodwill

Goodwill represents the excess of the aggregate purchase price paid over the fair value of the net assets acquired in our business combinations. Goodwill is not amortized and is tested for impairment at least annually or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Events or changes in circumstances that could trigger an impairment review include a significant adverse change in business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying value, including goodwill.

If, after assessing the totality of events or circumstances, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, additional impairment testing is not required. The Company tests for goodwill impairment annually during its fourth quarter. There was no impairment of goodwill for the year ended December 31, 2024 and 2023.

Segment Reporting

The Company identifies operating segments as components of the Company for which discrete financial information is available and is regularly reviewed by the chief operating decision maker, or decision-making group, in making decisions regarding resource allocation and performance assessment. The chief operating decision maker is the chief executive officer. We determined that the Company operates in a single operating and reportable segment, private aviation services, as the chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by disaggregated information about revenue and cost of revenue for purposes of making operating decisions, allocating resources, and assessing performance. Substantially all of our long-lived assets are located in the U.S. and revenue from private aviation services is substantially earned from flights throughout the U.S.

Cost of revenue

Cost of revenue includes costs that are directly related to the related revenue streams – aircraft sales, managed aircraft, and subscription based revenue. Aircraft sales cost of revenue is our purchase price of the aircraft. Managed aircraft cost of revenue includes all costs incurred in our managed aircraft including the cost of flight crews, fuel, maintenance, and landing and other airport fees. Subscription costs includes costs of our proprietary software, the Vaunt platform.

Advertising Costs

Advertising costs are expensed as incurred and included in management and general expenses on the statements of operations. Such advertising amounted to $4.5 million and $2.8 million for the years ended December 31, 2024 and 2023, respectively.

Variable Interest Entity (VIE) Accounting

The Company evaluates its ownership, contractual relationships, and other interests in entities to determine the nature and extent of the interests, whether such interests are variable interests and whether the entities are VIEs in accordance with ASC 810, Consolidations. These evaluations can be complex and involve Management judgment as well as the use of estimates and assumptions based on available historical information, among other factors. Based on these evaluations, if the Company determines that it is the primary beneficiary of a VIE, this VIE entity is consolidated into the consolidated financial statements.

Leases

ASC Topic 842, “Leases” (“ASC 842”) requires lessees to recognize most leases on the balance sheet with a corresponding right-to-use asset (“ROU asset”). ROU asset represents the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease. The right-of-use asset and lease liability are recognized at the lease commencement date based on the estimated present value of fixed lease payments over the lease term. ROU asset is evaluated for impairment using the long-lived asset impairment guidance. Leases will be classified as financing or operating, which will drive the expense recognition pattern. The Company elects to exclude short-term leases when recording a ROU asset and lease liability if and when the Company has them.

F-16

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments included in ASU 2016-13 require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Although the new standard, known as the current expected credit loss (“CECL”) model, has a greater impact on financial institutions, most other organizations with financial instruments or other assets (trade receivables, contract assets, lease receivables, financial guarantees, loans and loan commitments, and held-to-maturity (HTM) debt securities) are subject to the CECL model and will need to use forward-looking information to better evaluate their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. ASU 2016-13 was originally effective for public companies for fiscal years beginning after December 15, 2019. In November of 2019, the FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, which delayed the implementation of ASU 2016-13 to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years for smaller reporting companies. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the Financial Account Standard Board “FASB” issued Accounting Standards Update “ASU” 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which modifies the disclosure and presentation requirements of reportable segments. The amendments in the update require the disclosure of significant segment expenses that are regularly provided to the chief operating decision maker “CODM” and included within each reported measure of segment profit and loss. The amendments also require disclosure of all other segment items by reportable segment and a description of its composition. Additionally, the amendments require disclosure of the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This update is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands disclosures in an entity’s income tax rate reconciliation table and disclosures regarding cash taxes paid both in the U.S. and foreign jurisdictions. The update will be effective for annual periods beginning after December 15, 2025. The Company is currently evaluating the impact that this guidance will have on the presentation of its consolidated financial statements and accompanying notes.

The Company has evaluated all the recent accounting pronouncements and determined that there are no accounting pronouncements that will have a material effect on the Company’s consolidated financial statements.

NOTE 3 – BUSINESS COMBINATION

As discussed in Note 1, on December 1, 2023, the Company consummated the business combination pursuant to the merger agreement. The business combination was accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Proof Acquisition Corp I or PACI, who was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the business combination was treated as the equivalent of Legacy Volato issuing stock for the net assets of PACI, accompanied by a recapitalization.

Upon the closing, holders of Legacy Volato common stock received shares of Common Stock of Volato Group, Inc. in an amount determined by application of the exchange ratio of approximately 1.01508 (the “exchange ratio”), prior to the effect of the 1-25 Reverse Stock Split. For periods prior to the business combination, the reported share and per share amounts have been retroactively converted by applying the exchange ratio. The consolidated assets, liabilities and results of operations prior to the business combination are those of Legacy Volato.

In connection with the business combination, approximately $5.7 million of transaction related expenses and other costs were incurred.

F-17

The following table reconciles the elements of the business combination to the consolidated statement of cash flows and the consolidated statement of changes in equity:

(In thousands)	Year Ended December 31, 2023
Cash - PACI trust and cash (net of redemptions)	$19,081
Gross Proceeds	$19,081
Less Transaction related expenses and other costs	(6,898)
Less Net liabilities assumed from PACI	(1,722)
Net proceeds from the business combination	$10,461

The number of shares of Common Stock outstanding immediately following the closing was as follows:

Class A Common Stock
PACI public shareholders	70,696
PACI’s sponsors	275,343
Company’s employees	378
Legacy Volato shareholders (1)	297,397
Legacy Volato Series Preferred investors	477,924
Total shares of Common Stock immediately after closing	1,121,738

(1) The number of Legacy Volato shares was determined from the shares of Legacy Volato shares outstanding immediately prior to the closing converted at the exchange ratio of approximately 1.01508.

NOTE 4 – INITIAL PUBLIC OFFERING AND PRIVATE PLACEMENT

Pursuant to the Initial Public Offering (“IPO”) in December of 2021, Proof Acquisition Corp I or PACI sold 1,104,000 Units at a price of $250.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $287.50 per share, subject to adjustment (see Note 17). At the effective date of the merger on December 1, 2023, 70,696 shares were outstanding and not redeemed and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.

At the time of the merger, 275,343 founders’ shares (formerly PACI’s Class B common stock shares) were also outstanding and were converted into an equivalent number of Class A shares of common stock of Volato Group, Inc.

Simultaneously with the closing of the IPO in 2021, PACI consummated the private sale to the Sponsor and BlackRock of an aggregate of 609,195 private placement warrants. Each private placement warrant is exercisable to purchase one share of Class A common stock at a price of $287.50 per share, subject to adjustment. These warrants are outstanding as of December 31, 2024 and 2023.

F-18

NOTE 5 – DISCONTINUED OPERATIONS

In September 2024, the Company entered into an agreement with flyExclusive to transition our aircraft ownership program fleet operations to flyExclusive. This move is expected to provide Volato with the opportunity to focus on what it believes to be its high-growth areas, including aircraft sales and proprietary software. We will continue to take delivery of new aircraft, while also generating revenue from our proprietary software, including the Vaunt platform, Volato’s successful empty leg consumer app.

Major classes of line items constituting loss from discontinued operations is as follows:

	Year Ended December 31,
	2024	2023
Revenue - Aircraft usage	$32,546	$37,765
Costs of Revenue - Aircraft usage	43,488	51,245
Selling, general and administrative	17,679	19,592
Gain (loss) from sale of equity method investment	—	886
Other Income from discontinued operations	9,902	—
Loss from discontinued operations	$(18,719)	$(32,186)

As part of the agreement with flyExclusive they assumed liabilities for insider cards generating a gain of $10.0 million for the Company that is included in discontinued operations.

Carrying amounts and major classes of assets included as part of discontinued operations is as follows:

	December 31, 2024	December 31, 2023
Accounts receivable	$1,027	$2,548
Prepaid and other assets	1,215	2,024
Operating lease, right-of-use assets	—	1,278
Equity-method investment	—	154
Deposits	—	441
Total assets associated with discontinued operations	$2,242	$6,445

Carrying amounts and major classes of liabilities included as part of discontinued operations is a follows:

	December 31, 2024	December 31, 2023
Accounts payable and accrued liabilities	$6,086	$4,333
Operating lease liability	—	1,291
Credit facility and other loans	918	509
Customer deposits and deferred revenue	5,004	10,026
Total liabilities associated with discontinued operations	$12,008	$16,159

F-19

NOTE 6–INTANGIBLES

Finite-Lived Intangible Assets

The following is a summary of finite-lived intangible assets as of December 31, 2024 and 2023, in thousands:

December 31, 2024
	Cost	Accumulated Amortization	Net
Customer relationships	$—	$—	$—
	$—	$—	$—

	December 31, 2023
	Cost	Accumulated Amortization	Net
Customer relationships	$301	$(110)	$191
	$301	$(110)	$191

As of December 31, 2024, the Company impaired the value of the customer relationships asset and recorded a loss on the impairment of $130 thousand which is recorded in selling, general and administrative expenses. Intangible asset amortization expense was $61 thousand and $61 thousand for the years ended December 31, 2024 and 2023, respectively.

Indefinite - Lived Intangible Assets

The following table summarizes the balances as of December 31, 2024 and 2023, of the indefinite-lived intangible assets, in thousand:

	December 31, 2024	December 31, 2023
Intangible asset - Part 135 certificate	$1,200	$1,200

The FAA Part 135 certificate for a total amount of $1.2 million relates to the certificate acquired from the GCA acquisition.

During the year ended December 31, 2023, the Company transferred its Fly Dreams LLC operations to GCA and sold its membership interest in Fly Dreams LLC, including Fly Dreams FAA Part 135 Certificate, with a carrying balance of $163 thousand, for a selling price of $550 thousand, which resulted in a gain in the amount of $387 thousand, which was reported in other income in the consolidated statement of operations for the year ended December 31, 2023. The Company did not recognize any impairment of the Part 135 certificates as of December 31, 2024, and 2023.

F-20

NOTE 7 - MERGER TRANSACTION COSTS PAYABLE

Merger transaction cost payable consist of the following as of December 31, 2024 and 2023, in thousand:

	December 31, 2024	December 31, 2023

Transaction costs payable in common stock	$—	$4,250
Total	$—	$4,250

In connection with the business combination, the Company entered into three agreements (the “Agreements”) with financial institutions, in which the Company agreed to pay a success fee in the aggregate amount of $4.25 million to the financial institutions in case the Company consummates the acquisition. The success fees were to be paid in shares of the Company’s common stock and warrants during the 2024 fiscal year.

ASC 480 Distinguishing Liabilities From Equity requires liability classification for all instruments that embodies an unconditional obligation that the Company must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely on a fixed monetary amount know at inception. As a result, the Company classified such liability in current liabilities as of December 31, 2023. In January 2024, the Company issued an aggregate number of 48,342 shares of common stock and 4,000 warrants in full settlement of the merger transactions costs of $4.25 million which was payable to three financial institutions. Such liability was accrued for and reported under merger transaction costs payable in shares in the consolidated balance sheet at December 31, 2023.

NOTE 8 – FORWARD PURCHASE AGREEMENT

On November 28, 2023, the Company Legacy Volato Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, the Seller could purchase, prior to the closing, up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares (as defined in the Forward Purchase Agreement) subject to the Forward Purchase Agreement could be reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.

Under the Forward Purchase Agreement the Seller was paid directly an aggregate cash amount equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the Closing date to holders of its common stock who exercised their redemption rights in connection with the Business Combination.

During the year ended December 31, 2023, the Company paid an aggregate amount of approximately $18.9 million. The Company collected $2.4 million in December 2023, and recognized a loss on the change in fair value of the forward purchase agreement in the aggregated amount of $13.4 million, which was reported in other expenses in the consolidated statement of operations for the year ended December 31, 2023.

In July 2024, Seller notified the Company of the termination of the Forward Purchase Agreement, following a delivery of a notice establishing the Valuation Date (as defined in the Forward Purchase Agreement); upon termination, Seller was not obligated to pay the Company a cash amount. The Company recorded the impact of the notice in the second quarter of 2024. In the nine months ended September 30, 2024, the Company recognized a loss on the change in fair value of $3.0 million reported in other expenses in the consolidated statement of operations.

F-21

NOTE 9– FIXED ASSETS

Fixed assets consist of the following at December 31, 2024 and 2023, in thousand:

	December 31, 2024	December 31, 2023
Machine and equipment	$191	$191
Automobiles	72	102
Website development costs	290	290
Computer and office equipment	5	11
Software development costs	579	437
	1,137	1,031
Less accumulated depreciation	(454)	(185)
	$683	$846

During the years ended December 31, 2024 and 2023, the Company recognized $193 thousand and $140 thousand of depreciation and amortization, respectively.

NOTE 10 – DEPOSITS

Deposits consist of the following at December 31, 2024 and 2023, in thousand:

	December 31, 2024	December 31, 2023
Deposits on aircraft	$36,000	$40,300
Other deposits	300	75
Total deposits	$36,300	$40,375
Less current portion	(36,000)	(25,125)
Total deposits, non-current	$300	$15,250

Below is a breakdown of the deposits on aircraft as of December 31, 2024 and 2023, in thousand:

	December 31, 2024	December 31, 2023
Gulfstream aircraft deposits	$36,000	$39,000
Honda aircraft deposits	—	1,300
Total deposits on aircraft	$36,000	$40,300
Less current portion	(36,000)	(25,050)
Total deposits on aircraft non-current	$—	$15,250

Gulfstream Aerospace, LP

In 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G 280 aircraft for total consideration of $79 million with expected delivery throughout fiscal year 2025. The first Gulfstream G280 was delivered in the third quarter of 2024. The second Gulfstream G280 was delivered in January 2025. The remaining two Gulfstream G280’s are expected to be delivered throughout fiscal year 2025.

The Company has funded an aggregate amount of $48.0 million and $39.0 million in deposits towards the acquisition price of the four Gulfstream G 280 aircraft in accordance with the scheduled payment terms of the agreements as of December 31, 2024, and December 31, 2023, respectively. Upon delivery of the first Gulfstream G280 in the third quarter of 2024, $12 million of the deposits were applied toward the purchase price of the airplane.

F-22

During the year ended December 31, 2024, the Company funded $9.0 million, which was funded through the SAC Leasing G 280 line of credit. During the year ended December 31, 2023, the Company funded $27.0 million pursuant to the terms of the executed purchase agreements, of which $24.0 million was funded through SAC leasing G 280 Line of credit and $3.0 million was paid directly by the Company.

HondaJet

In 2022, the Company entered into aircraft purchase agreements with Honda Aircraft Company LLC, under which it paid $1.3 million of deposits for aircraft not yet delivered at December 31, 2023.

During the year ended December 31, 2023, the Company took delivery of three aircraft for a purchase price of $17.9 million.

In May 2023, the Company and Honda Aircraft Company, LLC entered into a HondaJet Fleet Purchase Agreement for the acquisition of twenty-three (23) HondaJet HA-420 Aircraft for a total aggregate purchase price of $161.1 million for delivery between the fourth fiscal quarter of 2024 and the fourth fiscal quarter of 2025. The Company took delivery of two aircraft related to this agreement. On September 10, 2024 the Company received notice from Honda Aircraft that the Honda FPA was terminated. Pursuant to the terms of the agreement, Honda Aircraft will retain the deposits that have previously been paid by the Company and the Company has to enter into individual purchase agreements for each aircraft for which a deposit had previously been paid. During the year ended December 31, 2024 the Company wrote-off the remaining deposit balance of $1.0 million and is recorded in selling, general, and administrative expenses.

NOTE 11 – EQUITY-METHOD INVESTMENT

The Company has the following equity method investments at December 31, 2023, in thousand:

December 31, 2023
Investment in Volato 158 LLC	$154
$154

The Company had one equity-method investment as of December 31, 2023: Volato 158 LLC, with a membership interest of 3.125%.

Volato 158 LLC

In August 2021, the Company executed an aircraft purchase agreement with Volato 158 LLC (“158 LLC”) and contributed an aircraft with a carrying amount of $4.2 million to 158 LLC for a 100% membership interest in 158 LLC. The investment in 158 LLC was initially consolidated as the Company had a controlling financial interest in 158 LLC until 2022 when the Company’s interest was reduced to 3.125%.

As of December 31, 2023, the Company had a remaining 3.125% interest in 158 LLC. In October 2024, the Company sold the interest in 158 LLC to flyExclusive. Based on its equity investment, the Company recorded a loss from its equity-method investment of $162 thousand and $3 thousand for the year ended December 31, 2024 and 2023, respectively.

F-23

NOTE 12 – REVOLVING LOAN AND PROMISSORY NOTE- RELATED PARTY

Revolving loan and promissory note with a related party consisted of the following at December 31, 2024 and December 31, 2023, in thousand:

	December 31, 2024	December 31, 2023
Dennis Liotta, March 2023 – 10% interest – promissory note due March 2024	—	1,000
Total notes from related party - current	$—	$1,000

Dennis Liotta - December 2021 Note

On December 9, 2021, the Company entered into a revolving loan agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $8.0 million that matured on January 1, 2023 (“December 2022 note”). The Company is required to make monthly payments of interest at a fixed rate of 4.0% per annum. The Company was required to make principal repayments at fixed scheduled dates. In the event of default, the entire unpaid principal balance together with all accrued but unpaid interest would become due and payable regardless of the maturity date. If the default occurs and remains uncured beyond the applicable grace period, then the entire unpaid principal balance shall bear interest at a default interest of 500 basis points (5%) over the regular interest or nine percent (9%). Events of default include the failure to make principal or interest payments when due, any judgement in excess of $500, indebtedness cross default, or bankruptcy proceedings.

In conjunction with the execution of the revolving note, both parties executed a security agreement, under which the Company granted a continuing security interest in all of the assets of the Company. The Company did not make its interest payments, thus triggering a default and increasing the interest rate to 9% plus an additional 5% on the missed payments.

The Company incurred approximately $370 thousand of interest and penalties during the three months ended March 31, 2023.

In the first quarter of 2023, the Company converted the unpaid principal balance of this revolving note and accrued interest into a convertible note for total principal balance of $6.0 million bearing interest at 4% and maturing on March 31, 2024. The notes were converted as part of the business combination.

Dennis Liotta - March 2023 note

On March 15, 2023, the Company entered into a promissory note agreement with Dennis Liotta, an affiliate of the Company, for a total amount of $1.0 million, with an effective date of February 27, 2023, which matured on March 31, 2024 (“March 2023 note”). The entire outstanding principal balance together with accrued but unpaid interest are due at the maturity date. The March 2023 note included a ten percent (10%) interest rate per annum. On April 1, 2024, the March 2023 note was paid in full. Promissory note from related party was zero and $1.0 million as of December 31, 2024, and December 31, 2023, respectively.

The Company incurred $23 thousand and $25 thousand of interest during the year ended December 31, 2024 and 2023, respectively.

F-24

NOTE 13 – UNSECURED CONVERTIBLE NOTES

Unsecured convertible notes consisted of the following at December 31, 2024 and December 31, 2023, in thousand:

	December 31, 2024	December 31, 2023
2024 unsecured convertible notes, 4% coupon, due December 2025	4,500	—
Less unamortized debt discounts	(450)	—

Total unsecured convertible notes, net of discount	$4,050	$—
Less current portion	(4,050)	—
Total unsecured convertible notes, net of discount non-current	$—	$—

2024 unsecured convertible notes due December 2025 - 2024 Convertible note

During the year ended December 31, 2024, the Company entered into a Securities Purchase Agreement (“Securities Purchase Agreement”). Under the Securities Purchase Agreement, the Company may issue a series of convertible notes the “2024 Convertible note” for an aggregate principal not to exceed $36.0 million. During the year ended December 31, 2024, the Company issued convertible notes in an aggregate principal amount of $4.5 million, of which $4.1 million was funded as of December 31, 2024, representing an original issue discount of ten percent. Interest is payable quarterly at the Company’s option shall either be (i) paid in cash; (ii) paid-in-kind in shares of common stock; or (iii) compound and become additional principal outstanding. The Company recorded $14 thousand of accrued interest expense in the year ended December 31, 2024.

In conjunction with the issuance of the notes, the Company incurred $450 thousand of closing financing costs, which are presented as an offset to the convertible notes in the consolidated balance sheets as of December 31, 2024.

The 2024 convertible note is accounted for as a single liability measured at fair value in accordance with ASC 825-10.

NOTE 14 – CREDIT FACILITY AND OTHER LOANS

Credit facility and other loans consisted of the following at December 31, 2024 and December 31, 2023, in thousand:

	December 31, 2024	December 31, 2023
SAC Leasing G280 LLC credit facility, 12.5% interest, net of deposits	$28,000	$27,750
Less discounts	(247)	(376)
Total credit facility, net of discount and deposits	$27,753	27,374

SAC Leasing G280 LLC Line of credit

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million with expected deliveries in 2024 and 2025, of which an aggregate amount of $48.0 million was funded and paid as of December 31, 2024, partially through a credit facility from SAC leasing G 280.

During the year ended December 31, 2024, the Company funded an additional $9.0 million through the SAC Leasing G280 credit facility. During the year ended December 31, 2023, the Company funded an aggregate amount of $27.0 million, of which $24.0 million was funded through a credit facility from SAC leasing and $3.0 million was paid in cash.

During the year ended December 31, 2024, the Company increased its SAC leasing G280 line of credit by $9.0 million offset by a repayment in the amount of $9.0 million, which brings the carrying balance at $28.0 million as of December 31, 2024.

F-25

The Company incurred $68 thousand and $548 thousand of incremental closing costs, which are reported as debt discount against the liability in the consolidated balance sheets as of December 31, 2024, and December 31, 2023, respectively.

During the year ended December 31, 2024 and 2023, the Company amortized to interest expense $197 thousand and $146 thousand of debt discount, respectively.

The maturity date is the earlier of the delivery date of the aircraft or September 14, 2025, which is thirty-five (35) months from the date of funding. The purchase agreement contracts were assigned to SAC G280 LLC as collateral on this credit facility.

During the year ended December 31, 2024 and 2023, the Company incurred approximately $4.2 million and $2.2 million of interest under this facility, respectively.

The Company entered into the pre-delivery payment agreement on October 5, 2022, with SAC Leasing G280, LLC to obtain loans in the aggregate amount of $40.5 million for the purchase of four (4) Gulfstream G280 aircraft to be delivered in 2024 and 2025. The Board of Directors consented to the participation of Coastal States Bank, as a syndicate lender in the financing of additional aircraft by SAC Leasing G280 LLC. On August 25, 2023, the Company and SAC Leasing V280, LLC entered into the first amendment to pre-delivery payment agreement. As of December 31, 2024, the Company had an aggregate amount of $28.5 million in promissory notes, of which 60% was solely to Coastal States Bank pursuant to the first amendment.

Term Loan

In July 2024, the Company entered into a business loan and security agreement (the “Loan”) with TVT Capital Sources LLC (the “Lender”), which provides for a term loan in the amount of $4.0 million. Net proceeds of $3.9 million were received by the Company and used to fund operations. The Loan bears interest at an annual percentage rate of 165% and matures on January 28, 2025, with principal and interest payments made weekly.

The Loan provides for events of default customary for term loans. As of December 31, 2024, the Company was in compliance with all covenants. The Loan is collateralized by all assets of the Company with the exception of the purchase agreements of G280 aircraft or any collateral pledged to SAC Leasing G280.

The Company incurred financing fees of $200 thousand, which were recorded as a direct discount to the debt and are being amortized over the term of the Loan. The Company amortized $164 thousand of financing fees in the year ended December 31, 2024. The Company recorded $1.7 million of interest expense related to the Loan in the year ended December 31, 2024.

In November 2024, the Company entered into an agreement with a third party to settle outstanding payables owed by the Company to designated vendors in exchange for a settlement amount in shares of common stock. As of December 31, 2024 in accordance with the agreement, the Company issued 639,720 shares for the payment of $1.475 million of principal and interest due to the Lender under the Loan and $725 thousand of payables related to a separate vendor. The Company recorded a $2.8 million loss on extinguishment of debt upon the settlement of each issuance equal to the fair value of the shares less the value of the shares calculated as of the closing stock price on the date of settlement.

NOTE 15 – RELATED PARTIES

Liotta Family Office, LLC

Liotta Family Office, LLC (“LFO”) is owned 20% by the Company’s Chief Executive officer, 60% owned by the father of the Company’s Chief Executive Officer, and 20% owned by the brother of the Company’s Chief Executive Officer. LFO currently owns, 74,372 Shares of Common Stock which represents 4% of the Company’s issued and outstanding Common Stock as of December 31, 2024.

F-26

During the year ended December 31, 2023, Liotta Family Office, LLC (“LFO”) entered into an unsecured promissory note for a total amount of $1.0 million (Note 12). The Company incurred approximately $23 thousand of interest during the year ended December 31, 2024. In April 2024, the promissory note and interest was paid in full.

Plane Co’s

The Company facilitated the formation of limited liability Plane Co’s, which are then funded by third party members prior to the sale and delivery of an aircraft purchased from Honda Aircraft that entered into the Company’s fractional program.

In October 2024, as part of the agreement with flyExclusive, Volato sold all of its interest in the Plane Co’s to flyExclusive.

The aggregate amount of revenue included in loss from discontinued operations generated from Plane Co’s totaled $3.1 million and $4.5 million for the year ended December 31, 2024 and 2023, respectively.

Expenses charged to the Company by Plane Co’s and included in loss from discontinued operations, totaled $2.8 million and $3.9 million for the year ended December 31, 2024 and 2023, respectively.

Balance due to Plane Co’s amounted to $4 thousand and $202 thousand as of December 31, 2024 and 2023, respectively.

NOTE 16 – INCOME TAXES

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that would impact the consolidated financial statements or related disclosures.

Deferred income tax assets and liabilities are computed annually for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company operated at a loss and the deferred tax asset is offset by a corresponding valuation allowance.

The net deferred tax assets and liabilities consist of the following amounts at December 31, 2024 and 2023, in thousands:

	2024	2023
Deferred Tax Assets
Allowance for doubtful Accounts	$—	$1
Investment in Plane Cos LLC	—	44
Loss carryforwards	18,398	11,521
Intangible	530	626
Interest expense limitations	2,484	659
Other	47	15
Total deferred tax assets	21,459	12,866
Deferred Tax Liabilities
Property and equipment depreciation	(25)	(74)
Valuation allowance	(21,738)	(13,096)
Total deferred tax liabilities	(21,763)	(13,170)
Net deferred tax assets (liabilities)	(305)	(305)

The Company has federal operating losses carryforward of approximately $73 million and $47 million available as of December 31, 2024 and 2023, respectively, to reduce future taxable income at the federal level, and it has net operating losses of approximately $68 million and $38 million at the state level, to offset $68 million and $38 million of future state taxable income, respectively.

F-27

A reconciliation from the statutory federal income tax rate to the effective income tax rate is as follows:

	2024	2023
Expected federal income taxes at statutory rate	21.00%	21.00%
State and local income taxes	4.54%	4.54%
Permanent differences	(3.76)%	(6.79)%
Change in valuation allowance	(21.35)%	(18.18)%
Other	0.82%	(0.69)%
Effective income tax rate	1.25%	(0.12)%

The primary differences between income tax expense attributable to continuing operations and the amount of income tax expense that would result from applying domestic federal statutory rates to income (loss) before income taxes relate to state income taxes, and the recognition of a valuation allowance for deferred income tax assets. The net deferred tax liabilities relate to long lived assets with an indefinite life.

NOTE 17 – SHAREHOLDERS’ EQUITY (DEFICIT)

On December 1, 2023, the Company filed its Second Amended and Restated Articles of Incorporation with the State of Delaware. Our Certificate of Incorporation initially authorized the issuance of 81,000,000 shares, consisting of 80,000,000 shares of Class A Common Stock, $0.0001 par value per share, and 1,000,000 shares of Preferred Stock, $0.0001 par value per share. On October 28, 2024, the Company filed an amendment to the Certificate of Incorporation to increase the number of authorized shares to 201,000,000 shares consisting of 200,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

On February 12, 2025, the Board unanimously approved the Reverse Stock Split of the Company’s Common Stock, at a ratio of 1-for-25. The Reverse Stock Split became effective on February 24, 2025, with no change in par value. All share amounts have been retroactively adjusted to account for the Reverse Stock Split as if it occurred at inception. The Reverse Stock Split did not have an affect on the Authorized Common Stock.

The Company has authorized stock which have been designated as follows:

	Number of Shares Authorized	Number of Shares Outstanding As of December 31, 2024	Par Value
Class A Common Stock	200,000,000	1,843,852	$0.0001
Preferred Stock	1,000,000	—	$0.0001

Preferred Stock

No shares of preferred stock have been issued as of December 31, 2024 and 2023.

Class A Common Stock

Conversion of preferred stock shares (Series Seed, Series A-1, Series A-2 and Series A-3) into the Company’s Class A Common Stock.

Series A-1 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 96,443 shares of Series A-1 for a total cash consideration of $24.2 million.

F-28

Following the business combination, the Company converted its 96,443 shares of Series A-1 preferred stock issued and outstanding into 97,898 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Series A-2 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 133,105 Series A-2 shares of preferred stock from the conversion of the 2022 convertible notes in the aggregate principal amount of $19.1 million and $0.8 million of accrued but unpaid interest based on an effective conversion price of $149.55.

Following the business combination, the Company converted the 133,105 shares of Series A-2 preferred stock issued and outstanding into 135,112 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Series A-3 Preferred Stock (Legacy Volato)

During the year ended December 31, 2023, the Company issued 82,025 Series A-3 shares of preferred stock from the conversion of the 2023 convertible notes in the aggregate principal amount of $18.4 million and $0.1 million of accrued but unpaid interest based on an effective conversion price of $225.00.

Following the business combination, the Company converted the 82,025 shares of Series A-3 preferred stock into 83,262 shares of Class A Common Stock of Volato Group, Inc. based on an exchange ratio of 1.01508.

Conversion of PACI Class B Founder Shares into the Company’s Class A common stock

The shares of Class B common stock automatically converted into Class A common stock at the time of the closing of the business combination. Upon the business combination, the Company converted 275,343 shares of Class B common stock into an equivalent number of the Company’s shares of Class A common stock.

Conversion of PACI Class A Public Shares into the Company’s Class A common stock.

The Company converted 70,696 shares of non-redeemed PACI public shares into an equivalent number of Shares of Class A Common Stock of the Company following the business combination.

Issuance of Class A common Stock

In November 2024, the Company entered into an agreement with a third party to settle outstanding payables owed by the Company to designated vendors in exchange for a settlement amount in shares of common stock. As of December 31, 2024 in accordance with the agreement, the Company issued 639,720 shares for the payment of $2.2 million of outstanding payables. The Company recorded a $2.8 million loss on extinguishment of debt upon the settlement of each issuance equal to the fair value of the shares less the value of the shares calculated as of the closing stock price on the date of settlement.

Stock Options - Equity Incentive Plans

Summary of the 2023 Plan

The 2023 Stock Incentive Plan (the “2023 Plan”) was approved at the special meeting of the shareholders of the Company on November 28, 2023. The 2023 Plan provides for the grant of stock options (both incentive stock options and non-qualified stock options) stock appreciation rights, restricted stock, restricted stock units, performance-based awards, and other stock- and cash-based awards. The Company has reserved a pool of shares of Common Stock for issuance pursuant to awards under the 2023 Plan equal to 224,348 shares. As of December 31, 2024 the Company had 192,053 shares available for issuance.

F-29

Summary of the 2021 Plan

As of the effective date of the business combination, each then-outstanding unexercised option (whether vested or unvested) to purchase shares of Legacy Volato Common Stock granted under the 2021 Plan was assumed by Volato Group and shall be converted into a stock option (a “Volato Group option”) to acquire shares of Class A Common Stock of Volato Group, par value $0.0001 per share, in accordance with the business combination agreement.

The 2021 Plan became effective on August 13, 2021, and was in effect until November 20, 2023. No awards were granted under the 2021 Plan after the 2023 Plan Effective Date. Awards granted under the 2021 Plan that will be outstanding on the 2023 Plan Effective Date will be accelerated or continued in accordance with their terms subject to vesting schedules pursuant to the applicable restricted stock award agreement or option agreement.

The balance and activity of all stock options outstanding as of December 31, 2024, and 2023, is as follows:

	Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding at December 31, 2022	100,305	$3.50	9.4
Granted	15,309	$205.25
Cancelled	(12,551)	$5.50
Exercised	(8,296)	$3.00
Outstanding at December 31, 2023	94,767	$35.75	8.8
Granted	34,370	$12.76
Cancelled	(77,910)	$43.57
Exercised	(32,613)	$3.63
Outstanding as of December 31, 2024	18,614	$5.59	7.5
Exercisable as of December 31, 2024	15,360	$4.03

The following table summarizes the range of exercise price, weighted average remaining contractual life (“Life”) and weighted average exercise price (“Price”) for all stock options outstanding as of December 31, 2024:

	Options Outstanding
Exercise Price	Shares	Life (in years)
$3.00	1,763	6.6
$3.50	13,562	7.2
$12.50	3,230	9.4
$177.75	44	0.0
$210.00	15	5.4
	18,614	7.5

The Black-Scholes option pricing model is used by the Company to determine the weighted-average fair value of share-based payments. The weighted average grant date fair value of stock options issued during the year ended December 31, 2024 and 2023, was $6.57 and $95.25 per share, respectively. The Company’s recognizes forfeitures as they occur.

F-30

The fair value of stock options on the grant date was determined using the following weighted-average assumptions during the year ended December 31, 2024 and 2023:

	For The Year Ending December 31,
	2024	2023
Expected term	5.8 - 6.25 years	2-6 years
Expected volatility	68%	30% - 71%
Expected dividends	None	None
Risk-free interest rate	3.8% - 4.5%	3.6%-4.6%
Forfeitures	None	None

As of December 31, 2024, the unrecognized compensation cost related to non-vested awards was $0.2 million and is expected to be recognized over a weighted average period of 1.9 years.

Restricted Stock

In June, 2024 the Company issued time-based restricted stock units and performance-based restricted stock units with market conditions that vest upon the Company’s Common Stock achieving a specific price per share.

Restricted stock unit activity for the period presented is as follows:

	Restricted Stock Units	Weighted Average Grant Date Fair Value
Outstanding at December 31, 2023	—	$—
Granted	65,171	16.47
Vested	(7,355)	18.75
Forfeited	(28,736)	18.75
Outstanding at December 31, 2024	29,080	$13.64

The performance-based restricted stock units with market conditions was determined using a Monte Carlo simulation model.

As of December 31, 2024, unrecognized compensation expense for time based restricted stock units was $241 thousand and is expected to be recognized over the next 2.45 years.

Stock based compensation expense was $211 thousand and $82 thousand for the year ended December 31, 2024 and 2023, respectively.

Warrants

As of December 31, 2024 and 2023, there were 552,000 public warrants (note 4) and 609,195 private placement warrants issued and outstanding.

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Private placement warrants

Simultaneously with the closing of the Initial Public Offering by PACI in 2021, the Company f/k/a Proof Acquisition Corp I consummated the private placement of 609,195 private placement warrants at a price of $25.00 per private placement warrant to the sponsor and Blackrock. Each private placement warrant is exercisable for one whole share of Class A common stock at a price of $287.50 per share. Such private warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by the Company. The private warrants are all exercisable as of December 31, 2024. There was no activity during the years ended December 31, 2024 and 2023.

Public warrants

Pursuant to the Initial Public Offering by PACI in 2021, the Company sold 1,104,000 Units at a price of $250.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one redeemable warrant. Each whole public warrant entitles the holder to purchase one share of Class A common stock at a price of $287.50 per share, subject to adjustment. A majority of the shares were redeemed before the merger transaction, but the warrants remain. As a result there are 552,000 warrants outstanding as of December 31, 2023.

The public warrants will become exercisable on the later of (a) 30 days after the completion of a business combination and (b) 12 months from the closing of the Initial Public Offering. The public warrants will expire five years after the completion of a business combination or earlier upon redemption or liquidation. The public warrants are all exercisable as of December 31, 2023. There was no activity during the years ended December 31, 2023 and 2022.

The following table is a summary of the Company’s warrant activity during the years ended December 31, 2024:

	Warrants	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)
Outstanding as of January 1, 2023	1,161,195	$287.50	5
Granted	—
Cancelled	—
Exercised	—
Outstanding as of December 31, 2024	1,161,195	$287.50	3.92 years
Exercisable as of December 31, 2024	1,161,195

NOTE 18 – COMMITMENT AND CONTINGENCIES

Honda May 2023 Purchase Agreement

On May 5, 2023, the Company entered into a HondaJet Fleet Purchase Agreement with Honda Aircraft Company. LLC, for the purchase and delivery of twenty-three (23) HondaJet HA-420 Aircraft for a total estimated purchase price of $161.1 million with expected delivery between the fourth fiscal quarter of 2024 and the fourth fiscal quarter of 2025. The Company took delivery and sold two aircraft related to this agreement. On September 10, 2024, the Company received notice from Honda Aircraft that the Honda FPA was terminated. Pursuant to the terms of the agreement, Honda Aircraft will retain the deposits that have been previously paid by the Company and the Company has to enter into individual purchase agreements for each aircraft for which a deposit had previously been paid. During the year ended December 31, 2024, the Company recorded a charge for the remaining deposit balance of $1.0 million which is recorded in selling general and administrative expenses.

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Gulfstream Aerospace, LP

During the year ended December 31, 2022, the Company executed a series of purchase agreements with Gulfstream Aerospace, LP for the acquisition of four (4) Gulfstream G-280 aircraft for total consideration of $79.0 million and with expected deliveries in 2024 through 2025, for which the Company made prepayments totaling $48.0 million and $39.0 million as of December 31, 2024, and December 31, 2023, respectively. The $48.0 million is non-refundable, except in some specific circumstances, and would serve as consideration for liquidated damages of $3.0 million per aircraft should the purchase agreement be terminated by the Company.

During the year ended December 31, 2024, the Company made additional payments of $9.0 million towards these agreements, of which $9.0 million was funded through the SAC Leasing G280 LLC credit facility. In September 2024, the Company took delivery of one Gulfstream G280 and received $12.0 million in deposits related to the aircraft, of which $9.0 million paid down the SAC Leasing G280 line of credit and $3.0 million was retained by the Company. In the first quarter of 2025, an addition $12 million in deposits was received as a result of the delivery of the second Gulfstream G280 and the return of $9 million in deposits related to the fourth Gulfstream G280. The $9 million in returned deposits were used to pay down the SAC Leasing G280 line of credit.

Future minimum payments under the purchase agreements with Gulfstream Aerospace, LP at December 31, 2024, are as follows, in thousands:

For the twelve months ended December 31,	Gulfstream G280 Fleet
2025	26,270
Total expected contractual payments	$26,270

The Company has a credit facility in place with SAC Leasing G280 LLC to fund $40.5 million of the original $79.0 million due under these purchase agreements with Gulfstream Aerospace LP. The remaining balance to be funded by SAC Leasing G280 LLC is zero as of December 31, 2024.

Operating Leases

The Company leases property and equipment under operating leases. For leases with terms greater than 12 months, the Company records the related assets and obligations at the present value of the lease payments over the lease term. Many of the leases contain renewal options and/or termination options that are factored into our determination of lease payments when appropriate. The Company uses its incremental borrowing rate to discount lease payments to present value, as the rates implicit in its leases are not readily determinable. The incremental borrowing rate is based on the estimated interest rate for collateralized borrowing over a similar term of the lease at the commencement date.

Aircraft Leases

During 2023, the Company began leasing an aircraft with a term of five years which has fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

Lease expense is recognized on a straight-line basis over the lease term. Lease expense related to this lease consisting of fixed and variable lease costs was $78 thousand and $469 thousand for the years ended December 31, 2024 and 2023, respectively.

Additionally, the Company leases other aircraft under operating leases with remaining terms ranging from one to five years. These leases require lease payments that are variable and are dependent on flight hours that generate charter revenues, with no minimum lease payment commitments. Because of the variable nature of the lease payments, these leases are not recorded on our consolidated balance sheets as ROU assets and lease liabilities. Certain leases have renewal options to extend lease terms for additional periods ranging from three to twelve months.

Some of the aircraft leases have lease terms of 12 months or less. The Company has made a policy election to classify lease agreements with a lease term of 12 months or less as short-term leases. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term election. The Company recognizes short-term lease costs on a straight-line basis over the lease term and accrues the difference each period between the amount expensed and the amount paid.

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Variable lease costs associated with the aircraft operating leases were $7.7 million and $12.9 million for the years ended December 31, 2024, and 2023, respectively. Short-term lease costs on the aircraft leases were $196 thousand and $617 thousand for the years ended December 31, 2024, and 2023, respectively.

As of December 31, 2024, the Company had terminated all the aircraft leases as part of the flyExclusive agreement.

Airport Facilities

Our facilities leases are for space at airports throughout the south with remaining terms ranging from one to eleven months. These leases consist of hangar space and office space. The leases have lease terms of 12 months or less. Accordingly, the Company has not recognized right-of-use assets or lease liabilities related to these lease agreements pursuant to the short-term lease election. The Company has made a policy election to not separate lease and non-lease components for these facility leases. Short-term lease costs related to these leases were $70 thousand and $71 thousand for the years ended December 31, 2024, and 2023, respectively.

In January 2024, the Company began leasing space for aircraft with a term of 5 years with fixed lease payments. The Company recognized an operating lease liability in the amount of the net present value of the future minimum lease payments, and a right-of-use asset. The discount rate used for this lease was 12%, which was determined to be the incremental borrowing rate based on comparative secured financing in the marketplace at the inception of the fixed lease payments.

Future estimated minimum lease payments by year and in aggregate, under the Company’s fixed payment operating lease consisted of the following at December 31, 2024:

For the years ended December 31,	Operating Leases
2025	$56,533
2026	56,533
2027	56,533
2028	37,689
TOTAL	207,288

Sale-Leaseback Transactions

The Company entered into $15.7 million of sales-leaseback transactions related to aircraft during the years ended December 31, 2023. No sales-leaseback transactions occurred in 2024. The Company recorded gains of $3.4 million associated with these transactions, for the years ended December 31, 2023. Gains are recorded in gross profit in the consolidated statements of operations. The leases of the aircraft assets are operating leases which incur variable lease costs based upon usage as described above. These lease costs are expensed as incurred.

Legal Contingencies

From time to time, the Company receives claims of and becomes subject to consumer protection, employment, intellectual property and other commercial litigation related to the conduct and operation of the Company’s business. In connection with such litigation, the Company may be subject to significant damages. We may also be subject to equitable remedies and penalties. Such litigation could be costly and time consuming and could divert or distract Company management and key personnel from its business operations. The Company is currently the defendant in suits brought by vendors, customers and suits related to the transfer of the flight operations and leases to flyExclusive and does not currently believe that any of its outstanding litigation will have a material adverse effect on its financial statements or business. However, due to the uncertainty of litigation and depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect the Company’s business, results of operations, financial position, or cash flows.

In the Tampa Division of the U.S. District Court, in and for the Middle District of Florida on September 12, 2024, Joshua G. Newsteder, LouAnn Gray, and those similarly situated (the “Plaintiffs”) filed suit against the Volato Group, Inc. and Volato, Inc.(the “Defendants”) citing various allegations including that the termination of employment of 230 employees that occurred on August 30, 2024 violated requirements of the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et. seq. (“WARN Act”) (collectively, the “Dispute”). Plaintiffs are seeking unpaid wages or salary, benefits and other relief deemed by the court as just and proper. Volato Group, Inc. and Volato, Inc. deny all allegations. Current range of loss can not be estimated.

NOTE 19 – SUBSEQUENT EVENTS

Management has evaluated events that have occurred subsequent to the date of these consolidated financial statements and has determined that, other than those listed below, no such reportable subsequent events exist through March 31, 2025, the date the consolidated audited financial statements were issued in accordance with FASB ASC Topic 855, “Subsequent Events.”

On February 12, 2025, the Board unanimously approved the Reverse Stock Split of the Company’s Common Stock, at a ratio of 1-for-25. The Reverse Stock Split became effective on February 24, 2025, with no change in par value. All share amounts have been retroactively adjusted to account for the Reverse Stock Split as if it occurred at inception. The Reverse Stock Split did not have an affect on the Authorized Common Stock.

On March 20, 2025 the Company sold GC Aviation, Inc., which holds the FAA Part 135 certificate for $2.0 million, of which $1.8 million is a note receivable.

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Prospectus

Up to 4,067,553 Shares of Common Stock

         , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table presents the costs and expenses in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, payable by us in connection with the sale of Common Stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimates except the SEC registration fee.

Amount Paid or to Be Paid
SEC registration fee	$—
Accounting fees and expenses	$30,000
Legal fees and expenses	$25,000
Printing fees and expenses	$5,000
Total	$60,000

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director or officer of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except where the director or officer breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit, or where the action is by or in the right of the corporation. Our Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted in respect of any claim as to which the person has been adjudged to be liable to the corporation unless the applicable court determines that the person is, nonetheless, fairly and reasonably entitled to indemnity for such expenses which such court deems proper. Our Bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We have entered into indemnification agreements with each of our directors and the NEOs. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our directors and the NEOs against certain liabilities that may arise by reason of their status or service as directors or executive officers, to the fullest extent permitted by law.

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The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our Certificate of Incorporation and Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify or advance expenses to a director or officer in respect of a proceeding (or part thereof) initiated by such director or officer, unless such proceeding (or part thereof) was authorized by the Board.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. We currently maintain and expect to continue to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers. Additionally, certain of our non-employee directors may, through their relationships with their respective employers, be insured or indemnified against certain liabilities incurred in their capacity as members of the Board.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such director has notice of the unlawful acts.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions. Ultimately, we believe that these provisions, the insurance, and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 15. Recent Sales of Unregistered Securities

Forward Purchase Agreement

On November 28, 2023, the Company, Volato, Inc., and Vellar Opportunities Fund Master, Ltd. (“Seller”), entered into an agreement (the “Forward Purchase Agreement”) for an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Transaction”). Pursuant to the terms of the Forward Purchase Agreement, the Seller could purchase, prior to the closing, up to 2.0 million shares (the “Maximum Number of Shares”) of the Company from third parties through a broker in the open market. The Number of Shares (as defined in the Forward Purchase Agreement) subject to the Forward Purchase Agreement could be reduction following a termination of the Forward Purchase Agreement with respect to such shares as described under “Optional Early Termination” in the respective Forward Purchase Agreement.

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Under the Forward Purchase Agreement the Seller was paid directly an aggregate cash amount equal to the product of (i) the number of shares as set forth in the pricing date notice and (ii) the redemption price paid by the Company on the Closing date to holders of its common stock who exercised their redemption rights in connection with the Business Combination.

In July 2024, Seller notified the Company of the termination of the Forward Purchase Agreement, following a delivery of a notice establishing the Valuation Date (as defined in the Forward Purchase Agreement); upon termination, Seller was not obligated to pay the Company a cash amount.

The securities issued in connection with the Forward Purchase Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act

Settlement Agreement

On November 4, 2024, we entered into a Settlement Agreement and Stipulation (the “Settlement Agreement”) with Sunpeak Holdings Corporation (“SHC”), which became effective on November 6, 2024, to settle outstanding claims owed to SHC. Pursuant to the Settlement Agreement, SHC agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling approximately $4.7 million (the “Claims”) and will exchange such Claims for a settlement amount payable in shares of Common Stock (the “Settlement Shares”). The Settlement Shares are priced at the closing price of the Company’s Common Stock on November 4, 2024, subject to adjustment pursuant to the terms of the Settlement Agreement. The Company also agreed to issue to SHC, on the issuance date(s), 100,000 freely trading shares of Common Stock pursuant to Section 3(a)(10) of the Securities Act a as a settlement fee (the “Settlement Fee Shares”).

In the event the market price of the Company’s Common Stock decreases to or below $0.05 per share or if at any time, the thirty day average volume of the trading of the Company’s Common Stock drops to or below 50,000 shares per day, then either the Company or SHC may declare a default. The Settlement Agreement and the issuance of the Settlement Shares was approved by the Circuit Court of the Twelfth Judicial Circuit Court for Manatee County, Florida (the “Court”) on November 6, 2024, 2024 (Case No. 2024 CA 1733). The Court entered an Order confirming the fairness of the terms and conditions of the Settlement Agreement and the issuance of the Settlement Shares.

The issuance of Settlement Shares and Settlement Fee Shares was made in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act, which exempts from registration any securities issued in exchange for one or more outstanding securities, claims or property interests where the terms and conditions of such issuance and exchange are approved by a court of competent jurisdiction after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear.

Securities Purchase Agreement

On December 4, 2024, we entered into the SPA and certain related transaction documents with the Selling Stockholder. In accordance with the SPA, the Company agreed to issue the SPA Notes in an aggregate original principal amount of up to $36,000,000, which SPA Notes will be convertible into shares of Common Stock. On December 4, 2024, the Company issued the First Tranche Note to the Selling Stockholder in an aggregate principal amount of $4,500,000 at the Initial Closing for a purchase price of $4,050,000, representing an original issue discount of ten percent (10%), and which matures on December 4, 2025.

The Company offered and will issue the Notes, and the shares of common stock issuable pursuant to the Notes, in reliance upon the exemptions from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

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Item 16. Exhibits

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of August 1, 2023, by and among PROOF Acquisition Corp I, PACI Merger Corp, Inc., and Volato, Inc. (included as Annex A to the Company’s Registration Statement on Form S-4 (File No. 333-274082), filed with the Securities and Exchange Commission on August 18, 2023).

3.1*	Second Amended and Restated Certificate of Incorporation of Volato Group, Inc., as amended through February 19, 2025.

3.2	Third Amended and Restated Bylaws of Volato Group, Inc., as amended through October 10, 2024 (incorporated by reference from Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2025).

4.1	Specimen Class A Common Stock Certificate of Volato Group, Inc (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

4.2	Specimen Warrant Certificate (Incorporated by reference to the corresponding exhibit the Company’s Registration Statement on Form S-l (File No. 333-261015), filed with the SEC on November 12, 2021).

4.3	Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, dated as of December 17, 2020 (Incorporated by reference to exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-41104), filed with the SEC on December 6, 2021).

4.4	Form of 10% Original Issue Discount Senior Unsecured Convertible Promissory Note (incorporated by reference from Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 5, 2024).

5.1*	Opinion of Dykema Gossett PLLC.

10.1#	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Mark Heinen (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.2#	Employment Agreement, dated December 1, 2023, between Volato Group, Inc., Volato, Inc. and Matthew Liotta (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on December 7, 2023).

10.3#	Form of Employee Invention Assignment, Restrictive Covenants, and Confidentiality Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on January 16, 2024).

10.4#	Form of Restricted Stock Unit Agreement (incorporated by reference herein from the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 14, 2024).

10.5	Aircraft Purchase and Sale Agreement, dated as of August 9, 2024, between Volato, Inc. and TVPX Aircraft Solutions, Inc. (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2024).

10.6	Aircraft Lease Agreement (S/N 2282), dated as of August 9, 2024, between Volato, Inc. and TVPX Aircraft Solutions, Inc. (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2024).

10.7#	Form of Indemnification Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2024).

10.8#	Form of Stock Option Agreement (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 29, 2024).

10.9	Business Loan and Security Agreement, dated July 26, 2024, between Volato, Inc. and TVT Capital Source LLC (incorporated by reference herein from the Company’s Current Report on Form 8-K filed with the SEC on August 1, 2024).

10.10	Aircraft Management Services Agreement, dated September 2, 2024, between flyExclusive, Inc. and Volato Group, Inc. (incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2024).

10.11	Settlement Agreement and Stipulation dated November 4, 2024 by and between Volato Inc. and Sunpeak Holdings Corporation (incorporated by reference herein from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 8, 2024).

10.12*	Securities Purchase Agreement between the Company and JAK Opportunities IX, LLC, dated December 4, 2024.

10.13*	Registration Rights Agreement between the Company and JAK Opportunities IX, LLC, dated December 4, 2024.

16.1	Letter from Rose, Snyder & Jacobs LLP, dated as of April 04, 2025 (incorporated by reference herein from Exhibit 16.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2025).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2025).

23.1*	Consent of Rose Snyder Jacobs, LLP.

23.2*	Consent of Dykema Gossett PLLC (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of this Registration Statement).

107*	Filing Fee Table.

*	Filed herewith.

#	Indicates management contract or compensatory pan or arrangement.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chamblee, State of Georgia, on May 7, 2025.

VOLATO GROUP, INC.

By:	/s/ Matthew Liotta
Matthew Liotta
Chief Executive Officer
(Principal Executive Officer)

Each person whose signature appears below appoints Matthew Liotta and Mark Heinen, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Liotta	Chief Executive Officer and Director	May 7, 2025
Matthew Liotta	(Principal Executive Officer)

/s/ Mark Heinen	Chief Financial Officer	May 7, 2025
Mark Heinen	(Principal Financial Officer)

/s/ Leslie Miller	Chief Accounting Officer	May 7, 2025
Leslie Miller	(Principal Accounting Officer)

/s/ Christopher Burger	Director	May 7, 2025
Christopher Burger

/s/ Nicholas Cooper	Director	May 7, 2025
Nicholas Cooper

/s/ Michael Nichols	Director	May 7, 2025
Michael Nichols

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